Exhibit 99.13

PartyGaming Plc Annual Report 2009

Winning formula

PartyGaming
09

Contents

Key to other items in this report
Throughout this report you will find the following icons drawing your attention to particular points of interest

Key facts

Case study

New in 2009

Overview

02	Our business story
03	Our performance
04	Our games
06	Delivering our strategy
16	Chairman’s statement
18	Chief Executive’s review

Business review

42	Review of 2009
61	Our markets, products and brands
71	Our risks
74	Our values
– Responsibility
77	Our relationships
– Customers and responsible gaming
– Employees
– Suppliers
– Environment and community
– Shareholders and other providers of capital

Governance

88	Board of Directors
90	Directors’ report
94	Corporate governance statement
98	Report of the Nominations Committee
99	Report of the Audit Committee
101	Report of the Ethics Committee
102	Remuneration report
116	Directors’ responsibility statement

Financial statements

118	Independent auditors’ report
120	Consolidated statement of comprehensive income
121	Consolidated statement of financial position
122	Consolidated statement of changes in equity
123	Consolidated statement of cashflows
124	Notes to the consolidated financial statements
153	Company statement of financial position
154	Company statement of changes in equity
154	Company statement of cashflows

Other information

155	Shareholder information
158	Notice of AGM
162	Glossary and Definitions A–Z

Inside this
report...

Leaders of the pack

We have secured market-leading positions in three out of our four product verticals

60

29

The big growth question

Find out how we plan to
increase revenue in 2010

PartyGaming Plc Annual Report 2009

Overview	01

Business review

Governance

Financial statements

Other information

Governance
Our Board retains a clear view on all aspects of our business
87

Staying ahead of our competitors requires a coherent strategy and a dynamic business model. Innovation, localisation and determination are just a few of the key components for success. Having fine-tuned our operations in 2009, we are deploying our winning formula to stay in front in 2010.

A smart operator
Being smart is not about appearances, it’s about being responsible regarding all our stakeholders
73

PartyGaming Plc Annual Report 2009

02

Our business story

Welcome to our 2009 Annual Report. The next four pages provide a snapshot of our business story. Let’s begin...

Some key facts

PartyGaming is the world’s leading listed online gaming company

Listed on the London Stock Exchange in June 2005 (ticker: PRTY)

Regulated and licensed by the Governments of Gibraltar and Italy and by the Alderney Gambling Control Commission, the Group has approximately 1,300 employees

We offer a broad suite of online games including poker, casino, bingo and sports betting

A leading provider of B2B services through commercial alliances around the world

2009 highlights

–	Acquisition of Cashcade for an initial consideration of £71.9 million

–	Addition of eight B2B customers

–	80 games added to our platform

–	Acquisition of World Poker Tour for $12.3 million*

–	Non-Prosecution Agreement with US authorities

–	Winner of eGaming Review’s ‘Poker Operator of the Year’ and ‘Bingo Operator of the Year’

What next in 2010?

Returning poker to growth

See page 30

Expanding our successful B2B franchise

See page 34

Using M&A to transform the shape and scale of our business

See page 38

* Plus an ongoing revenue share agreement.

PartyGaming Plc Annual Report 2009

Overview	03

Business review

Governance

Financial statements

Other information

Our business story...
Our performance

Total revenue

Performance $m

Game segmentation

	2009 $m	2008 $m	Change %

Poker~	196.7	274.0	(28)

Casino	196.2	175.0	12

Bingo	32.8	5.9	456

Sports Betting	19.0	18.0	6

Other revenue+	1.5	0.0	n/a

Total	446.2	472.9	(6)

Clean EBITDA#

Performance $m

Game segmentation

	2009 $m	2008 $m	Change %

Poker~	42.8	76.1	(44)

Casino	74.4	65.7	13

Bingo	13.4	0.3	4,367

Sports Betting	5.8	5.1	14

Unallocated	(1.4)	(3.0)	(53)

Total	135.0	144.2	(6)

Total revenue	Clean EBITDA#	Clean EBITDA# margin	Clean EPS#

$446.2m	$135.0m	30.3%	21.5c
(2008: $472.9m)	(2008: $144.2m)	(2008: 30.5%)	(2008: 24.9c)

~	Including backgammon.

+	Other revenue consists primarily of revenue from network services and fees from broadcasting, hosting and subscriptions.

#	Before the provision for costs associated with the Group’s Non-Prosecution Agreement, reorganisation costs and non-cash charges relating to share-based payments.

PartyGaming Plc Annual Report 2009

04

Our business story...
Our games

Our aim is to secure leading
positions in each of our four
product verticals

Poker
In 2009, we regained our position as the largest pool of poker liquidity#. PartyPoker, our best-known product, is supported by third-party brands under B2B agreements.

	2009	2008

Net revenue	$196.7m	$274.0m

Clean EBITDA	$42.8m	$76.1m

% of revenue	44%	58%

% of Clean EBITDA	32%	53%

Unique active players*	438,400	453,800

Average daily revenue	$538,900	$748,800

In 2009, PartyPoker hosted over 598 million hands of poker

Fact file	2009		2008

Amount wagered	$14.3bn		$18.5bn

Languages	14		12

Currencies	$, €	$

Casino
PartyCasino is the world’s largest online casino offering slots, blackjack, roulette and a broad range of other games.

	2009	2008

Net revenue	$196.2m	$175.0m

Clean EBITDA	$74.4m	$65.7m

% of revenue	44%	37%

% of Clean EBITDA	55%	46%

Unique active players*	170,700	210,300

Average daily revenue	$537,500	$478,100

By the end of 2009, we had over 145 games on offer in PartyCasino

Fact file	2009	2008

Amount wagered	$7.5bn	$8.0bn

Languages	10	8

Currencies	$, €, £	$, €, £

#	Excluding US-facing sites.

*	Total during fourth quarter.

PartyGaming Plc Annual Report 2009

Overview	05

Business review

Governance

Financial statements

Other information

Bingo

Following the purchase of Cashcade in 2009, Foxy Bingo, PartyBingo and Cheeky Bingo are now the Group’s main bingo sites, supported by white label sites that are focused on specific geographic markets.

	2009	2008

Net revenue	$32.8m	$5.9m

Clean EBITDA	$13.4m	$0.3m

% of revenue	7%	1%

% of Clean EBITDA	10%	0%

Unique active players*	182,700	21,000

Average daily revenue	$89,900	$16,100

In 2009, we boosted our position in online bingo with the acquisition of Cashcade, the UK market leader

Fact file	2009	2008

Amount wagered	$600m	$26m

Languages	4	4

Currencies	$, €, £	$, €, £

Sports Betting
PartyBets and Gamebookers offer odds on up to 25 different sports as well as live betting on up to 44 events per day.

	2009	2008

Net revenue	$19.0m	$18.0m

Clean EBITDA	$5.8m	$5.1m

% of revenue	4%	4%

% of Clean EBITDA	4%	4%

Unique active players*	85,700	83,000

Average daily revenue	$52,100	$48,800

In 2009, we added 115,000 new player sign-ups to PartyBets and Gamebookers

Fact file	2009	2008

Amount wagered	$495m	$539m

Languages	10	10

Currencies	$, €, £	$, €, £

* Total during fourth quarter.

PartyGaming Plc Annual Report 2009

06

Delivering our strategy

Our strategy and
success drivers

Our strategy:

Grow the player base
Continue to sign-up large numbers of new customers through a variety of channels and retain them through effective loyalty programmes and great customer service.

See page 08

Localise the customer offer
Improve access for customers around the world by making our games available in different languages and currencies as well as providing localised promotions and customer support.

See page 10

Broaden the product base
Draw upon our in-house and third-party expertise to add exciting new games and features that can be offered across our integrated platform.

See page 12

Act responsibly
Develop our operations within the confines of a rigorous code of ethics and responsible business practice.

See page 14

...supported by our success drivers:

Operational excellence
We are focused on delivering the world’s best online gaming products and services and this means paying attention to every aspect of our day-to-day operations.

Delight the customer
This is our primary focus in everything we do. We offer great gaming entertainment in a safe and secure environment.

...whilst managing our key risks:

Maintaining a reliable and secure technology platform for our customers.

Managing regulatory compliance in jurisdictions around the world.

PartyGaming Plc Annual Report 2009

Overview	07

Business review

Governance

Financial statements

Other information

Leverage our assets
Our business has enormous potential. In addition to our B2C franchise, we now offer B2B and B2G services, working our assets harder to generate long-term value.

Leverage the assets of others
Combining our own infrastructure and skills with those of others, we can create additional value for our shareholders.

Ensuring we remain competitive given an unlevel playing field in poker.

Retaining a tax-efficient structure for the Group and its constituent companies.

See page 71

Over the following pages we provide some examples of our strategy at work, outlining how we have performed against what we said we would do in 2009, where we can improve and our plans for 2010.

Let’s take a look at our strategy and success drivers in action...

PartyGaming Plc Annual Report 2009

08

Delivering our strategy

Adding players to
our system is a key
revenue driver

Fox hunting
The acquisition of Cashcade in July 2009 brought with it some of the most successful brands in online bingo, including Foxy Bingo.

Grow the
player base

How we do it

Operational excellence
–	Corporate alliances
–	Innovative marketing
–	Global affiliate network

Delight the customer
–	Product innovation and development
–	Safe and secure payments
–	PartyAcademy, our poker school
–	Excellent VIP and loyalty programmes

Leverage our assets
–	White labels
–	Network services

Leverage the assets of others
–	Use of white label brands
–	Licensing of international brands and products
–	Mergers and acquisitions

What we said we would do in 2009

–	More balanced approach to new sign-ups with increased focus on pure casino players
–	Development of a dedicated affiliate network for casino
–	Additional sign-ups from B2B partners
–	Development of government-sponsored business
–	Be an active participant in industry consolidation

What we actually did

–	Increased casino sign-ups by 29% and total sign-ups by 27%
–	Launched casino affiliate programme
–	Launched five services for B2B alliances
–	Acquired Cashcade and the World Poker Tour

PartyGaming Plc Annual Report 2009

Overview	09

Business review

Governance

Financial statements

Other information

Raising the bar
We lifted our casino sign-ups in 2009 by 29% to 103,000.

Forza Italia!
Our Italian poker network has made great progress following its launch in 2009 with the addition of both INTRALOT and Fueps as B2B customers.

How we have performed

Consolidated real money sign-ups’ 000

Plans for 2010

–	Grow casino sign-ups on the back of dedicated marketing campaigns
–	Push Cashcade, WPT and Party brands into international markets
–	Add more B2B and B2G customers that will also drive new player sign-ups
–	Convert more visitors into real money customers
–	Maintain tight controls over player bonus costs

PartyGaming Plc Annual Report 2009

10

Delivering our strategy

Increasing the appeal
of our offer through
multiple language and
currency options

Loads-a-lolly
We provide a wide range of deposit options for our customers in a variety of currencies.

Localise the customer offer

How we do it

Operational excellence
–	Dedicated country managers who are nationals of that territory
–	Tailored marketing and programming for key territories

Delight the customer
–	Multi-lingual offering in up to 14 languages
–	Multi-currency offering in US dollars, euros and sterling

Leverage our assets
–	Addition of multi-lingual customer service to existing operations
–	Multiple payment options

Leverage the assets of others
–	Alliances with strong regional brands

What we said we would do in 2009

–	Launch more multi-lingual versions of the Group’s products
–	Increase the languages supported by customer services
–	Leverage international relationships
–	Build local relationships to win government business

What we actually did

–	Launched live-dealer versions of our games that appeal to Asian players
–	Launched multi-currency and multi-lingual bingo rooms
–	Added three languages to our PartyPartners affiliate programme
–	Recruited Giancarlo Fisichella, former Italian F1 driver to promote our poker business in Italy
–	Increased offering from 12 to 14 languages

PartyGaming Plc Annual Report 2009

Overview	11

Business review

Governance

Financial statements

Other information

Italian exposure
INTRALOT and Fueps, our two B2B customers in Italy, represent over 40% of our total Italian poker liquidity.

The French Connection
We plan to offer both B2B and B2C offerings in our poker network when the French market opens – expected in 2010.

How we have performed

Quarterly split of revenue by region%

Plans for 2010

–	Dedicated land-based WPT/Party-sponsored tournaments in Europe
–	Launch cash game poker, casino games and bingo in Italy
–	Launch poker in France under the new licensing regime
–	Roll-out bingo brands into international markets
–	Add more languages
–	Increase the international diversity of our staff
–	Develop popular, localised games
–	Strengthen relationships with local business partners

PartyGaming Plc Annual Report 2009

12

Delivering our strategy

Adding new games
and features to our
customer offer

Rise of the Machine
Terminator, one of our in-house developed games, was one of our best-performing slots in 2009.

Broaden the product base

How we do it

Operational excellence

–	Develop unique gaming content using our in-house expertise
–	Exploit ‘best of breed’ games through licensing

Delight the customer
–	Detailed roadmap of new features and content
–	Continuous improvement of product base

Leverage our assets
–	Our systems allow third-party software to be integrated easily
–	Promoting cross-selling across our platform
–	Development of bespoke games for B2B customers

Leverage the assets of others
–	Addition of third-party games
–	Internally developed games using third-party brands

What we said we would do in 2009

–	Addition of more third-party games to our platform
–	Launch High Noon, Frank Sinatra and Naked Gun slots
–	Explore other revenue models using existing infrastructure

What we actually did

–	Added 80 new games to our platform
–	In addition to those mentioned above, games developed in-house included Rambo, Tarzan and Melon Madness
–	Purchased Cashcade with a number of bingo and casino brands
–	Acquired WPT
–	14 payment options added
–	Launched live dealer versions of our main casino games

PartyGaming Plc Annual Report 2009

Overview	13

Business review

Governance

Financial statements

Other information

No Cheetahs
Based upon the original cartoon written by Edgar Rice Burroughs, our new Tarzan game was one of 17 developed by our in-house team in 2009.

Striking it lucky
A lucky player hit the jackpot with a $5 million win on our Mega Fortune Wheel slot in December 2009.

How we have performed

Quarterly mix of revenue by product %

Plans for 2010

–	To add 50 new games
–	Identify branding opportunities for new games
–	Seek further mergers and acquisitions
–	Introduce new variants on existing games
–	Faster integration of third-party games
–	Improve risk management in sports betting

PartyGaming Plc Annual Report 2009

14

Delivering our strategy

Our activities are managed
within strict parameters
of regulatory and
ethical compliance

Take a break
We provide a variety of tools to help customers stay in control including self-exclusion, session timers and deposit limits.

Act responsibly

How we do it

Operational excellence
–	A strong system of procedures and controls
–	Third-party verification of our processes via external audits
–	Ethics Committee oversees our approach

Delight the customer
–	Dedicated investigations team
–	Responsive customer service
–	Responsible gaming tools including deposit limits, self-exclusion and session timers

Leverage our assets
–	Charitable work through a pro bono scheme and financial donations
–	Our responsible gaming credentials are key to securing corporate customers

Leverage the assets of others
–	Extensive use of third-party systems to achieve our goals

What we said we would do in 2009

–	Independent review of our internal procedures and controls by GoodCorporation[1]
–	Continued support of responsible gaming charities
–	Increase pro bono participation across the Group

What we actually did

–	Full review by GoodCorporation
–	Major contributor to the Gambling, Research, Education and Treatment foundation in the UK
–	38.9% of staff participated in pro bono work in 2009
–	Four awards for our transparency and reporting

PartyGaming Plc Annual Report 2009

Overview	15

Business review

Governance

Financial statements

Other information

Guess who?
We draw upon third-party services to help us verify the identity and age of our players.

Playing our cards right
Putting something back into our local communities is not something we leave to chance – our staff contributed over 2,400 hours of working time to pro bono activities in 2009.

How we have performed

During 2009, the Group was again certificated by GamCare1 and eCOGRA1 and included in the FTSE4Good1 Index series of companies. The Group also won two awards at the ICSA Hermes Transparency in Governance Awards in 2009

Plans for 2010

–	Implement recommendations from GoodCorporation
–	Retain GamCare and eCOGRA certification
–	Develop greater insight into problem gambling through empirically-based research
–	Always room for improvement!

1 For full definition please go to the ‘Glossary and Definitions A–Z’ on pages 162–164.

PartyGaming Plc Annual Report 2009

16 Chairman’s statement

“Our underlying performance bodes well for the future.”

Rod Perry
Chairman

PartyGaming’s drive to become the global leader in online gaming continued apace in 2009 and we remained on track to achieve our international and product diversification objectives.

All four of our product verticals – poker, casino, bingo and sports betting – returned to growth in the final quarter of 2009. This was achieved despite the year-long headwinds generated by the consumer slowdown, unfavourable foreign exchange movements and by the unlevel playing field created by US-facing online poker sites.

As we predicted back in the third quarter of 2008, we were unlikely to be immune to the downturn in consumer spending, especially in our main European markets. While Group revenue and profits declined in 2009, our underlying performance was resilient and bodes well for the future.

So too does the attainment of a prime objective in 2009 – our Non-Prosecution Agreement with the US authorities (‘NPA’). The settlement, drawing a line under all of our activities in the US prior to the enactment of the Unlawful Internet Gambling Enforcement Act in October 2006, was concluded after almost two years of discussions and marked an important milestone for the Group.

Clarifying our legal position in the US reopened the door to merger and acquisition opportunities, the capital markets and other business opportunities. We have already seized some of these with the acquisition of both Cashcade, a market leader in bingo, and the World Poker Tour, a proven marketing channel for PartyPoker, all within eight months of signing our NPA.

PartyGaming Plc Annual Report 2009

Overview	17

Business review

Governance

Financial statements

Other information

We secured a bank loan facility prior to the year-end and are well advanced in discussions to supply online games to government-sponsored entities. Collectively, these developments have further endorsed our international credentials and, I believe, position us well to seize other opportunities, especially with regards to the further liberalisation of online gaming in Italy and the proposed regulation of the French market later this year.

That said, the regulatory picture for online gaming in several territories remains unclear and within Europe there is still no consensus amongst Member States on how to address the continued growth of the online gaming sector. However, the need to address fiscal deficits as well as governments’ recognition that consumers deserve a level of regulatory supervision, may prove to be critical catalysts for the next phase of development of the online gaming industry.

Some politicians in the United States of America have also recognised the potential to generate meaningful revenue by licensing and regulating online gaming at a federal and/or state level. Whilst there is no certainty that such legislative efforts will succeed, we are positioning the Group for a successful re-entry to the US market, as and when legislation permits.

Dividends

Whilst optimistic about the outlook, given the wealth of consolidation opportunities, the Board believes it is imprudent to recommend a final dividend for 2009. However, the Board continues to keep this position under review.

Outlook

We remain on track in executing our strategy. Given our scale, brand strength, resilient business model that covers both B2C as well as B2B/B2G channels, all steered by an experienced management team, the Board remains optimistic about the Group’s prospects and looks forward with confidence.

Governance

A robust system of management controls provides the necessary oversight for all aspects of our business. Through its various committees, the Board ensures that the Group maintains high standards of professionalism and business ethics. Further details of our approach are contained in our corporate governance statement and the reports of the Nominations, Audit, Ethics and Remuneration Committees.

See pages 94–116

Our system of Governance

PartyGaming Plc Annual Report 2009

18 Chief Executive’s review

“On course to achieve our long-term objectives.”

Jim Ryan
Chief Executive Officer

Introduction

The Group delivered a robust performance over the past year and made good progress against the three-year plan that was introduced in September 2008. We have weathered what can be described as a ‘perfect storm’ of volatile currency movements, the financial crisis and an unlevel playing field in poker and the Group remains on course to achieve its long-term strategic objectives.

That is not to say we were immune to the impact of such challenges – both revenues and Clean EBITDA declined versus the prior year, albeit by 6%. It’s never pleasant to report that your top line has gone backwards, however our performance over the past year demonstrates the resilience of our business model that continues to generate large amounts of operating cashflow. This is encouraging as it ensures we can continue to position the business to take full advantage of the many exciting opportunities before us. Harnessing just one or two of these will put us well on our way to achieving our objective of becoming the world’s largest online gaming company by market capitalisation.

We have continued to invest across the business, even when there was strong pressure to sit tight. Examples include the acquisitions of Cashcade and the World Poker Tour (‘WPT’), our continued drive to attract the very best talent in the industry, the launch of our new VIP and loyalty programmes as well as the addition of 80 new games to our platform.

PartyGaming Plc Annual Report 2009

Overview	19

Business review

Governance

Financial statements

Other information

Our robust performance in 2009 and the solid start made during the first few months of 2010 is due to the effective implementation of our business strategy.

Strategy
Our focus on profitable growth, after taking into account the competitive and regulatory landscape, drives our business strategy, the core elements of which remain as follows:

•	Grow the player base;
•	Localise the customer offer;
•	Broaden the product base; and
•	Act responsibly.

Throughout this report we have sought to provide examples of the strategy in action, demonstrating why each element is key to our long-term success.

Delivering the strategy

The online gaming market is undergoing substantial structural and regulatory change. More than ever, it is essential that we continue to focus on operational excellence, challenge convention and search for new, more effective and efficient processes to achieve our results. We also need to test established relationships between risk and reward as these too are evolving. One example of this is our approach to chargebacks, where a customer refutes a payment transaction. Whilst always possible to minimise these costs to the business, doing so would significantly reduce new player sign-ups and deposit volumes. Our preferred route is to optimise the balance between customer volume and chargeback expense in order to maximise Clean EBITDA.

Our revenue model
Revenue is driven by the number of players and how much they spend. This diagram highlights the key drivers of our revenue model.

PartyGaming Plc Annual Report 2009

20 Chief Executive’s review

Testing the risk:reward ratio does not mean we are prepared to compromise our reputation for quality, standards of excellence or management of regulatory compliance, all of which underpin the continued success of our business model. Our position as one of the world’s leading online gaming companies, providing business-to-consumer (‘B2C’), business-to-business (‘B2B’) and business-to-government (‘B2G’) services, is about striking the right balance between long-term profitable growth and appropriate standards of governance and business ethics.

Our success to-date demonstrates that we are getting this balance right, despite the challenges posed by a rapidly changing business and regulatory environment.

Such balance is achieved through management focus. In addition to bi-weekly executive meetings to monitor current business performance and trends, twice each year the Group’s most senior executives spend the best part of a week away from the business to interrogate all aspects of our strategy and tactics, to test the business strategy and ensure we remain on course. The tactical outputs from these meetings are then assumed by one or more members of the executive team who then prepare detailed plans that combine to shape the Group’s rolling three-year strategic plan. The team’s wealth of online gaming and general business management expertise means that this process is a highly effective way to both test the business strategy and identify new opportunities. It is also used to identify and implement appropriate structures and procedures to manage the ever-changing landscape of risks that might undermine the achievement of our long-term objectives.

Despite the shifting landscape over the past 12 months, each of the four elements of our strategy outlined above are as relevant today as they were when first introduced in 2006. We have also identified four key drivers that we strongly believe improve our chances of success and we have sought to apply each of them across all of our tactical plans.

Operational excellence – focus on our core operations, ensuring all aspects of our business are optimised and delivering the desired results.

Delight the customer – by creating the most enjoyable player experience, through a balanced mix of innovation, technology and customer care, we believe that our customer appeal and customer retention rates will increase, delivering higher returns on investment.

Big hand
A touch of self-congratulation, but we’re proud so say that PartyPoker was royally flushed by being voted the Poker Operator of the Year at the 2009 eGaming Awards.

PartyGaming Plc Annual Report 2009

Overview	21

Business review

Governance

Financial statements

Other information

Leverage our own assets – compared with many other listed companies, the Group has a relatively high proportion of intangible assets such as our brands, extensive customer lists, years of international online gaming experience, technical know-how and expertise and, the jewel in the crown: our multi-product, multi-currency and multi-lingual technology platform. All of these assets are important for our business-to-consumer offer and are also now being put to good use by others through B2B deals to generate incremental revenue streams for the Group.

Leverage the assets of others – owning the vast majority of our content has historically been a key differentiator between PartyGaming and several of our main competitors. However, we recognise that we don’t have all the best ideas, products and brands and that there are third-party assets that we can draw upon to improve our product offer and enhance the customer experience.

Each of these four success factors was also tested as part of our strategy review and the conclusion was that they remain key to achieving our long-term objectives. But what should stakeholders look for to assess whether or not we are on the right path towards achieving our strategic goal?

Measuring our success

For every employee, from members of the Board to our most junior members of staff, we all agree that ‘success’ means generating substantial and sustainable cashflow through profitable growth. This in turn requires both revenue growth and careful management of costs, all within a well-defined and flexible risk-management framework.

Revenue growth

As shown on our revenue model on page 19, there are essentially two key drivers of revenue: the number of active players we have and the amount of revenue generated each time they play. We have continued to drive large numbers of new players to our system, adding 802,800 new player sign-ups in 2009 versus 629,900 in 2008 – an increase of 27% over the prior year.

Our marketing prowess and the quality of our product are core elements driving these important metrics. However, as illustrated in 2009, so too are external factors such as competition, currency movements and the macroeconomic climate.

New player sign-ups
Our new player sign-ups increased by 27% in 2009.

PartyGaming Plc Annual Report 2009

22 Chief Executive’s review

Through a combination of product innovation and development as well as marketing expertise in both existing and new markets, we aim to mitigate the downward pressure on player yields that arises through the inevitable increase in the casual nature of the player base as we sign-up more players. While sharp shifts in the product mix or regulatory framework in prime territories can result in a significant step-change in yield, over time the movement in player yields can then be expected to revert to the steady downward trend outlined above.

With new geographic markets opening and the fact that online gaming still represents a fraction of the total gaming market, we continue to believe that the prospects for revenue growth remain significant.

Consolidated yield per active player day $

Managing costs and regulatory compliance When exogenous events impact revenues, managing the cost base becomes critical if the Group is to remain on course to meet its strategic objectives. Despite the challenges over the past 18 months, the Group’s Clean EBITDA margins remain strong, due in part to the following factors:

First, the operational leverage embedded within the Group’s business model means that when revenues decline this would normally result in profits falling even faster. However, one of the major factors behind the decline in revenue in 2009 was currency: the fact that most of our costs are in non-US$ currencies meant that the strengthening of the dollar was beneficial, thereby lessening the impact on Clean EBITDA.

Second, whilst we have continued to invest across the business, we have also improved efficiency and retained a tight rein on costs. One example is our deployment of complex algorithms that select the right promotion for each customer based on individual player behaviour. This has had a positive impact on player retention but importantly it has also improved the financial returns from our retention spend.

Finally, we adapt quickly in response to changing circumstances. In the second half of 2008 we streamlined the organisation by approximately 10% and this helped to reduce our cost base in 2009. A similar exercise during the fourth quarter of 2009 meant we were able to reduce our headcount by a further 6%, all without compromising the achievement of our strategic plan. Our effective management of the cost base will be a key factor behind our continued success.

PartyGaming Plc Annual Report 2009

Overview	23

Business review

Governance

Financial statements

Other information

Cutting costs does not mean cutting corners, particularly in risk management and regulatory compliance that are core competencies throughout our business. Instilling customer confidence is a pre-requisite for success and we can ill-afford to take undue risks that might damage our reputation. The nature, breadth and scope of the risks we face are constantly shifting and our assessment and procedures to tackle such risks need to be dynamic. Regular external audits by regulators and compliance bodies complement our own review processes that together ensure we continue to maximise profits whilst maintaining high standards – acting responsibly remains a core element of our strategy.

So when asked how we like to be measured, my answer is simple: by our results. We are focused on increasing both revenue and Clean EBITDA within a risk-managed framework designed to maximise the long-term value of our main assets – our brands, customer database, intellectual property and our people.

Think tank
Having a clear view of our business strategy means our employees are better able to innovate and add value.

Managing our people

Management is about getting the best from your team – nothing more, nothing less. At PartyGaming we have always sought to encourage our employees to assume responsibility and use their initiative to help us achieve our strategic objectives. This requires us to recruit well, communicate well and pay well, rewarding those who really make a difference.

Recruitment and management

Our recruitment process is multi-layered: it has to be given the dynamics of this fast-moving industry. Academic and professional qualifications are just a starting point: we have developed a series of ‘ace behaviours’ that we look for in all candidates including attributes like innovation, flexibility, drive and teamwork. We seek to foster these behaviours through a detailed and highly transparent appraisal process that recognises talent and also filters out sub-standard performance. Employees are appraised twice a year against pre-determined objectives. This process is geared towards ensuring our staff perform for the Company and also for their own professional development.

Communications

A clear, unified vision and understanding about our objectives is a pre-requisite for long-term success. Besides the regular editions of our internal newsletters, we hold regular ‘town hall’ meetings in our offices where a member of the executive team updates employees about market developments and our progress as a business. Following the off-site strategy meetings outlined earlier, members of the senior team then visit each of our offices to update employees about our business plans. A clear view of our strategic direction has spawned a wealth of ideas from employees that can and indeed have already been implemented to create value.

PartyGaming Plc Annual Report 2009

24 Chief Executive’s review

Rewards

The online gaming industry is dynamic, demanding and highly competitive. Recruiting and retaining the best people is vital and the rewards for those who are prepared to go the extra mile can be significant. All employees’ total remuneration is geared to the Group’s financial performance with senior executives being the most-geared overall.

Linking employees’ total remuneration package in any year to the profit performance of the business ensures we remain focused on delivering sustainable value for investors.

Prime objectives for 2010

We are now mid-way through our original three-year plan and are on course to achieve our objectives, but much remains to be done. Continuing to execute our plan, integrating the acquisitions completed in 2009 and capitalising on several regulatory, strategic and operational developments are all part of our roadmap.

Having already experienced enormous structural and regulatory shifts over the past decade, there is nothing that leads me to believe 2010 will be any different. There is plenty to do with the expected opening of a number of new markets and an associated expansion of B2B and B2G opportunities; an ever-changing competitive landscape and industry consolidation widely predicted; as well as a raft of operational changes that are designed to drive the business forward.

Question time
•	How will we return poker to growth?
•	How will we expand our B2B and B2G franchise?
•	How can M&A transform our business?

For answers to each of these key questions

See page 29

Regulatory developments

The breadth of our international customer base means that a detailed review of the regulatory environment would equate to a book in its own right. In the following paragraphs I have attempted to summarise the main developments as we see them and how they may have a bearing on our business.

United States

The US remains the world’s largest online gaming market. As stated in last year’s Annual Report, resolving any uncertainty with regard to the Group’s legal status in the US was a top priority for 2009. We achieved this aim on 6 April 2009 when the United States Attorney’s Office for the Southern District of New York (‘USAO’) agreed not to prosecute the Group for providing internet gaming services to customers in the US prior to the enactment of the UIGEA in October 2006.

In spite of the law change in 2006, certain online gaming businesses continue to offer real money games to customers in the US and this remains a significant competitive threat. Not only do such sites benefit from the huge pool of US player liquidity that attracts European players, they also generate large profits that can be deployed in markets where we also compete. While there has been a six-month delay to the implementation of the UIGEA provisions until June 2010, we believe the US authorities will enforce their laws and that this could provide a major stimulus for PartyGaming and other publicly listed online gaming companies that no longer accept players located in the US.

PartyGaming Plc Annual Report 2009

Overview	25

Business review

Governance

Financial statements

Other information

Recent regulatory developments in the US fall under either a federal or state-level heading.

At a federal level, The Internet Gambling, Regulation Consumer Protection and Enforcement Act sponsored by Barney Frank, the Chair of the US House of Representatives Financial Services Committee, and its companion Internet Gambling Tax Act, sponsored by Jim McDermott, continue to gain support in Washington, albeit slowly. Mr Frank has already held one hearing in his Committee and more are expected in 2010. Separately, while the Internet Poker and Games Of Skill Regulation, Consumer Protection, And Enforcement Act of 2009 that was introduced into the Senate by Robert Menendez, has yet to make any progress, in February 2010, Senators Wyden and Gregg introduced the Bipartisan Tax Fairness and Simplification Act. This bill contains provisions to license, regulate and tax online gaming along the lines proposed by congressmen Frank and McDermott.

A key driver behind Mr Frank’s and Mr McDermott’s Bills is that if introduced they would, according to the Joint Committee on Taxation, generate incremental tax revenues of approximately $42 billion over ten years and this is at a time when US government finances are under significant strain.

A pizza the action
In 2009 we launched our Italian poker network which now includes INTRALOT and Fueps.

At a state level, proposals are being contemplated to regulate and license intra-state online poker in several states, including California and New Jersey. A state-sponsored study into the implications of a similar regime was presented to Florida’s Senate Regulated Industries Committee in January 2010. While these are encouraging developments, the prospects for any of these federal or state measures becoming law remains uncertain.

Europe

In Brussels, a newly elected European Parliament and also a newly appointed European Commission under President José Manuel Barroso are now in place. A particular area of focus in 2010 is likely to be how Michel Barnier, the new Internal Market Commissioner, intends to tackle the ten Member States facing alleged breaches of EU law relating to their restrictions imposed on legitimate EU-licensed online gaming companies. Some of these date from 2004 with little progress yet to be made.

At the European Court of Justice (‘ECJ’), the long-awaited case involving the Portuguese monopoly, Santa Casa da Misericórdia de Lisboa and Bwin, an online gaming company, concluded that the centuries-old Portuguese monopoly may be justified under EU law if certain conditions are met and the ECJ has now asked the domestic court to decide whether or not this is the case. Seen as a victory by monopolies across Europe, the charitable and almost unique status of Santa Casa has prompted many to comment that any wider implications for other gaming monopolies in Europe should not be taken for granted. This was a view shared by Commissioner Barnier in response to questions from members of the European Parliament, shortly after he took office.

PartyGaming Plc Annual Report 2009

26 Chief Executive’s review

Good progress has been made in liberalising gaming laws in other countries, including Italy where the government announced its intention to launch cash game poker, casino and bingo games in 2010. France is also expected to liberalise in 2010 with proposals to license and regulate online poker and sports betting. While we wait to see the exact shape and timing for the French legislation, this is likely to prove an exciting development for us.

The Danish online gaming market is expected to open in early 2011 and again we feel we are well-positioned, assuming the requisite legislation is passed. Recent developments in Spain would indicate that it may well follow a similar model in 2011.

Not all countries are looking to open their markets. The Netherlands is continuing to press ahead with legal action against two UK online sports betting companies for alleged breaches of its domestic gaming laws, even though these laws themselves appear to be in breach of EU law. In Germany, certain Länder (regional states) are keen to enforce Germany’s State Lottery Treaty, despite the fact that the European Commission has already commented that such law appears to be inconsistent with EU law. However, at the same time, other Länder have announced their intention to reject the State Lottery Treaty in favour of their own state-level licensing system for private operators.

Elsewhere, new laws that affect online gaming have also been introduced in Belgium, Estonia, Poland, Romania and Slovenia but concerns from the European Commission mean that we must wait to see how these unfold.

In summary, whilst objections still remain in parts of Europe and other markets, the financial crisis and the need to raise tax receipts may prove to be an invaluable catalyst in forcing governments to recognise that online gaming is here to stay and has the potential to generate substantial tax revenue. As well as helping to mitigate budgetary challenges, there is a need to ensure their citizens can enjoy a safe and secure online gaming environment, one that also protects children and the vulnerable. Whilst we believe that effective regulation can tick all these boxes, we also believe that a uniform framework across Europe is unlikely to become a reality in the short-term.

Strategic developments
During 2009 we continued to build our B2B franchise as well as complete two strategically important M&A deals. We plan more of the same in 2010.

B2B and B2G

Having launched online gaming services through five commercial alliances in 2009, we aim to secure another five deals in 2010 but only those that fulfil our criteria i.e. have the potential to make a meaningful difference to our bottom-line and can help to enhance our reputation.

PartyGaming Plc Annual Report 2009

Overview	27

Business review

Governance

Financial statements

Other information

M&A
We completed two acquisitions in 2009 – Cashcade and WPT. The acquisition of Cashcade was completed on 23 July 2009. With a market-leading position in the $1.7 billion online bingo market, a purchase price of between five and six times EBITDA and the potential to deliver substantial cost and revenue synergies, Cashcade met all of our acquisition criteria.

Our purchase in November 2009 of the business and substantially all of the assets of WPT, a proven marketing channel for PartyPoker over many years, represents our first acquisition in the US. Based in Los Angeles, WPT is synonymous with poker around the world but particularly so in the US. Besides being an international platform for PartyPoker, we plan to leverage its strong presence through land-based tournaments as well as through its subscription poker business to increase brand awareness of PartyPoker, ahead of any regulation of the US online gaming market.

Whilst we continue to look for suitable bolt-on deals for all of our product segments, in August 2009 I made clear that completing an acquisition to put us in a market-leading position in sports betting was a strategic objective. Assuming issues of valuation, risk, culture and technology can be overcome, the operational leverage embedded within online gaming businesses means that the potential financial benefits from business combinations in our industry can be significant.

Operational developments
Operationally, 2009 has been one of our busiest years yet with a raft of initiatives across all of our business segments with a focus on delighting the customer. For 2010 we plan more of the same by improving every element of the customer experience, continuing to hone our operational procedures and reduce costs, where practicable to do so.

Given the opportunities before us, we plan to reinvest the majority of any cost savings made. Three areas of investment are likely to be: marketing – both offline, but especially online where we believe that there is an opportunity to make further gains; technology – preparing our systems for the opening of new markets such as Italy (cash game poker, casino and bingo), France (poker and sports betting), Denmark (poker, casino and sports betting), as well as the possibility that we could see a return to the US at some point and; finally, we will continue to invest in each of our four core products:

World Poker Tour
WPT hosts land-based tournaments in the US, Canada and Europe that are aired in over 200 countries around the world.

PartyGaming Plc Annual Report 2009

28

Chief Executive’s review

Poker – we will expand our B2C presence internationally and will build new partnerships through B2B and B2G, leveraging the WPT platform and increased localisation. The evolution of our product will also continue in 2010 with new game variants and additional features to enhance the overall player experience. Combined with attractive promotions and our enhanced VIP and loyalty programmes, our objective is to drive up both player numbers and revenues.

Casino – we will continue to reduce our reliance on the cross-sell from poker and increase the number of dedicated casino players on our sites. Extending average player values through automated retention campaigns, enhanced customer relationship management techniques and the addition of at least 50 new games are also planned for 2010. Unique and cutting-edge content will be sourced from both our in-house team and third-party suppliers.

Bingo – completing the successful integration of Cashcade is a priority. We also plan to improve retention and loyalty measures as well as build the market share of its flagship Foxy Bingo brand in 2010. We believe major opportunities exist to grow our brands into international markets and we plan to grab these opportunities with both hands.

Sports betting – we remain focused on improving our gross win margin through the deployment of additional mathematical live trading models and the recruitment of experienced ‘live traders’ whilst ensuring that top-line growth also remains on track with targeted marketing campaigns for key territories.

Outlook
The Group has made a good start to 2010 and, while there remains a long way to go until the end of the year, the seeds already sown and those we continue to sow mean that we are well-placed to make further progress. The fundamentals of the online gaming sector remain sound with an increasing proportion of the global gaming market moving online. As our performance in 2009 demonstrates, our business model is both robust and flexible – we can and will adjust the shape and direction of our course to achieve our long-term objective.

We have a clear strategy and roadmap for 2010 and beyond. Our brands and overall market position are strong and we have a healthy balance sheet and the management expertise to exploit these to our advantage. The online gaming market is ripe for consolidation and we are determined to remain an active participant, building on our previous acquisitions. The foundations are set and I remain confident about the Group’s long-term prospects.

PartyGaming Plc Annual Report 2009

Overview	29

Business review

Governance

Financial statements

Other information

The big

growth

question

How will we increase
revenue in 2010?

PartyGaming Plc Annual Report 2009

30

Sowing

the seeds

Reaping the rewards of our
investments in poker through...

PartyGaming Plc Annual Report 2009

Overview	31

Business review

Governance

Financial statements

Other information

PartyGaming Plc Annual Report 2009

32

...being best
in breed

Voted eGaming Review’s Poker Operator of the Year in 2009, we have continued to evolve our poker product and enhance our management expertise to keep ahead of changing customer demands.

PartyGaming Plc Annual Report 2009

Overview	33

Business review

Governance

Financial statements

Other information

...better yield
management

Our VIP and loyalty programmes were revitalised in 2009, resulting in improved player reactivation and retention in the second half of the year.

...and opening
new markets

Having launched our Italian poker tournament network in the summer of 2009, we are now planning for further expansion in Italy, France and Denmark.

PartyGaming Plc Annual Report 2009

34

PartyGaming Plc Annual Report 2009

Overview	35

Business review

Governance

Financial statements

Other information

The

perfect

mix

By building a meaningful B2B and B2G platform founded upon...

PartyGaming Plc Annual Report 2009

36

...hundreds
and thousands

Player liquidity across each of our four product verticals is a key draw for corporate customers.

...a great range of
products

We cater for all tastes by offering poker, casino, bingo and sports betting in multiple languages and currencies, giving us a broad international reach.

PartyGaming Plc Annual Report 2009

Overview	37

Business review

Governance

Financial statements

Other information

…and excellent
delivery

Our unique and highly scalable
technology platform is the bedrock
of our business, providing customers
with a single sign-on and a single
wallet across all of our products.
This is a key differentiator versus
many of our competitors.

PartyGaming Plc Annual Report 2009

38

Land of
plenty

Mergers and acquisitions
are helping transform
our business by…

PartyGaming Plc Annual Report 2009

Overview	39

Business review

Governance

Financial statements

Other information

PartyGaming Plc Annual Report 2009

40

…extracting
value

Operational gearing means that
significant cost and revenue synergies
are available from the right business
combinations.

…capturing
new talent

Our targets bring valuable,
complementary skills and expertise
that can be deployed throughout
our business.

PartyGaming Plc Annual Report 2009

Overview	41

Business review

Governance

Financial statements

Other information

…and feeding
our growth

Acquisitions can help grow the player
base, localise the customer offer
and broaden the product base; key
elements of our strategy for growth.

PartyGaming Plc Annual Report 2009

42
Review of 2009

We have again grown the player base and seen an increase in the number of unique active players

Highlights

Total revenue

$446.2m
–6%

Continuing Clean EBITDA*

$135.0m
–6%

Continuing Clean EPS*

21.5c
–14%

Net cashflow from Continuing operations

$120.5m
–4%

Financial summary

Year ended 31 December	2009 $million	2008 $million

Revenue

Poker	196.7	274.0

Casino+	196.2	175.0

Bingo+	32.8	5.9

Sports Betting	19.0	18.0

Net revenue	444.7	472.9

Other revenue	1.5	—

Total revenue	446.2	472.9

Clean EBITDA*

Poker	42.8	76.1

Casino+	74.4	65.7

Bingo+	13.4	0.3

Sports Betting	5.8	5.1

Unallocated	(1.4)	(3.0)

Clean EBITDA* from Continuing operations	135.0	144.2

Clean EBITDA* from Discontinued operations#	(0.8)	(10.9)

Total Clean EBITDA*	134.2	133.3

Profit from operating activities – Continuing operations	81.1	77.9

Profit before tax – Continuing operations	82.6	82.4

Profit after tax – Continuing operations	76.7	77.8

Profit (loss) after tax	(26.5)	66.9

Basic EPS (cents) – Continuing operations	18.8	19.2

Clean EPS* (cents) – Continuing operations	21.5	24.9

Basic EPS (cents)	(6.5)	16.5

Clean EPS* (cents)	21.3	22.2

*

EBITDA/EPS before the provision for costs associated with the Group’s Non-Prosecution Agreement, reorganisation costs, and before non-cash charges relating to share-based payments (see reconciliation of Clean EBITDA to operating profit on page 43).

#	Operations located physically outside of the US but which relate to US customers that were no longer accepted following the enactment of the UIGEA.

+

In 2008 net revenue from casino games on the bingo platform were reported within casino. These amounts are now reported within bingo. As a result, bingo net revenue for 2008 has been increased by $1.0 million and bingo Clean EBITDA by $0.4 million, with a corresponding decrease in casino.

PartyGaming Plc Annual Report 2009

Overview

Business review	43

Governance

Financial statements

Other information

Results overview
Total revenue declined by 6% to $446.2 million (2008: $472.9 million) reflecting a soft performance in poker that was mitigated by solid growth in casino as well as the addition of Cashcade that was acquired on 23 July 2009. Foreign exchange movements accounted for approximately half of the year-on-year decline in revenue. Despite the high level of operational gearing inherent within the Group’s business model, the corresponding impact on Clean EBITDA was reduced by careful management of the Group’s cost base. Clean EBITDA margins were 30.3% (2008: 30.5%) resulting in a 6% reduction in Clean EBITDA to $135.0 million (2008: $144.2 million).

The following table provides a reconciliation of the movements between Clean EBITDA and operating profit:

Reconciliation of Clean EBITDA to operating profit/(loss)

Year ended 31 December	2009 $million	2008 $million

Continuing operations

Clean EBITDA	135.0	144.2

Depreciation	(12.0)	(18.6)

Amortisation	(30.5)	(23.0)

Share-based payments	(8.9)	(21.7)

Impairment losses – assets held for sale	(0.6)	(1.3)

Reorganisation costs	(1.9)	(1.7)

Profit from operating activities – Continuing operations	81.1	77.9

Discontinued operations

Clean EBITDA	(0.8)	(10.9)

Provision for payments associated with the Group’s Non-Prosecution Agreement	(101.0)	—

Loss from operating activities – Discontinued operations	(101.8)	(10.9)

Although we have continued to optimise the Group’s cost base, it has not been at the expense of new investment across the business. Examples include the acquisitions of Cashcade and WPT, our continued drive to attract the very best talent in the industry, the launch of our new VIP and loyalty programmes as well as the addition of 80 new games to our platform. Having now achieved a market-leading position in three out of four of our product verticals, we are keen to strengthen our position in sports betting.

The Group’s performance in 2009 and the solid start made in the first few weeks of 2010 have been driven by the effective implementation of our business strategy.

Profit before tax
Profit before tax from Continuing operations increased in 2009 to $82.6 million.

PartyGaming Plc Annual Report 2009

44 Review of 2009

2009 business developments
Our three-year rolling business plan comprises a number of strategic as well as operational initiatives aimed at delivering on all four pillars of our strategy. These initiatives have begun to produce positive results in the form of encouraging KPI trends and we expect that this will feed through into current and future financial performance.

We have again grown the player base and seen an increase in the number of unique active players that reached 727,100 in the fourth quarter of 2009 (Q4 2008: 584,300). As the popularity of online gaming continues to expand internationally, we have sought to continue to localise our customer offer by adding new language versions of our products and increasing the number of languages supported by our customer service teams. We have added 80 new games to our system over the past year, helping to broaden the product base and ensure our customer offer remains one of the best in the market. Each of these strategies has been executed whilst continuing to act responsibly. Responsibility and our associated reputation are increasingly valuable as they influence licensing bodies in certain countries and are already proving important in securing B2B contracts with both sizeable international corporations and governments.

Key highlights
Having resolved the Company’s legal position in the US, announced and launched a number of B2B services as well as completed the acquisition of both Cashcade and World Poker Tour, 2009 was a successful year on the strategic front. Our operational development has been no less impressive. We launched our Italian poker network in June, revitalised our VIP and loyalty programmes in July, introduced many new games on to our platform, relaunched the PartyPoker.com and PartyCasino.com brands, launched a dedicated affiliate network for PartyCasino.com and developed a market-leading jackpot strategy that resulted in one of the largest online jackpot wins in history in December 2009. A number of these developments are described in more detail below.

Non-Prosecution Agreement
Consistent with our stated strategy of removing any legacy issues relating to the Group’s acceptance of customers located in the US prior to the enactment of the Unlawful Internet Gambling Enforcement Act (‘UIGEA’), the Company entered into a Non-Prosecution Agreement with the US authorities (‘NPA’) on 6 April 2009, under which the Company will not be prosecuted. The settlement included a commitment by PartyGaming to pay $105.0 million over a 42-month period, of which as at 31 December 2009, a total of $15.0 million had been paid. This draws a line under the Group’s US-facing activities prior to 13 October 2006 and since concluding the NPA, the Group has been successful in both completing M&A transactions and winning B2B contracts, opportunities that previously might not have been available.

PartyGaming Plc Annual Report 2009

Overview

Business review	45

Governance

Financial statements

Other information

B2B
Our B2B strategy was announced in August 2008 as part of our drive to broaden the player base and expand our geographic reach. Since then the Group has made excellent progress in building an expanding portfolio of customers. Using the models of both white labels – where we own the gaming customer list but leverage the brands of our business partner – as well as network services, where we act as a service provider to a third-party, we announced and launched five deals in 2009, in-line with our stated target. Our portfolio has been further boosted by the acquisition of Cashcade.

Acquisitions
On 23 July 2009 the Group acquired Cashcade, the UK’s number one online bingo business1, for a cash consideration of £71.9 million with up to £24.0 million in contingent consideration, depending on future profit performance. This acquisition has transformed the Group’s position in the $1.7 billion per annum online bingo market2, becoming a market-leader with opportunities for international expansion.

On 9 November 2009, the Group completed the acquisition of the business and assets of WPT Enterprises Inc. the owner of the World Poker Tour (‘WPT’), for $12.3 million plus an ongoing revenue share agreement which is subject to a minimum aggregate payment of $3.0 million over the next three years. The Group plans to leverage the strong WPT brand and land-based tournament franchise, to promote the Group’s leading position in the global online poker market and to position the Group for a possible re-entry to the US, should an appropriate licensing regime be introduced.

On 22 January 2010 the Group confirmed that it was in preliminary discussions with a number of parties regarding possible consolidation opportunities. While there can be no certainty that such discussions will result in any form of transaction with any party, the Group is determined to continue to play an active role in consolidating the industry.

Italian poker
In its first full year of operation, the Italian online poker market grew rapidly, reaching gross turnover of approximately €2.5 billion3. To-date, poker games have been limited to tournament poker only. However, this is set to change with the imminent introduction of ring games as well as online casino games expected in April 2010 and with online bingo games later in the year. In January 2010, the PartyPoker network, that also now includes players from our two B2B partners in Italy, INTRALOT and Fueps, had an estimated market share of approximately 2%. Having been a late market entrant, this is still relatively small but the Group has doubled its share since September 2009 and with the proposed regulatory changes and a number of exciting marketing initiatives planned, this growth is expected to continue.

Hot Totti
Francesco Totti has become one of our poker ambassadors in Italy where the AS Roma and Italy star is a household name.

1	Source: BingoPort.com.

2	Source: H2GC – February 2010.

3	Source: Agenzia Autonoma Monopolio di Stato.

PartyGaming Plc Annual Report 2009

46 Review of 2009

Product expansion
The Group has continued to broaden its product base, not just through acquisition as described above, but also by leveraging the assets of others through the exclusive licensing of popular international brands such as Godfather and Gone With The Wind to create unique slots and jackpot slots that act as useful player acquisition tools and help to differentiate PartyCasino from other casino offerings. We also continue to add games provided to us by third parties including Wagerworks, NextGen and Cryptologic although our own games are proving to be just as popular as some of the more well-established games. For example, Terminator was the Group’s most popular slot game in December 2009. In addition to new games, we have also revolutionised our jackpot strategy, resulting in a $5.0 million winner in December 2009. Large jackpots are highly attractive to players and help to drive both player activity and player yields.

Reel Action
Our portfolio of action-packed movie-themed slots
includes Rambo, Tarzan, High Noon and Top Gun. Lights,
camera action!

An update on each of the Group’s areas of operations during 2009 is provided below.

1. Sales and player marketing
The Group’s sales and marketing function has continued to attract large numbers of new players with 802,800 new real money players added to our network in 2009. Having boosted the senior management team with new leadership, a focus on the Group’s most attractive territories resulted in a 27% increase in the number of new player sign-ups versus the previous year. Geographically it is clear where our focus lies as EMEA* grew new player sign-ups by 35% while the Americas and Asia Pacific both fell year-on-year. This fed through into active player days as shown in the following tables.

New player sign-ups (000)

Year ended 31 December	2009	2008	% change

EMEA*	723.3	536.6	35%

Americas (non-US)	56.3	66.3	(15%)

Asia Pacific	23.2	27.0	(14%)

Total	802.8	629.9	27%

Active player days (m)

Year ended 31 December	2009	2008	% change

EMEA*	22.7	20.7	10%

Americas (non-US)	3.4	4.5	(24%)

Asia Pacific	0.9	1.2	(25%)

Total	27.0	26.4	2%

* Europe, Middle East and Africa.

PartyGaming Plc Annual Report 2009

Overview

Business review	47

Governance

Financial statements

Other information

The past year has been focused on improving some of the core elements of our marketing function. First and foremost was our loyalty programme which was seen as being overly complex and was relatively unattractive compared with certain of our competitors. Our revamped Palladium Club Reward Programme was launched in July 2009 and represented a complete re-engineering of the Group’s loyalty scheme. Initially focused on increasing the retention of and share of wallet of our most valuable VIP players, the programme was then extended to include medium-value players. This alone has had a significant impact upon player numbers and loyalty and this has begun to feed through into both revenue and profit.

In addition, we improved our process for reactivating players that has also helped to improve player retention levels, particularly in poker. Having organised our database into over 1,100 customer segments, the programme identifies groups of players based on their individual behaviour, allowing us to offer them a bespoke promotion based on what they did and when they did it. This ensures that the player gets the right offer and at the right time, according to the segment that he or she is in. Running 24/7, the programme can make up to a total of 15,000 separate offers across our database of players every day.

Consolidated – active player days and unique
active players’ 000

The past 12 months has seen a step change in the organisation and effectiveness of our promotions. In poker, we had a number of successes in particular with initiatives such as the Gladiator and Cash Machine promotions that offered players incentives to extend their play with us. Our fraud detection and bonus abuse monitoring tools have also allowed us to improve the efficiency of our promotions, increasing the return on investment and driving yields higher.

PartyGaming Plc Annual Report 2009

48 Review of 2009

2. Systems and product development
The Group’s systems and technical infrastructure continue to contribute to the Group’s long-term success. As well as maintaining and improving the core B2C product and platform, during 2009 we designed, developed and launched five B2B services as part of our technology roadmap. In addition to a continuous programme of minor upgrades and fixes, our team of full-time product development personnel oversaw the introduction of a total of six major software releases during the year, delivering approximately 1,100 specific projects requested by the business.

Having committed to expanding the Group’s product base through games developed internally as well as those supplied by third parties, our casino now offers over 145 different games. Despite only having been launched relatively recently, our own in-house developed games have proved to be particularly successful. In-house produced gaming content during 2009 included slot games such as Sinatra, Rambo, Naked Gun, Call of Duty and Raptor Island as well as our new $1.5 million seeded jackpot slot, Melon Madness, all delivered on schedule.

Mellionaire
We now also offer a minimum game jackpot of $1.5 million on our new elon Madness slot game.

The unlevel playing field that exists in poker means that as a business we have had to get smarter by developing new concepts and promotions. The introduction of nine-seat tables, that increased the average speed of a hand of poker on those tables, as well as heads-up tables and many more tournaments, have all contributed to the turnaround in our poker business during the fourth quarter of 2009. The launch of Gamebookers poker at the end of June also helped to attract players from territories in Central and Eastern Europe where the Gamebookers brand is particularly strong.

Having a cutting edge product is of course key for winning B2B and B2G contracts. We successfully launched products for five B2B alliances in 2009, including our first network service for INTRALOT in Italy.

3. Customer service
Delivering a fantastic customer experience is a key focus for us – get this right and success will usually follow. Responding quickly to customer problems and queries is important for customer satisfaction and minimising player loss but it also drives our KPIs by helping to increase the velocity and volume of player transactions.

At the end of 2009 we had over 180 full-time customer service agents providing support in 13 languages other than English (Danish, French, German, Greek, Italian, Hungarian, Japanese, Polish, Romanian, Russian, Spanish, Swedish and Portuguese). Approximately one-third of the 3.2 million customer contacts received during the year were conducted in languages other than English and 70% of the total were dealt with via email and the balance by phone and chat. During the year we increased the capability of our chat functions in order to be much more pro-active in helping customers with problems and this is helping to increase player conversion.

PartyGaming Plc Annual Report 2009

Overview

Business review	49

Governance

Financial statements

Other information

Directors
Rami Lerner was appointed as a Non-Executive Director on 4 March 2009, replacing John Davy following his resignation on the same day. John O’Malia resigned on 28 February 2009 and Emilio Gomez on 22 September 2009. The Board of Directors has a balance of independent and non-independent Directors (excluding the Chairman) and therefore complies with the Combined Code on Corporate Governance.

Dividend
Given the wealth of consolidation opportunities, the Board believed it was imprudent to recommend the payment of a final dividend in 2009. However, the Board continues to keep this position under review.

Key objectives for 2010
During 2010 we will continue to execute our strategic plan and will seek to capitalise on a number of strategic and operational developments.

B2B and B2G
Having launched online gaming services for five commercial alliances in 2009, we aim to secure another five deals in 2010, but only those that fulfil our criteria: i.e. have the potential to make a meaningful difference to our bottom-line and can help to enhance our reputation.

Chip chat
We augmented our chat function within customer service that completed 3.2 million customer contacts last year.

M&A
In August 2009 we announced our desire to complete an acquisition to put us in a market-leading position in sports betting. Assuming issues of valuation, risk, culture and technology can be overcome, the operational leverage embedded within online gaming businesses means that the potential financial benefits from business combinations in our industry can be significant. Whilst we continue to hold discussions with a number of potential partners, there can be no guarantee that any transaction will take place with any party.

Operations
Operationally, 2009 has been one of our busiest years yet with a raft of initiatives across all of our business segments with a focus on delighting the customer. For 2010 we plan more of the same by improving every element of the customer experience, whilst continuing to hone our operational procedures and reduce costs, where practicable to do so.

Given the opportunities before us, we plan to reinvest the majority of any cost savings made. Three areas of investment are likely to be marketing – both offline, but especially online where we believe that there is an opportunity to make further gains; technology – preparing our systems for the opening of new markets such as Italy (cash game poker, casino and bingo), France (poker and sports betting), Denmark (poker, casino and sports betting) as well as the possibility that we could see a return to the US at some point and; finally, we will continue to invest in each of our four core products:

PartyGaming Plc Annual Report 2009

50 Review of 2009

Poker – we will expand our presence internationally by building new partnerships through B2B and B2G, leveraging the WPT platform and increasing localisation. The evolution of our product will also continue in 2010 with new game variants as well as additional features to enhance the overall player experience. Combined with attractive promotions and our enhanced VIP and loyalty programmes, our objective is to drive up both player numbers and revenues.

Casino – we will continue to reduce our reliance on the cross-sell from poker and increase the number of dedicated casino players on our sites. Extending average player values through automated retention campaigns, enhanced customer relationship management techniques and the addition of at least 50 new games are also planned in 2010. Unique and cutting-edge content will be sourced from both our in-house team and third-party suppliers.

Bingo – completing the successful integration of Cashcade is a priority. We also plan to improve retention and loyalty measures as well as build the market share of its flagship Foxy Bingo brand in 2010. We believe major opportunities exist to grow our brands into international markets such as Italy and we plan to grab these opportunities with both hands.

Sports betting – we remain focused on continuing to improve our gross win margin through the deployment of additional mathematical live trading models and the recruitment of experienced ‘live traders’ whilst ensuring that top line growth also remains on track with targeted marketing campaigns for key territories.

Current trading and outlook

The Group has continued to perform in-line with the Board’s expectations. In the two-month period ended 28 February 2010, average gross daily revenue was $2,074,000 (Q409: $2,090,800) reflecting a 1% reduction from the fourth quarter of 2009 that included an exceptionally strong performance in casino. All other verticals increased average gross daily revenue from the previous quarter. In poker, new player sign-ups increased to an average of 1,700 per day (Q409: 1,400), and there were on average 55,900 active players per day (Q409: 51,700) generating average gross daily poker revenue of $709,000 (Q409: $690,000). In casino, average gross daily revenue was $775,600 per day (Q409: $854,800). In bingo, average gross daily revenue was $493,800 (Q409: $452,600) and in sports betting, average gross daily revenue was $95,600 (Q409: $93,400).

Whilst the macroeconomic environment remains uncertain, we remain focused on executing our stated strategy and are confident about the Group’s prospects.

Deals of Fortune
We continue to pursue M&A deals following the successful purchases of Cashcade and the World Poker Tour in 2009.

PartyGaming Plc Annual Report 2009

Overview

Business review	51

Governance

Financial statements

Other information

Summary of Results

	Net revenue		Clean EBITDA
	2009	2008	2009	2008
Year ended 31 December	$million	$million	$million	$million

Poker	196.7	274.0	42.8	76.1

Casino	196.2	175.0	74.4	65.7

Bingo	32.8	5.9	13.4	0.3

Sports Betting	19.0	18.0	5.8	5.1

Unallocated Corporate	—	—	(1.4)	(3.0)

Total Continuing operations	444.7	472.9	135.0	144.2

Discontinued operations	—	—	(0.8)	(10.9)

Total	444.7	472.9	134.2	133.3

While the acquisition of Cashcade and a strong performance in casino helped to mitigate the impact of a challenging macroeconomic environment and an unlevel playing field in poker, revenue declined by 6% versus the previous year. Approximately half of the decline was attributable to foreign exchange movements. Despite the high operational gearing inherent within the Group’s business model, careful cost control meant that the impact on Clean EBITDA margins was limited and Clean EBITDA fell by 6% to $135.0 million (2008: $144.2 million). A reduction in costs from Discontinued operations meant that total Clean EBITDA increased to $134.2 million (2008: $133.3 million).

The underlying performance of each of our consolidated key performance indicators which are based on net revenue, are highlighted below:

Consolidated Key Performance Indicators

Year ended 31 December	2009	2008	% change

Active player days (million)	27.0	26.4	2%

Daily average players (000s)	74.0	72.0	3%

Yield per active player day ($)	16.5	17.9	(8%)

New real money sign-ups (000s)	802.8	629.9	27%

Average daily net revenue ($000)	1,218.4	1,292.0	(6%)

Active player days increased by 2% and daily average players by 3% in 2009, driven by a 27% increase in new player sign-ups with lower activity levels in poker and casino being off-set by the addition of Cashcade and an improvement in sports betting. Reduced yields in poker and bingo outweighed another strong performance in casino and overall consolidated yield per active player day fell 8% to $16.5, although the Group saw a return to growth in the fourth quarter of 2009 with yields up 8% over the previous quarter. The net effect was that average daily net revenue for the year as a whole, excluding network services and WPT, fell by 6% year-on-year to $1,218,400 (2008: $1,292,000).

There follows a more detailed review of the Continuing operations including each of the individual product segments. Full details of all of the Group’s historic quarterly key performance indicators can be downloaded from the Group’s website at: http://www.partygaming.com/ investor/documentation.html.

PartyGaming Plc Annual Report 2009

52 Review of 2009

Poker

Year ended 31 December	2009 $million	2008 $million	% change

Gross revenue	250.9	327.6	(23%)

Bonuses and other fair value adjustments to revenue	(54.2)	(53.6)	(1%)

Net and total revenue	196.7	274.0	(28%)

Clean EBITDA	42.8	76.1	(44%)

Clean EBITDA margin	21.8%	27.8%

While gross poker revenues declined by 23% versus the prior year, it was the impact of a strong US dollar coupled with a consumer downturn and severe competitive pressures in the first half that was the key drag on gross revenue performance in 2009. Gross revenue in the second half was broadly flat compared with the previous half following a conscious decision to recover some lost ground in player numbers and become more competitive through an increase in bonus rates. These rates increased from under 20% of gross revenue in the first half to 24% in the second half of 2009. Whilst player numbers and overall activity levels increased in the second half, this was at the expense of net revenue that fell by approximately 8% versus the first half of 2009.

The poker business returned to growth during the fourth quarter of 2009 with both player numbers and average net daily revenues increasing over the previous quarter. While the Group has lost some share to US-facing competitors, the Group re-claimed third place in the global rankings in January 2010, a position it has held since then. In the week ended 28 February, it is estimated that the Group had approximately 6%1 of the global online poker market versus 7% in August 2009.

The reduction in net revenue impacted Clean EBITDA margins that reduced to 21.8% (2008: 27.8%) and as a result poker Clean EBITDA also declined to $42.8 million (2008: $76.1 million).

Quick hands
In 2009, a hand on PartyPoker lasted an average of 37 seconds (2008: 35 seconds).

1 Based on the average number of daily real money cash game players – source: PokerScout.com.

PartyGaming Plc Annual Report 2009

Overview

Business review	53

Governance

Financial statements

Other information

The table below shows the key performance indicators for poker versus the prior year:

Poker – Key Performance Indicators

Year ended 31 December	2009	2008	% change

Active player days (million)	18.4	21.0	(12%)

Daily average players (000s)	50.4	57.3	(12%)

Yield per active player day ($)	10.7	13.1	(18%)

New real money sign-ups (000s)	496.1	444.9	12%

Average daily net revenue ($000)	538.9	748.8	(28%)

Despite a 12% increase in new player sign-ups to 496,100 (2008: 444,900), player numbers declined by 12% reflecting intense competition in the global poker market as well as a delay in the relaunch of the Group’s VIP and loyalty programmes that did not go live until July 2009. Since being introduced, player numbers have increased as reflected in the Group’s fourth quarter performance reported on 3 February 2010. The Group’s Italian poker network began to gather momentum in the second half but despite growing strongly, was still less than 1% of total poker revenue in 2009.

Improving the rewards for both loyal players and VIPs helped to soften the impact of increasing player attrition rates associated with an expanding customer base. Approximately 16.6% of all 2009 poker sign-ups remained active after six months versus 16.9% of all 2008 sign-ups. As at 31 December 2009, across all real money poker sign-ups, the proportion of players remaining active after six months was approximately 23% (2008: 24%), after 12 months it was 17% (2008: 19%) and after 18 months it was 14% (2008: 15%).

Poker – active player days and unique active players ’000

Whilst the strategic decision to become more competitive on player bonuses reduced yield per active player day to $10.7 (2008: $13.1), the trend in yields did improve in the fourth quarter of 2009 on the back of the improved loyalty and VIP programmes referred to above, as well as more effective player marketing.

Poker yield per active player day $

PartyGaming Plc Annual Report 2009

54 Review of 2009

Casino

Year ended 31 December	2009 $million	2008 $million	% change

Gross revenue	267.1	241.3	11%

Bonuses and other fair value adjustments to revenue	(70.9)	(66.3)	(7%)

Net and total revenue	196.2	175.0	12%

Clean EBITDA	74.4	65.7	13%

Clean EBITDA margin	37.9%	37.5%

The Group’s casino business delivered a particularly strong performance in 2009, strengthening our position as the world’s largest online casino. Despite the exceptionally strong performance during the fourth quarter of 2009, the total amount wagered in 2009 was down 6% to $7.5 billion (2008: $8.0 billion) due to reduced wagering on blackjack on the back of lower cross-sell from poker, the macroeconomic climate and currency movements. However, an improved mix in games played towards higher hold games such as slots and jackpot slots and away from lower hold games such as blackjack, increased the average hold resulting in an 11% increase in gross revenue to $267.1 million (2008: $241.3 million).

A reduction in bonuses and other fair value adjustments from 27.5% to 26.5% of gross revenue meant that net revenue increased by 12% to $196.2 million. This increase, that included approximately $2.0 million from the recycling of a $5.0 million jackpot prize won by one of our VIP players in December 2009, meant that Clean EBITDA margins increased to 37.9% (2008: 37.5%) and Clean EBITDA increased by 13%. A summary of the key performance indicators for the casino business during 2009 is shown in the following table:

Casino – Key Performance Indicators

Year ended 31 December	2009	2008	% change

Active player days (000s)	4,001.2	4,277.2	(6%)

Daily average players (000s)	11.0	11.7	(6%)

Yield per active player day ($)	49.0	40.9	20%

New real money sign-ups (000s)	103.0	80.0	29%

Average daily net revenue ($000)	537.5	478.1	12%

Our focus on growing the volume of dedicated casino players continued in 2009 with a 29% increase in new player sign-ups to 103,000. This reflects our desire to both reduce the reliance on poker as a source of casino traffic and also to increase player yield as dedicated casino customers tend to generate more revenue than poker players. As can be seen, whilst overall player activity is down 6%, player yields are up 20% reflecting the improving player mix and the shift towards higher yielding games – in 2009 blackjack represented 17% of the amount wagered in casino compared with 25% in 2008.

Casino – active player days and unique active players ‘000

PartyGaming Plc Annual Report 2009

Overview

Business review	55

Governance

Financial statements

Other information

Bingo

Year ended 31 December	2009 $million	2008 $million	% change

Gross revenue	76.3	7.7	891%

Bonuses and other fair value adjustments to revenue	(43.5)	(1.8)	(2,317%)

Net revenue	32.8	5.9	456%

Other revenue	0.7	—	n/a

Total revenue	33.5	5.9	468%

Clean EBITDA	13.4	0.3	4,367%

Clean EBITDA margin	40.0%	5.1%

The acquisition of Cashcade in 2009 transformed the Group’s presence in the $1.7 billion global online bingo market1. Acquired for a multiple of between five and six times EBITDA, dependent on financial performance in 2009 and 2010, the Group is now a market-leader in this exciting gaming segment. Average daily revenue in the fourth quarter of 2009 increased by 26%.

While bonuses as a proportion of revenue increased sharply following the Cashcade acquisition, this simply reflects a different philosophy with regard to bonuses, one that has helped to build Cashcade into the highly profitable business that it is today. With the addition of $0.7 million of other revenue from network services, bingo now represents approximately 8% of Group revenue, up from just 1% in 2008.

A summary of the key performance indicators for bingo are shown below:

Bingo – Key Performance Indicators

Year ended 31 December	2009	2008	% change

Active player days (000s)	3,324.3	396.4	739%

Daily average players (000s)	9.1	1.1	727%

Yield per active player day ($)	9.9	14.9	(34%)

New real money sign-ups (000s)	88.7	22.4	296%

Average daily net revenue ($000)	89.9	16.1	458%

All of the key performance indicators for bingo showed strong growth over the prior year with the exception of yield per active player day that reflects the different business model adopted by Cashcade with higher volume and lower value players. Bonuses and other fair value adjustments to revenue increased sharply post-acquisition and the average for the year increased to 57% of gross revenue (2008: 23%), again reflecting Cashcade’s business model. However, despite this sharp increase, average daily revenue was still up over five-fold to $89,900 (2008: $16,100). Revenue would have been even higher but for the introduction of additional payment security measures by Cashcade’s software provider during the second half that impacted player deposits and revenues during the third quarter of 2009.

Historically, the Cashcade business has tended to incur the majority of its marketing expenditure during the first half with the result that Clean EBITDA margins tend to be weighted to the second half of the year. 2009 was no different with Clean EBITDA margins more than doubling in the second half of 2009 to over 43% following the contribution from Cashcade. As a result, bingo Clean EBITDA was $13.4 million with an average Clean EBITDA margin of 40.0% (2008: 5.1%). We anticipate a more balanced spread of marketing expenditure throughout the year in 2010.

1 Source: H2GC – February 2010.

PartyGaming Plc Annual Report 2009

56 Review of 2009

Sports Betting

Year ended 31 December	2009 $million	2008 $million	% change

Total stakes	494.4	538.8	(8%)

Gross win margin	5.5%	4.7%

Gross revenue	27.2	25.1	8%

Bonuses and other fair value adjustments to revenue	(8.2)	(7.1)	(15%)

Net and total revenue	19.0	18.0	6%

Clean EBITDA	5.8	5.1	14%

Clean EBITDA margin	30.5%	28.3%

The Group’s sports betting business, comprising PartyBets.com and Gamebookers.com, delivered a robust performance in 2009 with a marked improvement in the second half of the year. The amount wagered declined by 8% overall due to currency movements, steps taken to scale back unprofitable players, as well as the prior year benefiting from the Euro 2008 football tournament. Operational improvements as well as a favourable run of results helped to increase the gross win margin to 5.5% (2008: 4.7%). Our drive to increase the volume of combination bets rather than singles also helped to raise gross win margins – ‘combis’ tend to attract higher gross win margins and represented approximately 22% of the amount wagered versus 13% in 2008. Tighter controls over bonuses, that fell from 2.0% of the amount wagered to 1.2% in the second half also helped to improve overall performance.

Live betting continues to represent a significant proportion of total betting volume at approximately 47% of total stakes (2008: 41%) and while this tends to attract lower margins than the main book, through the deployment of our own mathematical models, we have begun to see an improvement in the gross win margin on live betting that was 2.3% in 2009, up from 1.9% in 2008. The increase in net revenue and the operational leverage of the business helped to boost Clean EBITDA margins to 30.5% (2008: 28.3%) and Clean EBITDA rose by 14% to $5.8m (2008: $5.1 million).

Sports Betting – Key Performance Indicators

Year ended 31 December	2009	2008	% change

Active player days (000s)	3,552.5	3,456.9	3%

Daily average players (000s)	9.7	9.4	3%

Yield per active player day ($)	5.3	5.2	2%

New real money sign-ups (000s)	115.0	82.6	39%

Average daily net revenue ($000)	52.1	48.8	7%

Despite the challenging macroeconomic environment, active player days and the daily average number of players both increased by 3%, driven by a 39% increase in new player sign-ups. Soccer remains the most popular sport representing 54% of the amount wagered with tennis, basketball and ice hockey being the Group’s other major sports.

Back of the ‘Net
$267 million was wagered on football through PartyBets and Gamebookers in 2009.

PartyGaming Plc Annual Report 2009

Overview

Business review	57

Governance

Financial statements

Other information

Distribution costs

Year ended 31 December	2009 $million	2008 $million	% change

Customer acquisition and retention	71.2	71.9	1%

Affiliates	65.5	69.8	6%

Other customer bonuses (not netted from revenue)	7.4	6.1	(21%)

Customer bad debts	6.1	2.1	(190%)

Webhosting and technical services	36.1	29.6	(22%)

Distribution costs	186.3	179.5	(4%)

Distribution costs as a % of total revenue	41.8%	38.0%

Customer acquisition and retention spend fell in nominal terms but remained within the 15–16% range of net revenue that we have seen in recent years. Affiliate expenses were steady at 14.7% of net revenue and we are continuing to expand our network whilst ensuring that we maintain a healthy balance between the direct and affiliate channels. Other customer bonuses increased from 1.3% to 1.7% of net revenue reflecting an increase in tournament top-ups that was successful in attracting more tournament players. The increase in bad debts, that comprise chargebacks net of fraud recovery, from 0.4% to 1.4% of revenue, reflects a conscious decision to make it easier for customers to deposit. The resultant increase in bad debts is an acceptable side-effect of a drive to increase deposits. A 22% increase in webhosting and technical service costs reflects the inclusion of the contractual fee payable to 888 Holdings for hosting and supporting Cashcade’s bingo games, as well as increased royalty payments attributable to our third-party providers of slots and branded content on the back of higher slot revenues.

Whilst this meant that distribution expenses increased to 41.8% as a proportion of revenue (2008: 38.0%), this was within the guidance given following the acquisition of Cashcade in July 2009.

Continuing distribution costs as a % of ongoing net revenue

PartyGaming Plc Annual Report 2009

58 Review of 2009

Administrative expenses

Year ended 31 December	2009 $million	2008 $million	% change

Transaction fees	27.3	31.2	13%

Staff costs	68.6	82.1	16%

Other overheads	27.4	33.1	17%

Clean EBITDA administrative expenses	123.3	146.4	16%

Depreciation	12.0	18.6	35%

Amortisation	30.5	23.0	(33%)

Impairment losses – assets held for sale	0.6	1.3	54%

Reorganisation costs	1.9	1.7	(12%)

Administrative expenses before share-based payments	168.3	191.0	12%

Share-based payments	8.9	21.7	59%

Administrative expenses	177.2	212.7	17%

Clean EBITDA administrative expenses as a % of total revenue	27.6%	31.0%

Administrative expenses before share-based payments as a % of total revenue	37.7%	40.4%

Administrative expenses as a % of total revenue	39.7%	45.0%

Administrative expenses tend to represent the fixed costs within the business. Despite the decline in revenue year-on-year, through careful management of the cost base, both Clean EBITDA administrative expenses and administrative expenses before share-based payments declined both in absolute terms but also as a percentage of total revenue. 2009 represents the fourth year in succession that we have continued to reduce administrative expenses before share-based payments as a proportion of revenue, reaching 37.7% of total revenue in 2009 versus 40.4% in 2008.

Continuing administrative expenses* as a % of ongoing net revenue

* Before share-based payments, reorganisation costs and one-off items.

This reduction was achieved despite a significant increase in amortisation costs associated with the acquisitions of both Cashcade and WPT that added $9.9 million of additional costs, albeit non-cash in nature. Having renegotiated a number of agreements with some of our key payment processors, transaction fees fell in both absolute terms and as a proportion of revenue. With an extended pay freeze across almost all areas of the business including executive management, together with the benefits of a reorganisation that took place in the second half of 2009, staff costs fell to 15.4% of revenue having been 17.4% of revenue in 2008 and 21.0% of revenue back in 2006. Depreciation fell to 2.7% of revenue reflecting that a number of the Group’s assets are now fully depreciated.

Share-based payments
The vesting of nil-cost options granted in earlier periods was the key driver behind the reduction in share-based payments during the year, partially off-set by the issuance of fair market value options as part of the Group’s overall incentive scheme.

Further details are contained in note 3 to the Financial Statements on page 132.

PartyGaming Plc Annual Report 2009

Overview

Business review	59

Governance

Financial statements

Other information

Taxation
The tax charge for the year is $5.9 million (2008: $4.6 million) reflecting an effective tax rate for Continuing operations of 7.1% (2008: 5.6%). The effective tax rate for Continuing operations before share-based payments is 6.4% (2008: 4.4%). The increase from the prior year is attributable to Cashcade, which is subject to UK tax at 28.0%. There is no tax associated with Discontinued operations.

Net cash

	2009	2008
Year ended 31 December	$million	$million

Cash and cash equivalents	208.8	193.1

Short-term investments	11.6	8.3

Loans and borrowings	(55.7)	—

Net cash	164.7	201.4

Payment service providers	23.4	23.8

	188.1	225.2

Less: Client liabilities and progressive prize pools	(125.5)	(131.1)

	62.6	94.1

Cashflow

	2009	2008
Year ended 31 December	$million	$million

Net cashflow from Continuing operations	120.5	125.2

Net cashflow from Discontinued operations	(15.8)	(10.9)

Net cashflow from operating activities	104.7	114.3

Issue of ordinary shares	2.3	—

Purchase of own shares	(4.1)	—

Proceeds from bank borrowings	55.7	—

Acquisitions	(132.8)	—

Acquisitions – deferred payment	—	(30.7)

Capital expenditure	(6.0)	(8.4)

Purchases of intangible assets	(4.2)	(4.3)

Other	0.1	2.9

Net cashflow	15.7	73.8

Net cashflow from Continuing operations decreased to $120.5 million (2008: $125.2 million) reflecting the reduction in Clean EBITDA. The net cashflow from Discontinued operations in 2009 relates primarily to payments made to the US authorities in association with the Group’s NPA. Proceeds from bank borrowings represent a loan of £35 million from the Royal Bank of Scotland plc that was drawn in late December 2009 and becomes repayable by the end of 2012, with capital repayments starting in 2011. Acquisitions comprise the cash purchase of both Cashcade and World Poker Tour.

Principal risks
The principal risks facing the Group are set out on pages 71–72 of this report.

By order of the Board of Directors

Robert Hoskin
Company Secretary

4 March 2010

PartyGaming Plc Annual Report 2009

60

.

Our markets, products and brands

Leaders of
the pack

We now command a market-
leading position in three
out of four product verticals.
We are working on the fourth.

	PartyGaming Plc Annual Report 2009

Our markets, products and brands	Overview

	Business review	61

	Governance

	Financial statements

	Other information

New in 2009

–	Launched our Italian poker network in June 2009

–	Added 80 new games to our platform

–	Acquired Cashcade, the UK’s market-leader in online bingo

–	Acquired the World Poker Tour

Annual growth in global gross gaming yield until 2012[1]

Global online gaming revenue

+13%

Online poker

+17%

Online casino

+15%

Online bingo

+16%

Online sports betting

+11%

The global gaming market

Gambling is one of the world’s oldest and most popular leisure pursuits. H2 Gambling Capital (‘H2GC’), a leading industry consultancy, estimated that in 2009 global gross gaming yield (‘GGY’) across all channels totalled $334.9 billion (2008: $335.9 billion), of which the online gaming sector (including online lotteries) represented approximately 8% ($26.6 billion), up from 7% ($22.5 billion) in 2008.

The global online gaming sector

Since its origins in 1996, online gaming has developed into a mainstream activity enjoyed by millions of adults across the globe. Now a sizeable industry in its own right, the sector has enjoyed remarkable growth which is forecast to continue in the coming years. Excluding the US and focusing on the four major segments of sports betting, poker, casino and bingo, H2GC estimates that online GGY in 2009 was $18.0 billion, up 14.6% on the previous year. They also estimate that the four major online segments will continue to grow, reaching approximately $26.3 billion by 2012, implying a compound annual growth rate of approximately 13%. This is consistent with projections for global eCommerce by Goldman Sachs which forecast growth in the global market, excluding the US, of 12% per annum between 2009–2015, at which point it is expected to be worth $1,079 billion[2].

As with nearly all areas of eCommerce, broadband penetration is a key driver of growth. As access to fast reliable connections expands, increasing numbers of consumers take the opportunity to access new products and services from a vast array of providers. In online gaming this means operators can deliver more sophisticated and appealing games to a greater number of players, with shorter download times and less disruptions caused by poor connectivity.

1	Estimated compound annual growth, excluding the US. Source: H2 Gambling Capital, February 2010.

2	Source: eCommerce Evolution, Goldman Sachs Global Investment Research, October 2009.

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62

Our markets, products and brands

Many countries around the world have recognised the economic importance of the broadband economy and have sought to encourage the development of the infrastructure necessary to deliver it. This trend is set to continue as governments seek to bridge any ‘digital divide’ between those with and those without access to fast connections. Having assumed the Presidency of the European Union in 2010, Spain has promoted an initiative to mandate governments to ensure universal broadband access for all citizens.

Number of broadband households

Source: PricewaterhouseCoopers – Global Entertainment and Media Outlook 2009–2013.

Along with the deregulation of the telecoms industry and the growth in cable services, such initiatives have a considerable benefit to eCommerce in general, including the online gaming sector. The chart on this page, based on data prepared by PricewaterhouseCoopers, illustrates the significant projected growth in the number of broadband households expected for a number of countries until 2013.

Whilst important, broadband penetration is only one of the drivers contributing to the growth of the online economy. Increasing consumer confidence in effective and low-cost payment mechanisms, the expansion of traditional bricks and mortar businesses into the online arena and their accompanying marketing spend, have all played a significant role in normalising consumers’ perceptions of the internet as a channel for commerce, including gaming.

The online gaming sector – geographic split

As mentioned above, in 2009, excluding the US, where the UIGEA currently prohibits online gaming, the online gaming sector was estimated to be worth approximately $18.0 billion of GGY versus $15.7 billion the previous year. Over the next few years it is forecast that the online gaming sector outside of the US will grow strongly. Within Europe, some of the fastest growing territories between 2009–2012 are expected to be those that have or are in the process of embracing a proper regulated framework for online gaming such as Italy (16% CAGR), France (22% CAGR) and Denmark (34% CAGR)[1].

Regulatory developments around the world continue to be an important factor, influencing the growth and shape of the global online gaming sector. As noted under ‘Regulatory developments’ on page 24, there are proposals to regulate and license online gaming in a number of territories around the world that if enacted, have the potential to add further momentum to the scale and growth rate of the online gaming sector.

1	CAGR includes online poker, casino, bingo and sports betting gross gaming yield.

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Overview

Business review	63

Governance

Financial statements

Other information

The online gaming sector – product split

The non-US online gaming sector can be broken into a number of distinct categories. Excluding lotteries, which in the majority of cases are the preserve of state-controlled entities, sports betting is the largest, estimated to have been worth $8.7 billion of GGY in 2009 (49% of the market), followed by casino $4.1 billion (23%), poker $3.4 billion (19%) and bingo $1.7 billion (9%).

Global online gaming gross gaming yield by product* $bn

Source: H2GC, February 2010.
* Includes the US.

PartyGaming offers Party-branded games in each of these categories through an integrated platform and a shared wallet. This allows our customers to move seamlessly across Party-branded sites without the need for separate wallets, logins or deposits. Customers can play any Party-branded game once they have created and deposited in their unique Party account. We also offer a variety of games under different brands that reside on third-party technology platforms. This means that if players choose to leave one of our Party-branded sites, we can offer an alternative player experience whilst retaining their revenue.

Probably best-known for our PartyPoker product, the Group has successfully diversified its business in recent years, with the rapid expansion of other segments, especially casino. Now a top-three operator in three out of four of our product segments, we are focused on completing the set by becoming a market leader in sports betting.

The following sections review the market dynamics and success factors required in each of our product verticals.

The Big Brand Sound
From Tarzan’s jungle call to Sinatra’s classic rendition of ‘New York, New York’, our branded slots continue to strike the right note with our customers.

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Our markets, products and brands

Online poker

Arguably the world’s favourite card game, poker has been around in one form or another for centuries. Whilst it is impossible to put an exact figure on it, a few years ago The Economist weekly newspaper estimated that there were between 140 –180 million players worldwide[1]. The popularity of the game exploded at the turn of the century thanks to a number of factors. Now part of the Group, the World Poker Tour (‘WPT’) broke new ground in 2003 by televising high stakes tournaments that proved to be a hugely popular format. Where WPT led, others followed, helping to establish poker as a leading televised game. In 2009, WPT programming was broadcast in over 200 countries to an aggregated audience in excess of 400 million people.

Increased televised coverage prompted higher financial rewards for professional players which now rival those found in other leading professional sports. For example the 2009 winner of the World Series of Poker (‘WSOP’), 21-year-old Joe Cada, picked up $8.5m in prize money while 2008 winner Peter Eastgate collected $9.2 million. By comparison, the leading money winner on the 2009 ATP Tour was Roger Federer who earned a total of $8.8 million in prize money in 2009.

Poker’s popularity has of course also been driven by the emergence of online poker operators that have capitalised on the acceptance of gambling as a mainstream form of adult entertainment and the convenience offered by the internet. This is a trend that is expected to continue as the game expands its reach into new markets. H2GC estimates that the global online poker market was worth $4.9 billion of GGY in 2009, a 25% increase over 2008. Of this, the US market represented approximately $1.4 billion – a clear indication that the US continues to be one the world’s most valuable and dominant markets.

Predicting the future growth rate for global poker revenue is complicated by the constantly changing regulatory landscape. In 2008 Italy introduced a licensing regime for tournament poker that drove it to become one of the fastest growing poker markets in the world in 2009, a trend that is expected to continue.

Italy GGY - Expected impact of regulation

Source: H2GC, February 2010.

France and Denmark have announced plans to follow a similar path to regulation, while in the US a variety of bills and proposals are being contemplated. While the growth in the global online poker segment, including the US, is expected to moderate in the medium-term as markets mature, H2GC forecasts a CAGR of 11% between 2009 and 2012 when the total gross gaming yield from online poker is expected to reach $6.7 billion of GGY. Should the US introduce a regulated market, these growth rates can be expected to increase.

1	‘A big deal’, The Economist – 22 November 2007.

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Overview

Business review	65

Governance

Financial statements

Other information

Market structure

In January 2010, Casinocity.com, an independent online gaming directory, listed over 2,300 online casinos, poker rooms and other gaming sites that were open for business. Such a proliferation of sites may at first glance suggest that entry into the online gaming industry is easy, but the real story is somewhat different. Whilst it may be relatively straightforward to register a domain name and license software, very few companies are able to establish a global footprint and attract enough customers to generate significant revenues. The advantages of scale have already resulted in the emergence of a few large players and we expect the number of operators in the space to consolidate as consumers gravitate towards the larger groups and as M&A deals create fewer, more broadly-based operators.

The global nature of the online gaming market makes obtaining accurate market share data for any individual segment problematic. However, in poker, the pokerscout.com website provides an independent source of data by analysing player traffic and is widely regarded as a useful source of such information. The analysis has limitations, however, as it is restricted to cash games only, excluding tournament games that typically constitute approximately 30% of total poker traffic. It also is unable to analyse the value of individual players. It does however provide a useful proxy for the overall structure of the market. Using data from the week ending 28 February 2010, the chart below provides an estimate of the market share held by the major operators, including PartyGaming.

Online poker market share*

Source: PokerScout.com
*	Based on average daily players for the week to 28 February 2010.
^	Accepts wagers from US players.

The dynamics of the poker market are complicated by the fact that while the US enacted the UIGEA to prohibit online gaming, a number of privately owned companies have continued to operate in defiance of the ban. As highlighted under the Group’s key risks on pages 71–72, this has enabled such companies to capture market share in the US, still the world’s single largest market, and exploit their high levels of liquidity and reinvest profits generated from them into other markets. While this situation continues, PartyGaming and other companies that complied with the US ban, are effectively placed at a competitive disadvantage. It remains to be seen what action, if any, the authorities in the US will take against such companies.

Success factors

In addition to generic requirements such as excellent software and safe and secure payments, having sufficient player liquidity is a prerequisite for success in online poker. It means that players can quickly find a table to play at the stakes they want. Being able to offer attractive tournaments and promotions are also important for success.

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Our markets, products and brands

PartyPoker
Launched in 2001, PartyPoker is the Group’s flagship poker brand and, following a successful repositioning of the product in 2009, it is once again the world’s largest non-US facing poker site and player liquidity pool. Poker remains a significant business segment for the Group, generating 44% of total revenue in 2009 (2008: 58%) and 32% of Clean EBITDA (2008: 53%).

In addition to the main PartyPoker.com site, PartyPoker.it was launched in June 2009 following the introduction of a regulatory regime by the Italian government. The site, which sits outside the Group’s main poker liquidity pool, operates with a ring-fenced pool of Italian players and forms the cornerstone of the Group’s Italian poker network which also includes INTRALOT and Fueps for which the Group provides software and support services.

Poker ace
From gymnast to paratrooper and from ballroom dancing instructor to professional poker player, Mike Sexton, who chose the name for PartyPoker and is the site’s ambassador, was inducted into the Poker Hall of Fame in 2009. Congratulations Mike!

World Poker Tour
The Group’s footprint in poker was also expanded in November 2009 through the acquisition of the WPT’s brand and assets, bringing one of the biggest names in online poker to the PartyGaming stable. Launched in 2003, the WPT is widely credited as playing a key role in boosting the popularity of poker. The tour consists of a series of high profile, high stakes casino-based poker tournaments which culminate in a world championship where the prize pool has reached as much as $15.5 million. The rights to televise WPT events are sold throughout the world reaching an annual audience of over 400 million viewers.

The acquisition included ClubWPT, a US-based poker subscription platform. Operating under the sweepstakes rules rather than gambling legislation, subscription poker gives players the chance to win prizes in online tournaments. In 2010, the Group launched branded WPT poker and casino sites on the PartyGaming platform.

PartyGaming Plc Annual Report 2009

Overview

Business review	67

Governance

Financial statements

Other information

Online casino
Online casinos were amongst the first online gaming sites to appear on the internet when they launched in the mid-1990s. During the course of the past decade, the market has grown out of all recognition, from an estimated global GGY of $500 million in 2000 to reach $5.7 billion in 2009, itself an increase of 14% over 2008. Excluding the US, the global online casino market was estimated at $4.1 billion of GGY in 2009 and is forecast by H2GC to reach $6.2 billion by 2012, a compound annual growth rate of 15%.

Success factors
As players play against the house, player liquidity is not as important as in poker. However, scale does mean that an operator is able to offer larger jackpot prizes and this can act as a major draw for casino customers. Reputation is also important as players need to be confident that games are fair and that if they win a major prize, the operator will pay them. Having a broad range of popular games is another success factor, ensuring that players can always find a game they want to play.

Top slot
PartyCasino is the world’s largest casino and is seeking to expand its share of pure casino players.

PartyCasino
Having been the junior partner to poker in the Group’s gaming portfolio for many years, casino has rapidly expanded over the past two years, generating 44% of revenues and 55% of Clean EBITDA in 2009. PartyCasino, our premier brand, is the world’s largest online casino.

PartyCasino’s success has been built on the simple formula of delivering the widest choice of the best games available. This has been achieved through in-house efforts as well as taking third-party assets and brands to generate great gaming content. The Group has licensed a number of blockbuster brands from the likes of Paramount Pictures, STUDIOCANAL and Frank Sinatra Enterprises resulting in the development of exclusive slots, designed and created by our in-house development team. Titles launched to-date include The Naked Gun, Resident Evil, Rambo, Frank Sinatra and The Terminator, to name but a few. This concerted effort enabled us to add 80 games to our platform in 2009 and we are already on course to add a further 50 games in 2010.

We have also used our in-house expertise to improve some of our classic games including blackjack and roulette and innovated in other areas such as the use of live dealers.

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Our markets, products and brands

Eyes down, numbers up
Our acquisition of Cashcade has taken us to a market leading position in the $1.7 billion online bingo market outside the US.

Online bingo
The online bingo market is a relatively small, but fast-growing segment of the online gaming market, estimated by H2GC to have generated $1.9 billion of GGY in 2009, an increase of 18% over the previous year. Excluding the US, the global online bingo market was worth an estimated $1.7 billion in 2009. H2GC also forecasts that bingo gross gaming yield will reach $2.6 billion by 2012, a compound annual growth rate of 16%. The UK is the world’s largest online bingo market, estimated to be worth approximately $622.9 million in 2009 or 37% of the total, excluding the US.

Success factors
Player liquidity is important in bingo because, as a pari mutual game, the more players there are, the bigger the potential prize. Having a good chat function and lots of side games are also important for success.

Cashcade
PartyGaming’s position in the online bingo sector was transformed in July 2009 with the acquisition of Cashcade, the market leader in the UK. The acquisition included a number of the UK’s leading bingo sites such as Foxy Bingo, Cheeky Bingo, Think Bingo and Bingo Scotland that now form the majority of PartyGaming’s bingo offer, which also includes the PartyBingo brand.

Outside of the UK, large markets include Spain, Scandinavia and a number of Latin American countries. Often perceived as a softer side of gambling, social networking and online communities are fundamental parts of any successful bingo site. In 2009 the Group’s bingo segment generated 7% of total revenues and 10% of Clean EBITDA, a substantial increase over the previous year, reflecting the acquisition of Cashcade in July 2009.

PartyGaming Plc Annual Report 2009

Overview

Business review	69

Governance

Financial statements

Other information

Sports betting
Sports betting is the largest individual segment in the online gaming sector. Excluding the US, it is estimated that the global online sports betting segment was worth $8.7 billion of GGY in 2009, up by 4% on the previous year. This growth is expected to continue with H2GC forecasting that it will reach $11.9 billion by 2012, a compound annual growth rate of 11%. The proliferation of online sports betting sites means that no market share data is currently available.

The popularity of different sports varies by territory which impacts the mix of wagers and the margins available to betting operators. Horse racing and football are particularly popular in the UK while football and tennis are among the most popular events in other parts of continental Europe.

Success factors
Offering odds on a wide variety of sporting events is clearly important but so is scale. By having a broadly-based pool of bets, a sports book operator is better able to manage its portfolio of risk. Punters bet against the house and so it is possible for the operator to lose money if it fails to set odds correctly. But, across a wide variety of bets and events, an operator should be able to make a positive return, or gross win margin.

Gamebookers and PartyBets
Sports betting was added to the Group’s games portfolio in August 2006 with the acquisition of Gamebookers. PartyBets was introduced in 2007 and sits on our integrated party-branded systems platform. Together, these two brands comprise the Group’s sports betting franchise with Gamebookers being particularly popular in Central and Eastern Europe. Sports betting is currently the smallest of the Group’s product verticals although it is our stated objective to build this area of our business both organically and through acquisition. In 2009 our sports betting segment generated 4% of total revenues and 4% of Clean EBITDA.

Financial spread betting
An increasing popular way of participating in the financial markets, spread betting and trading contracts for difference (‘CFDs’) is an expanding market. At the beginning of 2010 the Group launched a new financial spread betting product at InterTrader.com, that allows customers to make bets based on movements in the financial markets.

No substitute
Football represented 54% of the amount wagered on sports in 2009.

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Our risks

Don’t fret

We constantly fine-tune our risk profile
based on the latest commercial and
regulatory developments.

	PartyGaming Plc Annual Report 2009

Our risks	Overview

	Business review	71

	Governance

	Financial statements

	Other information

Summary of key risks

Specific risks	Our response

Technology

– Products become uncompetitive	– Continued investment in software, systems and infrastructure

– Systems failure	– Disaster recovery

– Increased risk of fraud	– Sophisticated anti- fraud systems

– Customer withdrawals	– Diverse player base

– Reputation damage	– All of the measures noted above

Regulation

– Closure of markets	– Active engagement with regulators and governments

– Impact on margins	– Careful management of regulatory compliance

– Legal action	– Compliance is overseen by the Board, legal department and external advisers

– Failure to comply with Non-Prosecution Agreement with US authorities	– All of the measures noted above

Unlevel playing field in online poker

– Increased customer acquisition costs	– Product and territory diversification

– Loss of player liquidity	– B2C, B2B and B2G strategy

– Reduced margins	– Product and marketing innovation

Taxation

– Lower returns on investment	– Tax planning

We continually ask ourselves the small but highly important question ‘what if?’ In 2009 we conducted six major workshops to assess whether any individual risk had increased, decreased or become obsolete since it was last assessed; to identify any new risks, especially from recent key business events and; to identify the likelihood of a risk occurring and its possible impact on the Group.

The workshops help to embed risk management within the business and improve responsibility and accountability for managing business objectives and risks. Facilitated by the Internal Audit & Risk Management team, they involved key people from each of the prime functions across all Group locations: Technology, Marketing, Human Resources, Operations, Finance, Legal and Company Secretarial.

An executive level workshop was also conducted by the Executive Risk Committee towards the end of 2009, to ensure that all strategic risks were identified and a consensus on the significant risks resulting from the individual functional workshops was agreed.

Many of the threats and challenges faced by online gaming companies are similar to those faced by other leisure and entertainment industries. They include competition, changes to consumer tastes, maintaining healthy financial ratios in compliance with banking covenants, loss of key personnel and so on. But there are also certain risks that are more specific to PartyGaming and to the online gaming industry that deserve particular mention. These risks are summarised in the table on this page and described in detail overleaf.

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72

Our risks

Technology
Technology is the engine of the online gaming industry and no operator can afford to stand still. Improving our gaming platform is a never-ending and vital task that continually sharpens our competitive edge, keeps us abreast of evolving consumer tastes and upholds our reputation for operating a safe and secure gaming environment.

Deploying our own proprietary technology across the bulk of our business helps mitigate the risks associated with technological change compared to those that are heavily reliant on third-party gaming software and systems. However, we do share the industry’s general risks associated with providers for services such as broadband and communications, data management and storage. To counter these risks, we have back-up centres for disaster recovery purposes and we continually aim to restrict our reliance on any one supplier for any particular service.

Regulation
Regulatory compliance is a prime management process for the Group. Our geographic reach means that our landscape comprises many different regimes, overlaid by a complex and diverse web of political and cultural attitudes towards online gaming. Our compliance obligations range from administration of our gaming licences in Gibraltar, Italy and Alderney to assessing what impact country-specific and pan-regional rules and regulations might have on our business and the wider industry. Whilst attitudes towards online gaming as a leisure pursuit continue to evolve, there is always a risk that certain territories may seek to outlaw online gaming.

We advocate that the best way to protect consumers is to license and regulate online gaming, a concept that is now being grasped by more countries around the world and particularly so in Europe with France and Denmark the next to join the UK and Italy by introducing online gaming regimes. We continue to believe that our conservative approach and proven management of regulatory compliance will deliver significant business opportunities over the medium to longer term.

Unlevel playing field in online poker
As noted previously in this Annual Report, the sites that continue to accept online gaming customers from the US have created an unlevel playing field that represents an ongoing threat to our poker business. To mitigate this threat, we are concentrating our efforts on operational excellence, increasing our brands’ strength and relevance to consumers in a number of international markets by providing excellent gaming entertainment.

Taxation
Group companies operate for tax purposes only where they are incorporated, domiciled or registered. Revenues earned from customers located in a particular jurisdiction may give rise to further taxes in that jurisdiction. If such taxes are levied, either on the basis of existing law or the current practice of any tax authority, or by reason of a change in law or practice, then this may have a material adverse effect on the amount of tax payable by the Group. We manage these risks by considering tax as part of our business planning.

Change in risk versus 2008*	Rationale for change

Technology

No change	–

Regulation

Reduce	Signing of NPA and opening of markets in a number of territories

Unlevel playing field in poker

No change	–

Taxation

Increase	Opening of markets likely to require additional local taxes to be paid

* Based on management’s assessment.

PartyGaming Plc Annual Report 2009

Overview

Business review	73

Governance

Financial statements

Other information

Our values

A smart
operator

Our business has been built on trust
and confidence. Being smart is not
about appearances, it is about
being responsible regarding all
of our stakeholders.

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74

Our values
Responsibility

Our approach
Despite the challenging business environment, we did not lift our foot off the Corporate Social Responsibility (‘CSR’) pedal in 2009. In fact we pressed down harder, remaining focused on the long-term returns that can be obtained from committed investment in responsible business practices.

CSR is not just one single process or business approach, but rather a long and complex chain of many different and individual steps. Just like a chain, it is only as strong as its weakest link. This is why we have to draw upon both internal and external expertise and procedures to ensure that our high standards are not undermined. We have invested large amounts of human as well as financial capital in building the requisite trust and confidence in our products and brands to succeed. The bottom line is that we simply cannot afford to compromise on anything that might damage these important attributes in the eyes of our key stakeholders.

We believe that business practices need to be independently measured otherwise claims about ethical practices can ring hollow. In 2009 we again engaged GoodCorporation to undertake an independent assessment of how well we are performing against our own standards and principles of responsible business management, as well as those in the wider marketplace1.

A business of our scale and geographic spread means that having sound policies is one thing, but ensuring that they are being implemented effectively across differences in culture as well as language is more challenging. GoodCorporation not only looks to confirm that an appropriate policy is in place, it also seeks to verify whether it is understood, working, and how effectively employees of all levels are implementing it. This process helps us to ensure that our standards are not only maintained but improve over time.

In their latest review, GoodCorporation found that versus their previous full assessment in 2007/2008, the Group had improved in 38% of the 66 measures assessed, 44% stayed the same, 15% had declined and 3% were being assessed for the first time. Our high ethical standards apply to all aspects of our business: how we deal with our customers – the fairness and integrity of our games have to be upheld and ring-fenced; they also apply to our suppliers and how we agree to do business together; as well as our employees through a variety of channels from health and safety to non-discriminatory employment terms and conditions. But acting responsibly is not just about how we operate and interact with our immediate stakeholders. We also believe we should put something back into society through charitable donations and via a pro bono scheme for employees.

1

GoodCorporation is an independent specialist consultancy that the Group engaged to verify its internal procedures, policies and controls on a range of CSR-related issues. The conclusions of their review are summarised over the next few pages of this report.

PartyGaming Plc Annual Report 2009

Overview

Business review	75

Governance

Financial statements

Other information

Managing responsibility
Martin Weigold, Group Finance Director, has executive responsibility for our CSR-related matters, a role he has held since 2005. The overall process is overseen by the Ethics Committee of the Board, which is chaired by Tim Bristow who became an Independent Non-Executive Director in 2007.

While there is no formal requirement to have an Ethics Committee, given the importance of our reputation and trust to our long-term success, we believe that it is important to have both a high level and independent oversight of responsible gaming and wider CSR initiatives.

Gold Standard
We have been recognised by the Gambling, Research, Education and Treatment foundation in the UK for our significant contribution in 2009.

The Committee comprises three other Board members, being Rod Perry, Lewis Moonie and Rami Lerner, who meet regularly to consider ethical and social matters relating to all of our activities and are responsible for preparing and maintaining the Group’s ethical and social policies.

The Committee has a broad remit, it includes reviewing the adequacy of our CSR-related policies, proposals and procedures, which in turn include, responsible gaming, compliance with our gaming licences, anti-money laundering, fairness and integrity of gaming systems as well as our impact on the environment and the communities where we have offices.

The remainder of this section of the Annual Report gives insight into our approach to responsible gaming, our relationships with employees and customers, and how we interact with our suppliers, local communities the environment, shareholders and other providers of capital.

More information about our general approach to responsibility as well as our CSR policies and practices can be viewed at:

http://www.partygaming.com/prty/en/ responsibility/ourapproach

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Our relationships
Customers and responsible gaming

Guiding light

Our policies, controls and practices
are designed to direct players to stay
within their limits.

	PartyGaming Plc Annual Report 2009

Our relationships Customers and responsible gaming	Overview

	Business review	77

	Governance

	Financial statements

	Other information

‘Know your limits’. This is the clear message we want all of our customers to understand and adhere to when playing on our sites. For millions around the world, gaming is a source of great entertainment and fun. But, as with many other consumable products and services, for a very small minority, gaming can cause problems and we are committed to doing our part to ensure that this is kept to a minimum.

Prevalence studies conducted in several countries in recent years show that the incidence of problem gambling is low, typically less than 1%. However, what is clear is that this remains an extremely complex issue, one that is fraught with difficulties such as co-morbidity with other behavioural patterns and circumstances including financial difficulty as well as other addictions.

Whether gambling is a cause or a symptom of some of these problems remains unknown. As a result, in addition to improving society’s understanding of prevalence, as an industry we also need more behavioural studies so that we can gain a much better understanding of gambling behaviour, its pathology and routes that we can take to help those who are suffering. Only then can we create better policies to prevent, educate and treat individuals with regard to problem gambling-related issues.

As a responsible gaming company, our objectives are to prevent underage gambling, protect the vulnerable and keep out crime. Our philosophy is that ‘prevention is better than cure’ and this is core to our approach to responsible gaming. This isn’t just about ‘doing the right thing’, it also makes good business sense by reducing fraud and preserving our reputation as a responsible operator, instilling trust and confidence in both our retail and corporate customers.

Age verification

Protecting children is a clear priority. As well as appropriate messaging on our sites and all our advertising, we make extensive use of third-party age verification tools to prevent children from playing on our real money games. Whilst the availability of reliable data sources varies by territory, we have been testing systems developed by third-party suppliers covering up to 30 countries, helping us to improve our screening process further.

We are already using the very best technology available in this area and are looking to expand this, drawing upon that provided by suppliers such as GB Group, Aristotle and 192.com and will continue to test and hopefully employ other solutions as more accurate and sophisticated child protection and know-your-customer technology is developed.

Whilst we acknowledge no system can be guaranteed as being 100% secure, we continue to strive to achieve this goal.

Be responsible
We encourage our customers to play within their means using our responsible gaming tools such as deposit limits, self-exclusion tools and session timers.

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Our relationships
Customers and
responsible gaming

Responsible gaming

Responsibility is not just about customer ID and child protection. When it comes to responsible gaming, this presents a different set of challenges for the Group. Determining what player behaviour might constitute ‘problem gambling’ is extremely difficult, if not impossible. Whilst we can see how a player behaves on our sites, we do not know about their personal circumstances, their lifestyle or income, all of which are important for identifying problem gambling. Even after years of research into the subject, the leading academics in this field cannot agree on a single definition of what a ‘problem gambler’ is. Faced with this challenge, our approach is to encourage players to take control of their own gaming experience through the use of a series of responsible gaming tools that are available on all our sites.

These include session timers, so players know how long they have been playing, as well as tools to help them assess whether they may be gambling too much and if so, who they can talk to in order to get expert help. We encourage players to set deposit limits when they first join one of our sites, again to take control of their spending behaviour. We also have an automated self-exclusion and account closure system so that players can choose to take a break by using an easy-to-use online calendar. With all of these tools, once a limit has been set by a customer it cannot then be countermanded – ‘no’ really does mean ‘no’.

We know that even with such tools in place, there will be a small percentage of customers that refuse to use them and/or refuse to recognise the fact that they may have a problem. This is especially true at the far end of the spectrum where pathological disorders may cause irrational gambling behaviour and these remain the subject of medical research.

While the percentage of players with such problems is very small and the fact that the vast majority of our customers adopt a sensible approach to gaming on our sites, complacency is not on our agenda: we remain committed to advising and helping customers to know and play within their limits. To try and increase our understanding of customer behaviour, we are considering advanced analytical methods that have been developed by FutureSpace, a company associated with the PhD statistical department of Cambridge University in the UK.

Fair play

As well as conducting extensive internal testing of all of our games before launch, we also engage approved testing houses on a regular basis to ensure that our games are fair and that statistical outcomes are as expected, in-line with game rules. We also monitor playing behaviour, protecting players from anyone seeking to gain an unfair advantage by cheating or in contravention of our terms and conditions.

PartyGaming Plc Annual Report 2009

Overview

Business review	79

Governance

Financial statements

Other information

Customer security and crime prevention

The concept of ‘responsible gaming’ also extends to preventing crime and ensuring our systems and payments remain secure. With representation on the Gaming Committee of the International Money Laundering Prevention Officers, Anti-Money Laundering Europe, the Remote Casino Working Group of the Financial Action Task Force, and the Remote Gambling Association’s (‘RGA’) Anti-Crime, Regulatory, International and Social Responsibility forums, the Group takes the issue of tackling crime very seriously.

In 2009 we continued our efforts, working with the RGA and the European Gaming and Betting Association (‘EGBA’) to promote an independent Criminology and Financial Crime study to address concerns that the online gaming industry is particularly exposed to financial crime.

In recognition of the fact that PartyGaming is at the vanguard of the effort to fight cybercrime, we have been invited to sit on a cross-industry panel of eCommerce experts, along with representatives from Google, Microsoft and AOL, to advance UK policy on internet security.

The commercial benefits from such an approach to responsible gaming are evidenced by our recent success in winning significant B2B contracts.

Under the spotlight
Our random number generator is checked every day by iTech Labs, a certified independent testing laboratory.

Managing responsibility

Once developed and approved by senior management and the Ethics Committee, responsible gaming policies and procedures are then permeated through the rest of the organisation. All of our employees are required to take regular online training for responsible gaming issues using a programme developed with GamCare, which also certifies annually that we do what we say when it comes to responsible gaming. Responsibility is a feature of all of our business activities ranging from software development and game design, right through to the marketing of those games and customer service.

In designing games and features, we aim to ensure that they do not incorporate items that research indicates may encourage uncontrolled gaming by customers. Our marketing staff undertake responsible gaming training on a regular basis. This is in addition to ensuring that our advertising complies with local laws and also with the Advertising Code developed by the British Advertising Standards Agency. Our “Know Your Limits” campaign is reinforced by our voluntary promotion of www.gambleaware.co.uk that appears on all of our UK advertising.

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Our relationships
Customers and
responsible gaming

Whilst we have invested heavily in seeking to prevent customers from developing gambling-related problems, we recognise that some will slip through the net. In an effort to try and help those that do, we subscribe to the Gambling Therapy Service that helps players to obtain information about responsible gaming and to seek counselling, if required, using an online service that is offered in more than 20 languages.

Raising standards

We participate in several international associations and councils that seek to promote responsible gaming issues. In addition to being a member of the two main industry associations: EGBA and the RGA, we also have close relations with eCOGRA, a non-profit organisation that oversees fair gaming, player protection and responsible operator conduct.

PartyGaming’s role

While the ultimate responsibility for gaming behaviour rests with the individual, we want to ensure that gambling does not assume too large a role in his or her life. We recognise that as one of the world’s leading online gaming companies that is also a member of the FTSE4Good Index Series of Companies, we have an important role to play in leading the industry in this important area – it is one we are proud to accept.

GoodCorporation’s findings

“Regulators rate PartyGaming highly. However, regulators also are increasingly interested in the issue of intervention and improving the identification of players who may have problems – an area where the Group can improve.

“As the Group increases its government-related business, there may be benefits from formalising its government-related activity.

“In relation to affiliates, a stronger selection process could be beneficial as could greater communication of responsible gaming practices.”

	PartyGaming Plc Annual Report 2009

Our relationships Employees	Overview

	Business review	81

	Governance

	Financial statements

	Other information

Vital statistics

	2009	2008

Headcount	1,301	1,191

Male:female	66:34	69:31

Nationalities	34	26

Voluntary staff turnover	11%	21%

Grievances	12	19

Redundancies	83 ~	114 *

Working hours lost to sickness	1.7%	1.4%

*	(21 redeployed within the Group).
~	(2 redeployed within the Group).

On the spot
Our executive team have already responded, to over 200 questions from employees, using our ‘ExecDirect’ forum.

For any company, the skills, motivation and energy of its workforce are key drivers for success. However, for a business like ours, that has few physical assets, the culture and drive of the organisation is critical if the true value of our intellectual property, brands and customer base are to be maximised.

Our organisational structure ensures that all of our staff are fully aware of the aims and objectives of the business and are clear upon how their role will help us to achieve them. Although we are a relatively young company in a young industry, we have evolved our operational structure and procedures to mirror those found in some of the world’s best companies.

Strategy-cascade
We believe that good communication is vital in developing a well-motivated and engaged workforce. In order to execute our strategy our employees must not only be aware and understand that strategy, they must also commit to it.

We employ a ‘strategy-cascade’ process which has formalised the manner in which information is disseminated throughout the Group. Starting at the top, the process begins with regular strategy events involving senior management that review and refine both our strategic objectives and the processes we deploy to achieve them. Once established, there then follows a series of company days in each of the Group’s territories where the Executive Directors provide updates to the locally-based employees. Detailed briefings on each of the individual tactical plans that lie behind the strategy are then held at a team level before being built into the objectives of every employee as part of their 360° appraisal process. Throughout this process, employees are actively encouraged to discuss the details of these plans with their line managers.

Online communication
Outside of the strategy-cascade process, we use an array of online tools to regularly engage with staff. These include: personal email updates from the CEO; ‘PartyPost’; the Group’s in-house emagazine; and ‘PartyPerformance’, a more formal quarterly update, which sets out how the Group is performing against our stated business objectives.

PartyGaming Plc Annual Report 2009

82

Our relationships Employees

These bulletins are backed by the Group’s intranet site which provides a one-stop-shop for all of the Group’s procedures and other corporate information including policies on Whistleblowing, an Employee Code of Conduct and Ethics and Anti-Bribery Policy. Of course, communication is a two-way street, and ‘ExecDirect’ has been established to provide employees with the opportunity to pose questions anonymously to any member of the Group’s Executive and be guaranteed an on-the-record answer in an open forum. This has proved extremely popular with over 200 questions posed and answered since being introduced in May 2008.

Rewards and incentives
Our people are self-motivated, dynamic individuals who understand what is needed for the business to succeed. Such characteristics are not ‘nice to haves’, they are essential given the demands of the industry in which we operate. It is therefore fundamental that we recruit and retain the very best talent in order to maintain our competitive edge. Our high expectations are matched by the potential rewards on offer. We seek to correlate closely an individual’s overall remuneration package with their contribution to the success of the Company, through a mixture of short-, medium- and long-term incentives. These include competitive salaries, an employee share plan and an annual bonus scheme tied to Clean EBITDA performance.

This reward process and all of our employee data is managed through ‘Pi’, the Company’s Enterprise Resource Management tool. Not only does this provide complete transparency for managers and employees on the appraisal process, it also allows individuals to actively participate in their own objective-setting and assessment, as well as identifying areas for further training and development.

Skills and training
We place a premium on having a highly-skilled workforce. In a technology-based business such as ours, employees must have the skills to carry out their current day-to-day responsibilities and be able to develop new ones so they can innovate and drive the business forward.

With a well-trained workforce we can exploit new systems, software and management tools to seize new opportunities and guard against potential threats.

In 2009, the Group ran 860 days of training which were attended by over 2,500 delegates. This gave every member of staff the opportunity to access a wide range of courses and workshops which included everything from IT skills and customer service management, up to our advanced programme: ‘PartyPathway’, which is designed to extend the skills of the Group’s highest fliers.

In addition to our classroom-based learning, employees are required to complete online training and testing to ensure that we achieve the very highest levels of regulatory compliance. Based on rolling figures to take into account new starters, as at the end of 2009, 98% of all employees had completed our GamCare accredited social responsibility course while 92% of required employees had completed anti-money laundering training.

Organisation
The Group regularly reviews its organisational structure to ensure it has the best balance of personnel and resources to most effectively execute the business strategy. The challenges faced in 2009 required that we reorganise and streamline the organisation.

Such fine-tuning of the organisation is always regrettable but necessary for our long-term success. Despite such reorganisation, the Group has again expanded through both newly created positions and due to the acquisitions of Cashcade and the World Poker Tour. As at 31 December 2009 we had 1,301 staff, up from 1,191 a year earlier.

GoodCorporation’s findings
“Overall a strong performance. Further work to do in terms of management culture and openness in certain locations. Health & Safety can still be strengthened and scope for further improvement in the appraisal process, training and clarity of employee bonuses.”

	PartyGaming Plc Annual Report 2009

Our relationships Suppliers	Overview

	Business review	83

	Governance

	Financial statements

	Other information

The supply chain, a fundamental but complex and logistically driven part of our business, is overseen by a procurement team that adheres rigidly to set policies and procedures that are designed to alleviate exposure to risks, foster long-term business alliances and ultimately play a role in our success.

As well as managing all of our employee data, our Enterprise Resource Planning system also governs each stage of the supply chain. We have a preferred list of significant suppliers covering a wide-range of goods and services. New suppliers have to undergo a competitive tender process and have their financial strength, quality control and business ethics assessed.

This approach has helped to protect us against the recessionary-induced collapse of many companies around the world.

The most significant change in our supplier list in 2009 was the change to using London Capital Group to provide the trading platform for PartyMarkets and ultimately the launch of the InterTrader spread betting service in early 2010. Only one of our suppliers, a small courier business, unfortunately succumbed to the recession in 2009.

By encouraging suppliers to adopt similar principles of responsibility and high standards to our own is beneficial in many respects, not least of which is the standing and preservation of our corporate reputation. Having established high standards for our own supply chain we have been able to embed similar principles into our own supply agreements as part of our B2B agreements with companies like INTRALOT, Fueps and Channel Five.

Excluding more than 7,000 unique active suppliers that constitute our affiliate network, we used more than 450 suppliers for a wide range of goods and services in 2009, up from around 420 the year before. In terms of financial value, our largest supplier provided US$15.8 million of goods and services to us. There were 31 other companies that were paid over US$1 million in 2009. The range of goods and services provided by our key suppliers is very broad, encompassing broadband and other telephony services, creative design, computer hardware and software, advertising, marketing agencies, affiliates, media buyers, recycling, travel agents and the designers and printers of this Annual Report.

GoodCorporation’s findings
“Supplier controls are now working much better. Further work could be done to reinforce policies and extend responsible practices and controls to legacy suppliers.”

PartyGaming Plc Annual Report 2009

84

Our relationships Environment and community

The nature of our business means we are a low impact company when compared with many other corporations. That said, we are focused on extending our commitment to act responsibly beyond our daily business activities. This includes looking to minimise our impact on the environment whilst also putting something back into the communities where we have offices.

PartyGaming has a small carbon footprint but we still seek to reduce consumption of utilities, materials and travel by employees. Measures undertaken in our offices include switching off air-conditioning outside of normal office hours, using energy efficient light sources and ensuring computer and electrical equipment is switched off when not in use.

Besides looking to reduce energy consumption in our offices, we have continued to tighten the reins on employee travel. All travel by air or rail is recorded and has to be approved by executive management. Greater use of video conferencing facilities between offices not only lessens the environmental impact caused by our business but also reduces our financial costs. We do not have a company car scheme and staff use public transport whenever possible.

Our London and Gibraltar offices achieved recertification for the international standards in Health and Safety (OHSAS 18001) and Environmental Management Systems (ISO 14001). These standards help us monitor and improve our environmental performance, which includes recycling a broad range of materials wherever practicable and by encouraging employees to save paper by printing documents double-sided or preferably not at all.

As well as a commitment to help reduce waste and greenhouse gases, we also seek to continue making a philanthropic contribution to the communities where we have operations. We support worthy causes both financially and through pro bono activities by our staff.

Key helpers
More than one-third of our employees spent time helping others in 2009 on a wide range of pro bono activities in local communities.

PartyGaming Plc Annual Report 2009

Overview

Business review	85

Governance

Financial statements

Other information

The Group’s philosophy on putting something back into the community has been fully embraced by our staff. Following the roll out of a group-wide scheme in 2008, 39% of our workforce participated in pro bono activities in 2009. Our belief is that by enabling and encouraging our employees to spend between 4–8 hours of Company time on charitable, community or environmental projects, they can enhance their personal development whilst returning something to their local communities.

The pro bono activities we undertook in 2009 are too many to mention but included supporting the homeless in east London, a women’s refuge in Gibraltar, orphans in Sofia, children’s hostels in Tel Aviv and centres for the elderly in Hyderabad.

As well as contributing time and effort through pro bono activities, the Group also allocates between 0.20% and 0.25% of the prior year’s Clean EBITDA towards worthy causes. We donated close to US$300,000 direct to charities in 2009. Some 64% of this total went to organisations associated with problem gambling including the Gambling Research, Education and Treatment Foundation in the UK; Gambling Therapy Services, an industry-wide project to provide counselling services in 22 different languages for problem gamblers and; Adictel, a similar organisation in France.

Our overall target is that 70% of our charity contributions are directed towards responsible gambling causes. The balance is donated to other worthy causes as well as to support our pro bono activities.

GoodCorporation’s findings
“Community projects and support is excellent, placing the Company well ahead of its peers.”

PartyGaming Plc Annual Report 2009

86

Our relationships Shareholders and other providers of capital

PartyGaming will mark its fifth anniversary as a listed company on the London Stock Exchange’s Main Market on 30 June 2010, during which time we have built strong and lasting relationships with many investors and other providers of capital.

Our approach to building and sustaining these relationships has been based upon a principle of open access to our senior management team and a high level of transparency, especially with regards to financial disclosure.

We aim to set a high standard in financial reporting, particularly through our half-year and full-year financial results as well as our quarterly Key Performance Indicators that help to keep analysts and investors abreast of our trading performance and key operational developments.

Besides these updates and the information contained on our corporate website and in other published documents, we have established a regular communication programme of face-to-face meetings, webcasts, conferences and conference calls with shareholders, investors and other stakeholders to ensure that they are kept fully up to speed on our latest developments.

This is complemented by analyst research from several leading financial institutions including Barclays Capital, Deutsche Bank, Goldman Sachs, Morgan Stanley and Numis Securities, each of which contribute to an independent analysis of all market forecasts for the Group. A summary of this analysis is regularly updated and made available on the Group’s website at www.partygaming.com. Again, we retain strong relationships with all of the analysts that follow us and through regular meetings as well as salesforce briefings, we aim to provide clarity regarding our financial performance and strategy.

It was pleasing that our continued efforts in this important area were again recognised in 2009. At the inaugural ICSA Hermes Transparency in Governance Awards that took place in November 2009, we won top honours for Best Practice in two categories for FTSE 250 companies – Stakeholder Engagement and Disclosure on Strategy. The ICSA awards are backed by the UK Government, The Financial Reporting Council, the Association of British Insurers, the Confederation of British Industry and The Financial Times newspaper.

Our 2008 Annual Report also won two further awards. We were chosen as having produced the Best Annual Report for quoted and unquoted companies at the 2009 CorpComms Awards and we also won the Accountancy Age award for Annual Report of the Year with the judges commending, in particular, the communication of our measurement of corporate social responsibility issues. Whilst it is always pleasing to be rewarded in this way, we are not complacent and continue to strive to improve our communications further in 2010.

Awards
We won two awards at the prestigious ICSA Hermes Transparency in Governance Awards.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance	87

Financial statements

Other information

Governance

Seeing the
bigger picture

Our organisational structure,
procedures and controls
ensure the Board maintains
a clear view of all aspects
of our business.

PartyGaming Plc Annual Report 2009

88

Board of Directors

1 Rod Perry (64)
Non-Executive Chairman
Rod Perry was appointed as Non-Executive Chairman of PartyGaming in August 2008. He originally joined the Group in April 2005 and became a Non-Executive Director in May 2005. Rod had previously been an executive director at 3i Group plc, latterly responsible for venture capital investment activities worldwide. He joined 3i in 1985 as an industrial adviser and was appointed to the executive committee in 1997. He retired from the 3i board in July 2005.

2 Jim Ryan (48)
Chief Executive Officer
Jim Ryan joined PartyGaming in June 2008. Prior to joining, he was Chief Executive Officer of St. Minver Limited and he has also held senior posts at three publicly listed companies as President and Chief Executive Officer of Excapsa Software Inc and as Chief Financial Officer of CryptoLogic Inc. and Chief Financial Officer of SXC Health Solutions Corp. Educated at Brock University in Ontario, Canada, where he obtained a business degree with first class honours, Jim obtained professional qualifications as a Chartered Accountant from the Canadian Institute of Chartered Accountants.

3 Martin Weigold (44)
Group Finance Director
Martin Weigold joined PartyGaming in January 2005. Prior to joining the Group, Martin was the Chief Financial Officer of Jetix Europe NV, formerly Fox Kids Europe NV, for five years from its flotation on Euronext in 1999. Other posts have included the Vice President of Finance of Walt Disney Television International. Martin holds a BSc in economics and accounting from Bristol University and qualified as a Chartered Accountant with the Institute of Chartered Accountants of England and Wales.

Key to Committees
•  Audit Committee member
•  Remuneration Committee member
•  Nominations Committee member
•  Ethics Committee member
“^” indicates Chairman of the Committee

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance	89

Financial statements

Other information

4 Lord Moonie (63)
Senior Independent Director
Lewis Moonie joined the Group in December 2007 as an Independent Non-Executive Director, and became Senior Independent Director in August 2008. Before being made a Life Peer he was the UK Member of Parliament for Kirkcaldy between 1987 and 2005. He held the position of Under Secretary for State at the Ministry of Defence between January 2000 and June 2003. Before becoming an MP, he studied medicine and was a consultant in public health medicine, a senior medical adviser and clinical pharmacologist in the pharmaceutical industry.

5 Tim Bristow (54)
Independent Non-Executive Director
Tim Bristow became an Independent Non-Executive Director of PartyGaming in May 2007. Tim has been Chief Executive Officer of Gibtelecom, Gibraltar’s primary telecommunications provider since 2001. His past directorships included Gibraltar-based subsidiaries of the Northumbrian Water Group, Verizon and British Telecom. Tim was formerly the Financial and Development Secretary of Gibraltar and previously a Director at the National Audit Office in London, where he trained as an accountant after graduating.

6 Rami Lerner (55)
Non-Executive Director
Rami Lerner joined the Group in March 2009 as a Non-Executive Director. Previously he served in Israel’s Prime Minister’s Office from 1981 to 2003, finishing his career as an Executive Senior Officer. Between 2003 to 2005 he was the Chief Executive Officer of the Society for the Protection of Nature in Israel. Currently he is the Managing Director of his family’s investment fund. Rami has an EMBA from Tel Aviv University.

Stephen Box (59)
Independent Non-Executive Director (Not pictured)
Stephen Box joined the Group in December 2007 as an Independent Non-Executive Director. Shortly after this document was approved, Stephen sadly passed away following a period of illness. Stephen was a qualified chartered accountant and worked for Coopers & Lybrand for more than 25 years, of which he spent 15 years as a corporate finance partner. He was a Non-Executive Director of Thames Water Utilities Limited. From August 1997 to October 2002 he was Finance Director of National Grid, a FTSE 100 company.

PartyGaming Plc Annual Report 2009

90

Directors’ report

The Board of PartyGaming presents the Directors’ report and the audited financial statements for the Group for the year ended 31 December 2009.

The Directors

The Directors of PartyGaming are listed on pages 88 and 89 together with a biography of each individual.

Principal activities and business review

The Group is the world’s leading listed online gaming company and owns and operates a number of well-known brands including, PartyPoker, PartyCasino, PartyBets, Gamebookers, PartyBingo, the World Poker Tour and PartyGammon as well as a number of other gaming sites. These brands operate under gaming licences held by companies within the Group and which have been granted by the Government of Gibraltar, Alderney’s Gambling Control Commission and Italy’s AAMS.

The Group is headquartered and operates from Gibraltar and the Company and a majority of its subsidiaries are registered under The Companies (Taxation and Concessions) Act as exempt companies for Gibraltar corporate tax purposes.

During 2009 the following significant events occurred:

>

PartyGaming announced on 7 April 2009 that it had entered into a non-prosecution agreement with the USAO. This followed two years of cooperation with the USAO regarding the Group’s acceptance of wagers from US players from 1997 until the Group stopped taking such wagers in October 2006 when the UIGEA was enacted. As part of this agreement the Company agreed to pay a total of $105 million in eight instalments over a 42-month period.

>

The Group announced on 23 July 2009 that it had purchased the entire issued share capital of Cashcade for an initial payment of £71.9 million in cash with a further £24.0 million in cash contingent on, amongst other things, future performance. Cashcade owns the major bingo brands, Foxy Bingo, Think Bingo, Cheeky Bingo and Bingo Scotland.

>

On 9 November 2009 the Group announced that it had acquired the business and substantially all of the assets of WPT Enterprises, Inc. for $12.3 million plus an additional minimum aggregate payment of $3 million over the next three years. The purchased assets include The World Poker Tour brand and the Club WPT subscription poker offering.

A detailed review of these events and the Group’s business and prospects are set out in the Chairman’s Statement on pages 16 and 17, the Chief Executive’s Review on pages 18 to 28 and the Review of 2009 on pages 42 to 59. A description of the principal risks and uncertainties facing the Group are set out in the ‘Our risks’ section on pages 71 to 72.

Results and dividend

During the year the Group made a loss after tax of $26.5 million (2008: $66.9 million profit). The Company did not pay an interim dividend during the year ended 31 December 2009 and, for the reasons set out in the Chairman’s Statement, the Board is not recommending the payment of a final dividend in respect of 2009.

Post-balance sheet events

There have been no significant events since 31 December 2009 which should have a material effect on the financial statements.

Going concern

The Group’s business activities, together with the factors likely to affect its future development, performance and position are set out in the Chief Executive’s Review and Review of 2009 from pages 18 to 59. The financial position of the Group, its cashflow, liquidity position and borrowings are set out in the aforementioned section. In addition, note 24 to the financial statements on page 143 includes the Group’s objectives, policies and processes for managing its capital; its financial risk management objectives; details of financial instruments and hedging activities; and its exposures to credit risk and liquidity risk.

The Group has considerable financial resources together with a large number of players and long-term contracts with a number of corporate customers and suppliers across different geographic areas and industries. As a consequence, the Directors believe the Group is well placed to manage its business risks successfully despite the current challenging economic outlook.

After making enquiries, the Directors have a reasonable expectation that the Company and the Group have adequate resources to continue in operational existence for the foreseeable future. Accordingly, they continue to adopt the going concern basis in preparing the Annual Report.

Customer and creditor payment policy

The Group is committed to prompt payment of customer cashout requests and maintains adequate cash reserves to cover customer withdrawals and balances. Normally payments will be made to customers within seven days of receiving a customer instruction. In the case of other creditors, it is the Group’s policy to agree terms at the outset of a transaction and ensure compliance with such agreed terms. In the event that an invoice is contested then the Group informs the supplier without delay and seeks to settle the dispute quickly.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance	91

Financial statements

Other information

Employees

Our employees are critical to the future success of the Group. Without their dedication, professionalism and drive the Group would be unable to serve its customers’ needs and achieve its objectives. Further details regarding the Group’s employees and policies affecting them are set out in the ‘Our relationships’ section of the Annual Report on pages 81 to 82. The Chief Executive Officer is the Director who reports on and takes responsibility on the Board for the Group’s employees and associated policies.

Charitable and political donations

For the year ended 31 December 2009 the Group made charitable donations of $294,695 (2008: $159,879). The Group has not made any contributions to any political parties. More information on the Group’s charitable policy is set out in the ‘Our relationships’ section on page 85.

Share capital and Shareholders

Shares in issue
During 2009 the Company issued 832,706 ordinary shares of 0.015 pence each (‘Shares’) under the Company’s block listing in respect of the PartyGaming Plc All-Employee Option Plan. As at 31 December 2009 there were 412,352,091 Shares in issue. From the year-end to 28 February 2010 a further 120,271 Shares have been issued under the aforementioned block listing and as a result, as at 28 February 2010 there were 412,472,362 Shares in issue.

As securities issued by non-UK companies cannot be held or transferred through the CREST paperless settlement system, the Company has put in place arrangements for a depositary to hold the Shares and issue dematerialised depositary interests (‘Depositary Interests’) representing the underlying Shares which are held on trust for the holders of the Depositary Interests.

Further information regarding the Company’s Shares and Depositary Interests are set out in the ‘Shareholder Information’ section on pages 155 to 161 of the Annual Report.

Authorised share capital
The Company has an authorised share capital of £105,000 divided into 700,000,000 Shares.

Allotment Authority
At the 2009 AGM the Directors were authorised to allot new Shares up to an initial aggregate nominal amount of £20,575 (137.16 million Shares). In addition, the Directors were authorised to allot further new Shares up to an aggregate of £20,575 and this further additional authority can only be used for a fully pre-emptive rights issue. These authorities expire at the Company’s 2010 AGM (or, if earlier, at close of business on 7 August 2010).

The Directors were also empowered at the 2009 AGM, pursuant to the Articles, to allot Shares for cash, pursuant to the above authority, as if pre-emption rights did not apply to the allotment, provided that such authority be limited to (i) the allotment of Shares in connection with a rights issue, open offer or any other pre-emptive offer in favour of Shareholders, but subject to such exclusions as may be necessary to deal with fractional entitlements, or legal or practical problems under any laws, or requirements of any regulatory body in any jurisdiction; and (ii) the allotment (otherwise pursuant to (i) above) of Shares for cash up to an aggregate nominal amount of £3,086 (20.57 million Shares). This authority also expires at the Company’s 2010 AGM (or, if earlier, at close of business on 7 August 2010).

None of the above authorities have been utilised.

At the 2010 AGM the Directors are seeking a renewal of these authorities (see the explanations for resolutions 7 and 8 on page 93) to ensure the Board can continue to manage the Company’s share capital effectively and in accordance with accepted UK corporate governance practice.

Authority to buy-back Shares
At the AGM held on 7 May 2009 a special resolution was passed to authorise the Company to purchase up to 10% of its issued share capital. As at 28 February 2010 no Shares had been purchased under this authority. Shareholders are being requested to renew this authority at the forthcoming AGM (see explanation of resolution 9 on page 93).

Non-voting Shares
As at 28 February 2010, of the 412,472,362 Shares in issue, 4,454,961 Shares were held in the Company’s employee benefit trust, the PartyGaming Plc Shares Trust (the ‘Employee Trust’). On 21 October 2009 the Company donated £2,485,100 to the Employee Trust, which the Employee Trust then used to purchase 1 million existing Shares in the market. The trustee of the Employee Trust has waived all dividend and voting rights in respect of Shares held by the Employee Trust to satisfy the future exercise of share options. This waiver only subsists while the Shares are held in the Employee Trust. The Shares are transferred out of the Employee Trust upon exercise of share options under certain Share Plans.

PartyGaming Plc Annual Report 2009

92

Directors’ report

Significant Shareholders
Set out below is a list of shareholdings disclosed to the Company in accordance with the Gibraltar Disclosure of Interests in Shares Act 1998, the Articles, Deed Poll and the Listing Rules.

Shareholder	Shares held as at 28 February 2010	% of total issued Shares	% of total voting rights	(6)

Emerald Bay Limited(1)	58,498,667	14.18	14.34
Stinson Ridge Limited(2)	58,498,666	14.18	14.34
FIL Limited(3)	40,816,674	9.90	10.00
Prudential plc(4)	23,452,615	5.69	5.74
Legal & General Group Plc(5)	16,523,069	4.01	4.05
Employee Trust(6)	4,454,961	1.08	–

(1)	Emerald Bay Limited is a company wholly-owned by Ruth Parasol DeLeon, a Principal Shareholder. Ruth Parasol DeLeon and Russell DeLeon (see note 2 below) are married.

(2)	Stinson Ridge Limited is a company wholly-owned by Russell DeLeon, a Principal Shareholder. Russell DeLeon and Ruth Parasol DeLeon (see note 1 above) are married.

(3)	Fidelity International Limited informed the Company of its holding on 9 September 2009 and the above disclosure is based on that notification.

(4)	Prudential plc informed the Company of its holding on 22 October 2009 and the above disclosure is based on that notification.

(5)	Legal & General Group Plc informed the Company of its holding on 19 February 2010 and the above disclosure is based on that notification.

(6)

As at 28 February 2010, PartyGaming had a total of 412,472,362 Shares in issue. Each Share carries the right to one vote, with the exception of Shares held by the Employee Trust, which has waived the voting rights in respect of the Shares it holds. Consequently, as at 28 February 2010 the total number of Shares with voting rights was 408,017,401.

On 26 January 2010 Anurag Dikshit, originally the Company’s largest Shareholder and a Principal Shareholder, completed the process of selling his entire holding of 113,808,533 Shares, which he began on 20 October 2009.

The Principal Shareholders entered into a Relationship Agreement with the Company dated 14 June 2005. This agreement contains provisions concerning the disposal by the Principal Shareholders of their Shares. If any Principal Shareholder proposes to effect any sale, transfer or other disposal of any Shares (a ‘Disposal’) such Principal Shareholder undertakes to:

(i)	provide the Company with as much notice as is reasonably practicable but in any event not less than 10 business days’ prior notice of the proposed Disposal;

(ii)	conduct such Disposal having such regard as is reasonable to the Company’s desire to ensure an orderly market for its Shares;

(iii)

where, prior to 31 December 2010, any such Disposal would be reasonably likely to cause the Company to lose its status as a Gibraltar Tax Exempt Company, provide the Company with not less than 12 months’ prior notice of the proposed Disposal, provided that these obligations shall not apply if the result of the Disposal would be to expose the Group to an effective rate of Gibraltar taxation of less than 10%; and

(iv)	give notice to the other Principal Shareholders of his or her intention to make a Disposal.

Directors’ share interests
The beneficial interests of the Directors in office at 31 December 2009 in the issued share capital of the Company are set out in the Remuneration Report on page 114 of the Annual Report.

Annual General Meeting

The Company’s AGM will be held on Thursday 29 April 2010 at the Caleta Hotel, Catalan Bay, Gibraltar at 11.00 a.m. The Company is incorporated, managed and controlled in Gibraltar and therefore the AGM is required to be held in Gibraltar. The AGM notice is printed on pages 158 to 161 of the Annual Report and has been dispatched more than 20 working days before the AGM. The AGM provides a valuable opportunity for Shareholders, particularly private individuals, to meet the Board. Saving any unforeseen circumstances, all the Directors will be present at the AGM and the Chairmen of the Audit, Remuneration, Nominations and Ethics Committees will be available to answer questions relating to their Committees. Information on attending and voting at the AGM is set out in the ‘Shareholder Information’ section of the Annual Report on pages 155 to 161.

Each item of business is proposed in a separate resolution at the AGM and the vote will be undertaken by poll rather than simply by a show of hands in accordance with best practice. Following the AGM the voting results will be announced via a regulatory news service to the London Stock Exchange and posted on the Company’s website (www.partygaming.com). The business of the meeting is set out in the AGM notice, but set out below is a summary of and rationale for each resolution.

Resolution 1 – To receive the annual accounts (ordinary resolution)
The Directors are required by section 178 (1) of the Companies Act to present the annual accounts for the year ended 31 December 2009 to Shareholders to formally receive them. This gives Shareholders the opportunity to raise any questions about the 2009 accounts and accompanying reports and statements.

Resolution 2 – To approve the Remuneration Report (ordinary resolution)
The Remuneration Report sets out the remuneration policy of the Company and is prepared and laid before Shareholders for approval in accordance with best practice. The vote is advisory and does not affect the remuneration of the Directors in the year ended 31 December 2009.

Resolution 3 – To re-appoint the auditors (ordinary resolution)
The Company is required to appoint an auditor at each general meeting at which accounts are laid before the Shareholders, to hold office until the conclusion of the next such meeting. The Directors are recommending the re-appointment of BDO LLP and BDO Limited as auditors of the Company.

Resolution 4 – To authorise the Directors to set the auditors’ remuneration (ordinary resolution)
The resolution authorises the Directors to set the remuneration payable to the auditors, in accordance with best practice. As explained in the Report of the Audit Committee on pages 99 and 100, the Audit Committee is tasked with reviewing the auditors’ remuneration and making a recommendation to the Board.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance	93

Financial statements

Other information

Resolutions 5 and 6 – To re-appoint certain Directors (ordinary resolutions)
Resolutions 5 and 6 deal with the re-appointment of Tim Bristow and Lewis Moonie respectively. In accordance with the Articles, these Directors must retire at the AGM and stand for re-appointment. Details of each Director’s background and experience are set out in the ‘Board of Directors’ section on pages 88 and 89. For the reasons set out in the Report of the Nominations Committee on page 98, the Board believes that it is in the best interests of the Company to re-appoint these individuals as Directors.

Resolution 7 – Share allotment authority (ordinary resolution)
The Board is proposing to update the Company’s authority to issue new share capital in light of potential acquisition opportunities and in accordance with the latest UK corporate governance guidelines, specifically those of the Association of British Insurers. The Company is seeking authority to issue new Shares up to an amount equal to one-third of the existing issued share capital (£20,623, equivalent to approximately 137.49 million Shares). If these Shares are issued and paid-up wholly or partly otherwise than for cash (for example, in connection with an acquisition by the Company), then pursuant to the provisions of the Articles, no pre-emption rights would apply to such issues of Shares.

In addition, the Company is seeking authority to issue further new Shares in an amount up to a further one-third of the existing issued share capital (i.e. a further £20,623, equivalent to approximately 137.49 million Shares). This further additional authority will only be used for a fully pre-emptive rights issue and is only valid until the AGM in 2011. In addition, if the Company conducts a rights issue in excess of one-third of its issued share capital and the proceeds raised exceed more than one-third of the Company’s market capitalisation immediately prior to the rights issue, then all members of the Board wishing to remain in office will stand for re-election at the 2011 AGM.

Resolution 8 – Disapplication of pre-emption rights (special resolution)
The Articles require any new Shares to normally be offered to the current Shareholders in proportion to their existing holdings in order to protect them from having their shareholdings significantly diluted by the Company acting unilaterally. To give the Company a degree of flexibility in managing its share capital and raising new funds, the Board is seeking Shareholder authority to issue up to 5% of the Company’s issued share capital (£3,093 equivalent to approximately 20.62 million Shares) for cash without pre-emption rights applying to such an allotment. It is normal practice for UK-listed companies to have this limited authority, which accords with UK corporate governance guidelines. In accordance with the Pre-emption Group’s Statement of Principles, the Board confirms its intention that no more than 7.5% of the issued share capital will be issued for cash on a non pre-emptive basis during any rolling three-year period. Resolution 8 is subject to resolution 7 being passed.

Resolution 9 – Share buy-back authority (special resolution)
In certain circumstances, it may be advantageous for the Company to purchase its own Shares and resolution 9 seeks authority from Shareholders to do so. The resolution specifies the maximum number of Shares that may be acquired (10% of the Company’s Shares) and the maximum and minimum prices at which they may be bought. Any Shares purchased in this way will be cancelled and the number of Shares in issue will be reduced accordingly. The Directors will only purchase such Shares after taking into account the effects on earnings per share and the benefit for Shareholders.

By order of the Board of Directors

Robert Hoskin
Company Secretary
4 March 2010

PartyGaming Plc Annual Report 2009

94

Corporate governance statement

Introduction

Whilst PartyGaming is subject to the Companies Act, Gibraltar does not have a system of corporate governance equivalent to that found in the UK. Therefore the Company complies with the corporate governance requirements set out in the Financial Services Authority’s Disclosure and Transparency Rules and applies the principles set out in the Combined Code on Corporate Governance annexed to the Listing Rules (the ‘Code’). Throughout the year to 31 December 2009, the Company has complied fully with the Code’s principles except, as detailed below, in respect of (i) the independence of the Board, (ii) the performance-related elements of Executive Director remuneration and (iii) executive share options being offered at a discount.

The Directors

Director	Age	Position	Committees	Date of appointment	Date of last re- appointment	Date of resignation

Rod Perry	64	Non-Executive Chairman (since 29 August 2008)	Chairman of the Nominations Committee since 29 August 2008 (appointed as a member on 31 May 2005) and since 31 May 2005 a member of the Remuneration Committee (chairing it between 10 May 2007 to 29 August 2008) and Ethics Committee (chairing it between 31 May 2005 to 10 May 2007). A member of the Audit Committee from 31 December 2006 to 29 August 2008 (chairing it from appointment until 13 December 2007)	31 May 2005	7 May 2009	—

Jim Ryan	48	Chief Executive Officer	Member of the Nominations Committee (appointed 21 August 2008)	30 June 2008	7 May 2009	—

John O’Malia	39*	Managing Director	—	16 May 2008	—	28 February 2009

Martin Weigold	44	Group Finance Director	—	4 April 2005	7 May 2009	—

Lewis Moonie	63	Senior Independent Non-Executive Director	Chairman of the Remuneration Committee since 29 August 2008 (appointed 13 December 2007) and a member of the Audit, Nominations and Ethics Committees (appointed 13 December 2007)	13 December 2007	15 May 2008	—

Tim Bristow	54	Independent Non-Executive Director	A member of the Audit, Remuneration and Nominations Committees and Chairman of the Ethics Committee (appointed 10 May 2007)	4 May 2007	15 May 2008	—

Stephen Box	59	Independent Non-Executive Director	Chairman of the Audit Committee and a member of the Remuneration and Nominations Committees (appointed 13 December 2007)	13 December 2007	15 May 2008	—

John Davy	53*	Non-Executive Director	A member of the Nominations and Ethics Committees (appointed 13 December 2007)	13 December 2007	15 May 2008	4 March 2009

Emilio Gomez	60*	Non-Executive Director	A member of the Ethics Committee and Nominations Committee (appointed 13 December 2007 and 4 March 2009 respectively)	13 December 2007	15 May 2008	22 September 2009

Rami Lerner	55	Non-Executive Director	A member of the Ethics and Nominations Committees (appointed 4 March 2009 and 15 December 2009 respectively)	4 March 2009	7 May 2009	—

* Age on date of resignation.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance	95

Financial statements

Other information

Biographical details of the current Directors are set out under the ‘Board of Directors’ section of the Annual Report on pages 88 and 89.

In accordance with the Code, the Company is headed by an effective Board, which is collectively responsible for the success of the Company. The Board provides entrepreneurial leadership of the Company whilst ensuring that a framework of prudent and effective controls exists in order to assess and manage risk.

The Directors have adopted a formal schedule of matters reserved to the Board, setting out which issues must be referred to the Board for decision. These can be categorised into a number of key areas including but not limited to:

>	Long-term business plan, strategy, budgets and forecasts

>	Restructuring or reorganisation of the Group and material acquisitions and disposals

>	The Group’s finance, banking and capital structure arrangements

>	Approval of capital expenditure and financial guarantees above certain levels

>	Financial reporting (interim and annual financial results and interim management statements)

>	Dividend policy

>	Shareholder circulars, convening Shareholder meetings and stock exchange announcements

>	Approval of the Group’s remuneration policy (following recommendations from the Remuneration Committee)

>	Approval of the Group’s risk management and control framework and the appointment/re-appointment of the external auditors (following recommendations from the Audit Committee)

>	Approval of the Group’s policies in relation to corporate and social responsibility, health and safety and the environment

The Board and its committees met in Gibraltar throughout 2009 and details of the number of meetings and attendance records are set out in the table below.

Total number of scheduled meetings held during the year ended 31 December 2009 and the number of meetings attended of the maximum number that each Director was entitled to attend

	Board	Audit Committee	Ethics Committee	Nominations Committee	Remuneration Committee

Total held in year	8	4	2	3	4

Rod Perry	8/8	—	2/2	3/3	4/4
Jim Ryan	8/8	—	—	3/3	—
John O’Malia(1)	1/1	—	—	—	—
Martin Weigold	8/8	—	—	—	—
Lewis Moonie	8/8	4/4	2/2	3/3	4/4
Tim Bristow	8/8	4/4	2/2	3/3	4/4
Stephen Box(2)	5/8	2/4	—	1/3	2/4
John Davy(3)	1/1	—	0/0	0/0	—
Emilio Gomez(4)	6/6	—	1/1	1/1	—
Rami Lerner(5)	7/7	—	1/2	0/0	—

(1)	John O’Malia resigned with effect from 28 February 2009.

(2)

Stephen Box suffered from a serious illness from the half year and consequently on medical instruction he was prevented from travelling to Gibraltar for meetings. He did, however, attend meetings by telephone, although in accordance with the Articles he cannot be regarded as forming part of the quorum because he was joining the meeting by telephone from the UK.

(3)	John Davy resigned with effect from 4 March 2009.

(4)	Emilio Gomez resigned with effect from 22 September 2009.

(5)	Rami Lerner was appointed a Director on 4 March 2009.

PartyGaming Plc Annual Report 2009

96

Corporate governance statement

During the year the Chairman has also met with the Non-Executive Directors without the Executive Directors present. Led by the Senior Independent Director, the Non-Executive Directors have also met without the Chairman present.

The Company maintains directors’ and officers’ liability insurance and prospectus indemnity insurance cover.

The Chairman and Chief Executive Officer

In accordance with the Code, the roles of Chairman and Chief Executive Officer are not exercised by the same individual. The different responsibilities of both roles have been clearly set out by the Board in a schedule of responsibilities of the Chairman and the Chief Executive Officer.

Board independence

The Code recommends that at least half the members of a Board (excluding the Chairman) should be Non-Executive Directors who are independent in character and judgment and free from relationships or circumstances which are likely to affect, or could appear to affect, their judgment. From 1 January 2009 to 22 September 2009 the Company did not comply with this recommendation, because it had three independent Directors excluding the Chairman (Lewis Moonie, Stephen Box and Tim Bristow) and initially five non-independent Directors until 28 February 2009 and following John O’Malia’s resignation, four non-independent Directors (Jim Ryan, Martin Weigold, John Davy/Rami Lerner and Emilio Gomez).

The appointments of Emilio Gomez, John Davy and the latter’s successor, Rami Lerner, (the ‘Nominated Directors’) were made under the terms of the Relationship Agreement entered into at the time of the Company’s IPO in June 2005 by, amongst others, PartyGaming, Ruth Parasol DeLeon, Russell DeLeon and Anurag Dikshit. Under the terms of this agreement, provided that Ruth Parasol DeLeon and Russell DeLeon collectively maintain an interest in 15% or more of PartyGaming’s issued share capital, they are entitled to nominate an individual for appointment as a Non-Executive Director to the PartyGaming Board. Under the same agreement, Anurag Dikshit was similarly entitled to nominate one individual for appointment as a Non-Executive Director to the PartyGaming Board provided he maintained an interest in 15% or more of PartyGaming’s issued share capital. Ruth Parasol DeLeon and Russell DeLeon, who together retain an interest in 28.36% of PartyGaming’s issued share capital, nominated John Davy and following his resignation, Rami Lerner to act as their appointee to the Board. Anurag Dikshit, who retained an interest in 27.61% of PartyGaming’s issued share capital until 20 October 2009, nominated Emilio Gomez. Owing to the background to their appointments, the Nominated Directors do not satisfy the normal criteria for independence.

Despite this technical imbalance until 22 September 2009 of independent and non-independent Directors, the Board was satisfied that it had and could continue to maintain a sufficient degree of independence for the following reasons:

(i)

On the majority of business items considered by the Board, the Nominated Directors were independent, because the interests of the relevant Principal Shareholders and the Company did not conflict. On issues when the interests of the Company and interests of the Founder Shareholders may have conflicted, mechanisms in the Relationship Agreement and letters of appointment for the Nominated Directors allowed the independent Directors to exclude the Nominated Directors from the decision-making process.

(ii)	The independent Directors were not in a minority to the Executive Directors.

(iii)	The Chairman of the Board was independent on appointment.

(iv)

The Board was of a sufficient size with the appropriate balance of skills and experience to manage the imbalance appropriately and incurring the financial cost of recruiting additional independent Directors, coupled with the risk of making the Board’s size unwieldy, could not be justified solely for the purpose of satisfying the Code’s recommendation.

Since Emilio Gomez’s resignation on 22 September 2009, the Company has complied with the Code and the current Directors (excluding the Chairman) fall into the following categories in respect of their independence:

Independent	Non-independent

Non-Executive	Non-Executive	Executive
Stephen Box	Rami Lerner	Jim Ryan
Tim Bristow		Martin Weigold
Lewis Moonie

Board information and professional development

The Chairman oversees, with the assistance of the Company Secretary, the process of ensuring that all Directors receive timely and accurate information in order to enable them to perform their duties. Management provides detailed information ahead of each Board or Committee meeting and additional information or updates between meetings when deemed necessary. Each Executive Director is readily available to the Non-Executive Directors if the latter should need clarification or amplification on any information provided. All the Directors have access to the advice and services of the Company Secretary, who is responsible to the Board for ensuring Board procedures are compiled with and advising the Board through the Chairman, on all governance matters. The Board has also adopted a procedure for a Director to seek independent professional advice at the expense of the Company where they judge it necessary to discharge their responsibilities as Directors. Each Committee of the Board also has also authority under its terms of reference to obtain outside legal or other independent professional advice if the Committee considers it necessary in order to perform its duties.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance	97

Financial statements

Other information

Each new Director receives a full induction on joining the Board and major Shareholders are offered the opportunity to meet new non-Executive Directors. The Chairman ensures that all Directors continually update their skills, knowledge and familiarity with the Company to fulfil their roles on the board and Board Committees via reports and information collated by management, the Company Secretary and the Company’s advisers.

Performance evaluation

The Directors have undertaken a formal and rigorous evaluation of their performance for the year ended 31 December 2009, utilising the services of a third-party corporate governance consultancy, Lintstock Limited, which advises many FTSE100 and FTSE250 companies. The evaluation has focused on the effectiveness of the Chairman, Non-Executive Directors, Executive Directors, the Board and its Committees and has been conducted using a confidential questionnaire. The results have been reviewed by the Chairman and discussed with individual Directors, except that the performance of the Chairman has been reviewed by the Non-Executive Directors, led by the Senior Independent Director, without the Chairman being present.

Remuneration

The Board has appointed a Remuneration Committee to deal with matters regarding the remuneration of the Chairman of the Board, Executive Directors and senior management. The Directors’ Remuneration Report appears on pages 102 to 115 of the Annual Report. The Remuneration Report sets out why the Company does not comply fully with the Code’s requirement that performance-related elements of remuneration should form a significant proportion of the total remuneration package of the Executive Directors. In addition, the Remuneration Report also explains why the Company does not comply with the Code’s recommendation that executive options are not offered at a discount.

Relations with Shareholders

The Board recognises the need for a productive dialogue with Shareholders based on a mutual understanding of objectives. As described on page 96, Ruth Parasol DeLeon and Russell DeLeon hold 28.36% of PartyGaming’s issued Share capital and are represented on the Board by their nominee. In addition, the Chief Executive Officer, Group Finance Director and Chairman assisted by the Director of Corporate Affairs, meet with institutional Shareholders as regularly as possible. The Senior Independent Director can be contacted through the Company’s registered office in the event that any Shareholder wishes to raise an issue they believe would be inappropriate to raise with the Chairman, Chief Executive Officer or Group Finance Director direct.

PartyGaming Plc Annual Report 2009

98

Report of the Nominations Committee

Purpose
The Board has adopted a formal, rigorous and transparent procedure for the appointment of new Directors to the Board by appointing a Nominations Committee to lead the process of appointment and make recommendations to the Board.

Membership
The members of the Nominations Committee are or were in 2009 as follows:

>	Rod Perry (Chairman)
>	Stephen Box
>	Tim Bristow
>	John Davy (resigned 4 March 2009)
>	Emilio Gomez (appointed 4 March 2009 and resigned 22 September 2009)
>	Rami Lerner (appointed 15 December 2009)
>	Lewis Moonie
>	Jim Ryan

Responsibilities
The Nominations Committee has adopted terms of reference, approved by the Board that are available on the Company’s website: www.partygaming.com/investor/nomination_terms.html. In summary the main responsibilities of the Nominations Committee are:

>

to regularly review the Board structure, size and composition (including the skills, knowledge and experience) required of the Board compared to its current position and make recommendations to the Board with regard to any adjustments that are deemed necessary;

>

to give full consideration to succession planning for Directors and other senior management in the course of its work, taking into account the challenges and opportunities facing the Company, and what skills and expertise are needed on the Board in the future;

>	to be responsible for identifying and nominating candidates for the approval of the Board, to fill Board vacancies as and when they arise; and
>	to make recommendations to the Board concerning the re-election by Shareholders of any Director under the ‘retirement by rotation’ provisions in the Articles.

Business during the year
During 2009 the Nominations Committee met three times to deal with the following business:

March:
Consider the appointment of a Non-Executive Director nominated by certain Principal Shareholders (see below)
Agree the recommendation for the re-appointment of certain Directors at the 2009 AGM
Review the Committee’s work in 2008 and its terms of reference

October:
Review the succession plans for Directors and senior managers

December:
Approve the recruitment of a further independent Non-Executive Director (see below)

During 2009 one new Director was appointed, Rami Lerner. As described on page 96; Mr Lerner was nominated by Ruth Parasol DeLeon and Russell DeLeon. The Nominations Committee interviewed Mr Lerner and following a review of his background decided that Mr Lerner was suitable for appointment to the Board and recommended to the Board his appointment, which the Board effected on 4 March 2009. In accordance with the Articles which require a Director to retire at the first AGM following his appointment and to seek re-appointment by Shareholders, Mr Lerner stood down and successfully sought re-appointment by Shareholders at the 2009 AGM.

No other appointments to the Board were made during 2009. In December 2009, however, the Nominations Committee decided to begin the search for a new independent Non-Executive Director, although the pace of this process is subject to M&A developments involving the Company. The Nominations Committee has overseen the preparation of a specification for the role and as with previous independent Non-Executive Director appointments, an external search consultancy will be used to assist with the recruitment process. An announcement regarding an appointment may be made in due course depending on the results of the search, selection and interview process.

AGM re-appointments
The Articles dictate under the ‘retirement by rotation’ provisions that at every AGM one-third of the remaining Directors (or, if their number is not three or a multiple of three, the number nearest to one-third) shall retire from office; but if any Director has at the start of the AGM been in office for three years or more since his last re-appointment, he shall retire at that AGM. Consequently, Tim Bristow and Lewis Moonie will both retire at the 2010 AGM and seek re-appointment.

The Nominations Committee has reviewed these reappointments and on the basis of experience, performance, skills and commitment demonstrated, has recommended to the Board that all the Directors be re-appointed. The Board has considered and agrees with this recommendation and is therefore recommending to Shareholders that they re-appoint Tim Bristow and Lewis Moonie as Directors at the 2010 AGM.

Terms of appointment
The letters of appointment for each of the Non-Executive Directors do not specify a fixed term of appointment. The Board has resolved, however, that if any Non-Executive Director remains in office for a period of six years, having satisfied annual performance evaluations and been re-appointed by Shareholders at an AGM at least twice, then that Non-Executive Director’s re-appointment will be subject to a rigorous review by the Nominations Committee and the Board, both bodies taking into account the need to maintain an active and progressive Board. The Board does not expect that any Non-Executive Director will serve for a period greater than nine years.

The Code recommends that notice or contract periods for Directors should be set at one year or less. As disclosed in the Remuneration Report on pages 102 to 115 the notice periods for all the Directors comply with this recommendation.

The letters of appointment for the Non-Executive Directors and the service agreements for the Executive Directors will be available for inspection 30 minutes prior to and during the AGM.

Rod Perry
Chairman of the Nominations Committee
4 March 2010

	PartyGaming Plc Annual Report 2009

Report of the Audit Committee	Overview

	Business review

	Governance	99

	Financial statements

	Other information

Purpose
The Board is required by the Code to establish formal and transparent arrangements for considering how it should apply the required financial reporting and internal control principles and for maintaining an appropriate relationship with the Company’s joint auditors, BDO LLP and BDO Limited.

Membership
The Board has done this by appointing an Audit Committee. The members of the Audit Committee are:

>	Stephen Box (Chairman)
>	Tim Bristow
>	Lewis Moonie

The Code recommends that a minimum of three Independent Directors (excluding the Chairman of the Board) should serve on the Audit Committee and therefore the Company is compliant with this recommendation. Stephen Box has recent and relevant financial experience.

Responsibilities
The Audit Committee has adopted terms of reference, approved by the Board that are available on the Company’s website: www.partygaming.com/investor/audit_terms.html. In summary the main responsibilities of the Audit Committee are:

>	to consider and make recommendations to the Board as regards the appointment and re-appointment of the head of the internal audit function and also the external auditors;
>	to recommend the audit fee to the Board and to develop and recommend to the Board the Company’s policy in relation to the provision of non-audit services by the external auditor;
>

to monitor the integrity of the financial statements of the Company and any formal announcements relating to the Company’s financial performance and to review, and challenge where necessary, the actions and judgements of management in relation to the half-year and annual financial statements before submission to the Board;

>

to meet with the external auditors post-audit at the reporting stage to discuss the audit, including problems and reservations arising from the audit, and any matters the auditor may wish to discuss (in the absence of management, where necessary);

>	to make recommendations to the Board concerning any proposed, new or amended accounting policy;
>	to monitor and review the internal audit programme and its effectiveness;
>

to ensure co-ordination between the officers responsible for internal audit and the external auditors, and that the internal audit function is adequately resourced and has appropriate standing within the Company;

>	to consider any major audit recommendations and to consider the major findings of internal investigations and management’s response (in the absence of management, where necessary); and
>	to monitor and review the Company’s systems for internal financial control, financial reporting, internal control and risk management.

Business during the year
During the year to 31 December 2009, the Audit Committee met four times to deal with the following business:

March:
Review the 2008 Annual Report
Review the external auditors’ report and the required letter of representation from the Company
Consider the non-audit services provided by the external auditors
Consider whether to recommend the re-appointment of the external auditors at the 2009 AGM
Review the internal audit status report
Consider the disclosure implications of the Company’s discussions with the USAO

June:
Review the consolidated risk report
Review the latest internal audit status report
Consider and recommend the adoption of an updated delegation of authority
Review the external auditors’ management letter arising from the audit of the 2008 annual results
Receive a report from the external auditors on their plans for auditing the 2009 financial results and confirmation of their continuing independence
Agree the updated external auditors’ engagement letter
Consider the non-audit services provided by the external auditors
Review a pre-close trading update statement

August:
Review the external auditors’ interim review relating to the 2009 interim results and the required letter of representation from PartyGaming
Review the 2009 interim results
Consider the non-audit services provided by the external auditors
Review the internal audit status report

December:
Review taxation strategy
Review the consolidated risk report
Review the latest internal audit status report
Review the follow-up in respect of the management letter arising from the audit of the 2008 annual results
Approve the 2010 internal audit plan and budget
Review an updated report from the external auditors on their plans for auditing the 2009 financial results
Review the non-audit services provided by the external auditors
Review the Committee’s work in 2009 and its terms of reference

PartyGaming Plc Annual Report 2009

100

Report of the Audit Committee

At these meetings, members met with management and with the internal and external auditors. The Audit Committee members also met privately with the external auditors and separately with the internal audit function, without management representatives present.

Through these meetings and review process the Audit Committee has satisfied itself that proper and satisfactory internal control systems remain in place to identify and contain business risks and that the integrity of the Company’s financial reporting is sound. In doing so the Audit Committee continues to exercise its authority to seek any information it requires from any employee of the Company.

In 2010, the Audit Committee has met once to review and recommend the approval of the 2009 Annual Report.

Risk management and effective internal controls
The section, ‘Our risks’ on pages 71 to 72 of the Annual Report sets out the main risks impacting the Group’s business.

PartyGaming maintains a robust system of internal control for the purpose of safeguarding the investment of Shareholders in the Company and the Group’s assets. At least annually the Board conducts a review of the effectiveness of the Group’s system of internal controls, covering all material controls, including financial, operational and compliance controls and risk management systems. PartyGaming’s system of internal control reduces the probability that business risks might impede the Company in achieving its objectives, but it cannot eliminate these risks and can therefore provide only reasonable, not absolute, assurance against material misstatement or loss.

The Group has an internal audit department, which also carries out the Company’s risk management monitoring. During the year, management identified the risks attaching to the business and, on an ongoing basis, efforts are being taken to mitigate these risks. Throughout the year PartyGaming’s internal auditors performed internal audits of offices and departments within the business to assess whether adequate internal controls are in place to protect the Group, its employees and Shareholders. The internal audit reports are presented to the Audit Committee and the Head of Internal Audit meets regularly with the Audit Committee as well as Chairman of the Audit Committee, to whom he has direct access.

In accordance with the guidance contained in the Turnbull Report, the Board, with the assistance of the Audit Committee, has completed its annual review of the effectiveness of the internal system of control, and is satisfied that it is in accordance with that guidance.

The Group continues to adopt and publicise a formal ‘whistleblowing’ procedure by which employees can, in confidence, raise concerns about possible improprieties in matters of financial reporting or other matters. This procedure is set out in the Group’s employee handbooks and has been reviewed by both the Audit and Ethics Committees. Both Committees are satisfied that arrangements are in place for the proportionate and independent investigation of such matters and for appropriate follow-up action.

External Auditors
During the year ended 31 December 2009, BDO LLP was appointed under an engagement letter to act as auditors to enable the Company to meet its obligations to prepare financial statements in accordance with the Listing Rules. For the purposes of filing the Company’s financial statements in Gibraltar, BDO LLP and BDO Limited have been appointed to act as joint auditors to allow an audit report to be issued under Section 10 of the Gibraltar Companies (Accounts) Act 1999.

In accordance with its duties, the Audit Committee made recommendations to the Board on the appointment of the external auditors, approved their remuneration (both subject to Shareholder approval) and also approved their terms of engagement. In the current year the Audit Committee also established a revised policy regarding the appointment of auditors to perform non-audit services for the Group, over and above the external audit and will keep this under ongoing review. This policy dictates that in the Company’s financial year, the total fees for non-audit services provided by the external auditors, excluding non-audit fees for due diligence for acquisitions and other specific matters noted below, should not exceed the total fees for audit services they provide. In the year ended 31 December 2009, the proportion of total non-audit fees to total audit fees paid to the external auditors was 0.005:1.0.

In addition to their statutory duties, BDO LLP is also employed where, as a result of their position as auditors or for their specific expertise, they either must, or the Audit Committee accepts they are best placed to, perform the work in question. This is primarily work in relation to matters such as shareholder circulars, Group borrowings, regulatory filings and certain business acquisitions and disposals. In such circumstances the Audit Committee will separately review the specific service requirements and consider any impact on objectivity and independence of the auditors and any appropriate safeguards to this. As such the Audit Committee believes it appropriate for these non-audit services to be excluded from the 1:1 ratio set out above. In the year ended 31 December 2009 the total fees paid to the external auditors in respect of due diligence for acquisitions was $1.05 million.

The Audit Committee recommends and the Board agrees with the re-appointment of BDO LLP and BDO Limited as auditors and therefore an ordinary resolution to this effect is being proposed at the AGM (resolution 3), together with an ordinary resolution authorising the Directors to set the auditors’ remuneration (resolution 4).

Stephen Box
Chairman of the Audit Committee
4 March 2010

	PartyGaming Plc Annual Report 2009

Report of the Ethics Committee	Overview

	Business review

	Governance	101

	Financial statements

	Other information

Purpose
The Board believes that the way in which the Group behaves and interacts with its stakeholders is key to the Group’s long-term success and development. Reflecting the importance the Group places on corporate and social responsibility (‘CSR’), the Board has appointed an Ethics Committee, despite there being no requirement to do so under the Code.

Membership
The members of the Ethics Committee are or were in 2009 as follows:

>	Tim Bristow (Chairman)

>	John Davy (resigned 4 March 2009)

>	Emilio Gomez (resigned 22 September 2009)

>	Rami Lerner (appointed 4 March 2009)

>	Lewis Moonie

>	Rod Perry

Responsibilities
The Ethics Committee has adopted terms of reference, approved by the Board that are available on the Company’s website:www.partygaming.com/investor/ethics_terms.html. In summary, the main responsibilities of the Ethics Committee are to oversee that the Group has effective controls and policies regarding the following:

>	responsible gaming including the prevention of underage or problem gambling;

>	compliance with the gaming licenses held by the Company or any of its subsidiaries;

>	anti-money laundering;

>	the fairness and integrity of the Company’s gaming systems and the process for managing any challenges to the fairness and/or integrity of these systems;

>	privacy and data protection;

>	employment matters relating to codes of conduct and health and safety;

>	charitable donations and investment in the local community;

>	the Company’s suppliers and service providers; and

>	the Company’s impact on the environment.

From a day-to-day management perspective, the Group Finance Director has executive responsibility for CSR matters.

Business during the year
During 2009 the Ethics Committee met twice to deal with the following business:

March:
Agree a proposal regarding the monitoring of affiliates
Review changes to management of payments processing and customer risk management
Review reports from the Head of Regulatory Compliance and the Anti-Money Laundering Officer
Approve the CSR disclosures in the 2008 Annual Report
Review the charitable donations made by the Group in 2008
Review the Committee’s work in 2008 and its terms of reference

October:
Review GoodCorporation’s report on the Group’s success in addressing weaknesses in good CSR practice identified by a previous GoodCorporation audit
Review reports from the Head of Regulatory Compliance and the Anti-Money Laundering Officer
Review the Group’s player age verification procedures and the action and initiatives undertaken to deal effectively with problem gambling
Review the policies and processes adopted by the Group to ensure its games remain fair
Review the charitable donations made by the Group in 2009

A detailed explanation of the Group’s approach to CSR-related issues is contained in the ‘Our values’ and ‘Our relationships’ sections of this Annual Report on pages 74 to 86.

Tim Bristow
Chairman of the Ethics Committee
4 March 2010

PartyGaming Plc Annual Report 2009

102

Remuneration report

Introduction

The economic climate was challenging during 2009 and as has been explained elsewhere in the Annual Report, the online gaming sector was by no means immune. In addition, given the relative infancy of online gaming, the sector still remains susceptible to large shocks beyond the control of the business, which can cause volatility in our share price and fundamental changes to the demands on our operations, as well as present challenges for the oversight of an effective employee reward and incentivisation programme.

Our employees remain one of the most important assets of our business. Their skills and loyalty have been critical to PartyGaming weathering a difficult year and the Remuneration Committee wishes to express its thanks for their exceptional efforts. In the economic downturn the Remuneration Committee has faced an even greater challenge than usual in ensuring the effective management of the business via the Executive Directors and employees through the use of appropriate reward and incentivisation policies, but at the same time recognising that there are fewer resources for remuneration packages and also guarding against inadvertently rewarding inappropriate risk-taking.

The Remuneration Committee members have been monitoring the various reviews of listed company corporate governance and executive remuneration following the financial crisis in 2008. Whilst many of the recommendations and changes in practice relate to companies operating in the financial services sector, the Remuneration Committee appreciates these may have wider ramifications for other listed companies as to shareholder expectations for best practice for executive remuneration and associated disclosure. Therefore, we have changed the format of, and level of disclosure in, this year’s Remuneration Report with the aim of improving the transparency of the Company’s remuneration practices and in particular the work and deliberations of the Remuneration Committee.

This report is prepared in accordance with the Directors’ Remuneration Report Regulations 2002 and sets out the following:

>	Committee’s purpose and responsibilities (page 103)

>	Committee membership and advisers (page 103)

>	Summary of the Committee’s business in 2009 (page 104)

>	Explanation of the Group’s remuneration policy (page 104)

>	Total shareholder return performance comparison (page 105)

>	Details of the Executive Directors’ remuneration packages (page 106)

>	Description of long-term incentive plans and the awards made under them (page 107)

>	Details of the service contracts and letters of appointment (page 113)

>	Details of the fees paid to the Non-Executive Directors (page 114)

>	Summary of the Directors’ interests in PartyGaming’s Shares (page 114)

>	Total emoluments overview (page 115)

>	Auditors’ review confirmation (page 115)

An ordinary resolution to approve this report will be proposed at the AGM on 29 April 2010 (resolution 2 – see the AGM notice on page 158).

Lewis Moonie
Chairman of the Remuneration Committee
4 March 2010

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance	103

Financial statements

Other information

Purpose and responsibilities

The Board has appointed the Remuneration Committee to oversee the remuneration policy and practices adopted by the Group. The Committee’s terms of reference are available on PartyGaming’s website, www.partygaming.com/investor/remuneration_terms.html. The key objectives are to:

>	establish competitive remuneration terms that allow the Group to recruit, retain and incentivise the most talented managers;

>	promote the achievement of PartyGaming’s rolling 3-year business strategy through the provision of appropriate targets that stretch and motivate employees to deliver on the strategic objectives;

>	ensure effective risk management is encouraged through reward; and

>	ensure senior executive remuneration is aligned with the interests of PartyGaming’s shareholders and other stakeholders.

The Committee’s main responsibilities are:

>

agree the remuneration policy for the Chairman of the Board, Executive Directors, Company Secretary and senior executives (together the “Senior Officers”) and review regularly the ongoing appropriateness and relevance of the remuneration policy;

>

ensure the remuneration policy provides for individuals to receive appropriate remuneration and incentives to encourage enhanced performance and to be rewarded, in a fair and responsible manner, for their individual contributions to the success of the Group;

>	review annually the total individual remuneration package of the Senior Officers;

>	liaise with the Nominations Committee to ensure that the remuneration of any newly appointed Senior Officer is within the Company’s overall remuneration policy;

>	set and monitor performance criteria for any bonus arrangements for the Senior Officers (excluding the Chairman) and the framework of the bonus structure for staff generally;

>	approve the length and terms of all service contracts of appointment letters for Senior Officers (excluding the Company Secretary);

>

review and approve the introduction of new share option and share award schemes, set or recommend the performance criteria for awards, determine each year whether awards will be made and the overall amount of the awards and approve any awards proposed for Senior Officers; and

>

approve the terms of termination of any Senior Officer (excluding the Company Secretary) and ensure such terms are fair and reasonable and not excessive, that failure is not rewarded and that the duty to mitigate loss is fully recognised.

Membership and advisers

>	Lewis Moonie (Chairman) – appointed 13 December 2007, Chairman from 29 August 2008

>	Stephen Box – appointed 13 December 2007

>	Tim Bristow – appointed 10 May 2007

>	Rod Perry – appointed 31 May 2005, Chairman to 29 August 2008

Rod Perry is also the Chairman of the Board and was independent on appointment and so in accordance with the Combined Code is eligible for membership of the Committee. However, when the Committee is discussing the Chairman of the Board’s remuneration he takes no part in the discussion and decision process.

The Company Secretary is the secretary to the Committee.

Kepler Associates, a specialist consultancy, has been retained to advise the Committee and management on market remuneration trends, short and long-term incentives and general executive remuneration matters. No other services were provided to PartyGaming by Kepler.

In pursuance of performing its duties effectively, the Committee consulted with the CEO and the Group Human Resources Director during its meetings, although no individual was involved in any decisions as to their own remuneration.

PartyGaming Plc Annual Report 2009

104

Remuneration report

Business during 2009

During the year to 31 December 2009, the Remuneration Committee met four times in Gibraltar to deal with the following business:

March:
Approve the 2008 senior management bonus
Agree the 2009 senior management bonus objectives
Review the share capital dilution impact of equity-based incentives
Review share option entitlement and allocation methodology
Approve an amendment to the employee bonus plan
Approve the 2008 Remuneration Report
Approve 2009 long-term incentive plan (‘LTIP’) awards

June:
Review the rules of the LTIP plans
Review the 2009 bonus target
Approve the retention awards to be granted to the key Cashcade employees subject to completion of the acquisition
Approve the remuneration package for the new Group Marketing Director

August:
Review recent trends in remuneration
Review the Group’s remuneration strategies
Review the retention of Kepler as advisers to the Committee
Review the share capital dilution impact of equity-based incentives
Approve the grant of LTIP awards to new joiners
Ratiify the departure package for the outgoing Group Marketing Director

December:
Agree the performance criteria for the 2010 senior management bonus
Review the introduction of a deferred bonus plan
Meet with Kepler without management present
Review Senior Officer and key employee LTIP awards
Review the Committee’s terms of reference and the work performed in 2009
Agree the items to be discussed at the next Committee meeting
Approve a remuneration package for the new role of Chief Operations Officer

Remuneration policy

The policy is to provide market-competitive total remuneration packages enabling the Group to recruit and retain high calibre individuals required to drive the future growth and performance of its business. The Group operates in the highly competitive and dynamic online gaming sector and particular emphasis is therefore placed on providing a share-based remuneration package appealing to entrepreneurial and innovative executives.

When reviewing the remuneration policy or changes to remuneration packages, the Committee takes into account a range of special circumstances specific to the Group. These include the rapid pace of change in the Group, the fledgling nature of the online gaming sector and the requirement that Executive Directors and certain Senior Officers relocate to, and discharge all their responsibilities from, Gibraltar.

The Committee also considers corporate performance on environmental, social and governance (‘ESG’) issues when setting the remuneration of Executive Directors and senior managers, ensuring these good practice objectives are appropriately addressed in each individual’s objectives. The Remuneration Committee also reviews whether incentive structures may raise ESG risks by inadvertendly motivating irresponsible behaviour and is of the view that this is not the case with the current incentive structures.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance	105

Financial statements

Other information

The constituent elements of the Group’s total remuneration package are as follows:

Element	Purpose	Period of receipt	Performance measurement

Basic Salary	Positions the role appropriately against comparable market talent in order to recruit and retain	Monthly	Reflects the continuing value of the employee’s skills, experience and contribution relative to peers in the market

Annual Bonus Scheme	Motivates focus on attaining the Group’s financial targets for the year	One year	EBITDA target and personal performance targets

Benefits	Provides ancillary compensation in the event of ill-health or death	Ongoing	N/A

PartyGaming Plc Share Option Plan	A recruitment and retention tool for key employees only	Usually vesting over a four to five-year period	Vesting usually time-based with no performance conditions, although key Cashcade employees have vesting subject to profit targets

PartyGaming Plc Performance Share Plan	Focus participants on the long-term performance of the Company relative to its peers (participants restricted to Executive Directors, senior managers and key employees)	Three years	Awards vest on the Company’s three-year total shareholder return relative to a peer group

PartyGaming Plc Executive Share Option Plan	Focus participants on driving long-term financial performance (participants restricted to Executive Directors and senior managers only)	Three years	Awards granted to date vest on the Company’s average EPS growth equalling or exceeding 15% per annum

PartyGaming Plc All- Employee Option Plan	To align participant’s interests with those of shareholders (Executive Directors not eligible for awards)	Vesting over three years	Time vesting only. No performance condition.

Each of the above constituent elements is described in greater detail on the following pages.

This remuneration policy remains unchanged from the policy approved by Shareholders at the AGM in 2009.

TSR performance comparison

To assist Shareholders in reviewing the appropriateness of PartyGaming’s remuneration policies and practices, the Company is required by regulation to set out a graph in this report showing the total shareholder return (‘TSR’) of PartyGaming’s Shares against the TSR performance of a suitable index for the period since the Company’s IPO. As was done for the last report, the Remuneration Committee have chosen to use both the FTSE250 Index and the FTSE100 Index as comparators, because at different times since the IPO PartyGaming has been a constituent of both indices. The graph following plots the value of £100 in PartyGaming’s shares and in the FTSE100 and FTSE250 indices from the Company listing on the London Stock Exchange on 30 June 2005 to 31 December 2009. The change in value of the holdings in the two indices reflects any changes in the constituent companies over the period. The value of dividend income is treated as reinvested in the period.

Value of £100 invested since June 2005
PartyGaming vs. FTSE100 Index and FTSE250 Index

Note:	Shareholders should note that in October 2006 PartyGaming’s share price experienced a sharp fall as a result of the passing of the UIGEA as it caused the loss of 76% of the Company’s revenue base.

PartyGaming Plc Annual Report 2009

106

Remuneration report

Salary

	Basic Annual Salary

	2010		2009

Executive Director	£	£	$

Jim Ryan CEO	500,000	500,000	779,450
Martin Weigold Group Finance Director	428,500	428,500	667,989

Executive Director salaries are benchmarked against two comparator reference groups:

1.	The following FTSE250 companies with a similar market capitalisation to PartyGaming:

ARM Holdings Bovis Homes Chemring CSR Dana Petroleum De La Rue Ferrexpo Halma Hikma Hochschild	Homeserve Hunting Misys Peter Hambro Premier Oil Rotork Soco Spirax-Sarco Spirent Ultra Electronics

2.	The following listed companies in the gaming and entertainment sectors:

888 Holdings Betsson Cryptologic International Game Technology Ladbrokes MGM Mirage Paddy Power	Playtech Rank Group Scientific Games Sportingbet Unibet William Hill

Owing to the economic downturn in 2009, all salaries were frozen at 2008 levels. In 2009 the basic salary of the CEO was close to the median of the remuneration peer group. The Group Finance Director’s salary fell within the upper quartile of the remuneration peer group.

For 2010 the CEO’s salary has again been frozen and his salary remains close to the median of the remuneration peer group. The Group Finance Director’s salary has also been frozen and continues to fall within the upper quartile of the remuneration peer group.

No employee of the Company received in 2009 or is due to receive in 2010 a salary higher than the salaries reported above.

Bonus

During 2009 the Executive Directors participated in the senior management bonus scheme, which was adopted by the Company in early 2008. The bonus outcome is based 75% on the Group’s performance against a stretching Clean EBITDA target for the year and 25% on an individual’s performance against challenging personal objectives set at the beginning of the year. These two elements of the bonus formula operate independently of one another, but a bonus becomes payable only if the Group achieves at least 80% of the year’s Clean EBITDA bonus target.

The maximum bonus entitlement for the Executive Directors is 150% of basic salary for the CEO and 120% of salary for the Group Finance Director, with approximately 60% of the maximum bonus payable for achieving the Clean EBITDA target.

Senior Officers just below the Executive Directors are eligible for a maximum bonus of 100% of basic salary, with approximately 60% of the bonus payable for achieving the Clean EBITDA target.

Personal objectives for the CEO were set by the Chairman of the Board and agreed with the Remuneration Committee and the Board at the beginning of the year. The Group Finance Director’s personal objectives were set by the CEO and agreed with the Remuneration Committee and the Board. The personal objectives set for the Executive Directors and senior managers not only emphasise growing the business, but also the promotion of effective risk management and ensuring a robust internal control environment exists and evolves within the Group.

During 2009 the Remuneration Committee considered whether the Company should include a bonus deferral feature into its annual bonus plan which would cause the deferral of part of the bonus into Shares. The Remuneration Committee concluded that at this time it is not appropriate to adopt such a scheme for the following reasons, (i) the Company’s remuneration policy already relies heavily on granting share awards to senior employees at a time when the Company and the online gaming sector is still relatively young and the share price susceptible to large regulatory shocks beyond the Company’s control; and (ii) it is rare for online gaming companies to adopt a bonus deferral plan and by adopting such a plan the Company will be handicapping its ability to recruit and retain key staff.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance	107

Financial statements

Other information

For the year ended 31 December 2009 the following bonus payments were made:

		Bonus paid
			% of 2009
Executive Director	£	$	basic salary

Jim Ryan CEO	431,250	696,469	86
Martin Weigold Group Finance Director	368,884	595,748	86

No employee of the Company received a bonus for 2009 higher than the bonus payments reported above.

Total cash payments

The total cash payments (which aggregates basic salary and maximum bonuses) that could be earned by the CEO and Group Finance Director in 2009 were £1,250,000 and £942,700 respectively. The CEO’s total cash payment was at the market median of the remuneration peer group and the Group Finance Director’s payment was equivalent to the upper quartile of the remuneration peer group.

Pension

The Company does not offer a pension plan to, or make any pension contributions for the benefit of, the Executive Directors. Owing to the advantageous personal tax rules applicable in Gibraltar it is more beneficial and flexible for employees resident there to make their own savings and pension arrangements. The Group offers a stakeholder pension plan to employees based in other jurisdictions in which it has employees, however, none of the Executive Directors have any interest in these plans.

Other benefits

Like all employees of the Group, Executive Directors receive private medical insurance, permanent health insurance and life assurance. The Executive Directors receive no housing or company car allowances.

Long-term incentive plans

(i) Overview
The Executive Directors and employees are eligible to participate in the Company’s long-term incentive arrangements, which are currently structured around four Share Plans:

PartyGaming Plc Executive Share Option Plan “Executive FMV Plan”

Introduced: 2007 (adopted 2005 but not used)
Eligibility: Executive Directors and senior managers only
Purpose: Focus participants on long-term financial performance
Grants: Annual (after annual results)
Annual award range: 45,000–250,000 Shares
Maximum award: 200% of salary (exceptional)
Strike price: Yes (closing price day before grant)
Vesting: After 3 years subject to satisfaction of a Clean EPS performance condition (see explanation below)
Voting and dividend rights pre-vesting: None
Source of Shares: New issue

PartyGaming Plc Performance Share Plan “PSP Plan”

Introduced: 2007
Eligibility: Executive Directors and senior managers only
Purpose: Focus participants on long-term external performance relative to its peers
Grants: Annual (after annual results)
Annual award range: 45,000–250,000 Shares
Maximum award: 300% of salary (exceptional)
Strike price: No
Vesting: After 3 years subject to satisfaction of TSR performance condition (see explanation below)
Voting and dividend rights pre vesting: None
Source of Shares: New issue or Employee Trust

PartyGaming Plc All-Employee Option Plan “FMV Plan”

Introduced: 2007
Eligibility: All employees except Executive Directors
Purpose: To align the interests of employees with shareholders
Grants: Annual (after annual results)
Annual award range: Depends on employment grade but normally between 25,000 and 100,000 Shares
Maximum award: 300% of salary (exceptional)
Strike price: Yes (closing price day before grant)
Vesting: Initial grant for new joiners vest over 3 years and subsequent grants vest half after 2.5 years and half after 3 years
Voting and dividend rights pre-vesting: None
Source of Shares: New issue

PartyGaming Plc Share Option Plan “Nil-Cost Plan”

Introduced: 2005
Eligibility: All employees and consultants
Purpose: To recruit and retain key employees and consultants
Grants: Ad hoc, to suit key person retention/hiring needs
Award range: Dependent on particular individual retention/hiring requirements
Maximum award: No maximum
Strike price: No
Vesting: Generally over 4 to 5 years subject to continued employment and in some instances subject to performance conditions
Voting and dividend rights pre-vesting: None
Source of Shares: Employee Benefit Trust

PartyGaming Plc Annual Report 2009

108

Remuneration report

(ii) Performance conditions

Executive FMV Plan:
The vesting of awards made to date has been subject to the Company’s average Clean EPS growth being at least 15% per annum over the relevant three-year performance period. This condition was set following a consultation with the Company’s major shareholders in early 2007. From 2010, following feedback from institutional investors in 2009, the Company will adopt a sliding scale rather than cliff vesting. The threshold level of performance for which 25% of an award will vest, will be set at average Clean EPS growth of 5% per annum, rising on a straight-line basis to 100% vesting for Clean EPS growth of at least 15% per annum.

Executive FMV Plan vesting schedule
awards made from 2007 to 2009

Executive FMV Plan vesting schedule
awards to be made in 2010

PSP Plan:
The vesting of awards made to date has been subject to the Company’s three-year TSR performance relative to a peer group currently comprising of the following companies:

Ladbrokes Sportingbet 888 Holdings Unibet	William Hill Bwin Paddy Power Cryptologic

The threshold level of performance, for which 25% of an award will vest, requires PartyGaming’s TSR to equal the median of the comparator group, rising on a straight-line basis to 100% vesting if the Company’s TSR exceeds the median by at least 10% per annum over the three-year period. It is estimated that outperformance of the median by 10% per annum is broadly equivalent to upper quartile performance over three years. There is no re-testing of the performance condition and vesting occurs as soon as reasonably practicable after the end of the performance period once the Remuneration Committee has determined the extent to which the performance condition has been satisfied. In addition to the satisfaction of the performance target, vesting is also subject to the Remuneration Committee being satisfied that actual TSR performance over the three-year period is a genuine reflection of the Company’s performance.

The Remuneration Committee will review the TSR performance condition prior to each future grant.

PSP vesting schedule

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance	109

Financial statements

Other information

FMV Plan:
These awards only vest on the basis of time spent employed by the Group. The Remuneration Committee recognises that whilst it is unusual for a UK-listed company to grant time-vesting awards, it considers it essential to attract talented executives from around the world and to retain the Group’s existing talent. Executive Directors are not eligible for awards under the FMV Plan.

Nil-Cost Plan:
Since the implementation of the plans described above, awards granted under the Nil-Cost Plan have only been made for key hire or retention purposes. These awards are not usually subject to performance conditions and normally vest on a phased basis over a four- to five-year period subject to continued employment. The main exception to this general policy are the awards made to key employees of Cashcade, which will only vest in 2012 subject to the satisfaction of a stretching EBITDA target for that business unit for 2011.

The Combined Code recommends that performance-related elements of remuneration should form a significant proportion of the total remuneration package of Executive Directors. Whilst the one Nil-Cost Plan award granted to the CEO on his appointment in 2008 forms a significant part of his total remuneration package, the Remuneration Committee was of the view that a performance condition would detract from the attraction and retention capabilities of the award and it was necessary to make the award on these terms in order to secure the CEO’s service over an initial five-year term. All Executive FMV Plan and PSP awards made to the CEO provide for vesting to be conditional on the satisfaction of stretching performance conditions.

The Combined Code recommends that executive share options should not be offered at a discount. The options awarded under the Nil-Cost Plan have been granted at nil-cost on issue and exercise. At the time the awards were made to the Executive Directors the Remuneration Committee was of the view that such terms were necessary in order for the Company to either secure or retain their long-term service.

PartyGaming Plc Annual Report 2009

110

Remuneration report

(iii) The Employee Benefit Trust

In April 2005 the Company’s Principal Shareholders established the PartyGaming Plc Shares Trust (‘the Employee Trust’). In June 2005 at the time of the IPO, the Principal Shareholders effectively gifted 22.4 million Shares to the Employee Trust (224 million Shares prior to the 10 for 1 share consolidation carried out in May 2008). On 29 December 2006, following the passing of the UIGEA, certain Principal Shareholders gifted a further 4 million Shares (40 million Shares prior to the consolidation) to the Employee Trust as part of a key employee retention programme. These Shares have been used to satisfy the exercise of awards made under the Nil-Cost Plan. As a result, the exercise of options awarded under the Nil-Cost Plan (‘Nil-Cost Options’) has not been dilutive to those Shareholders or Depositary Interest Holders investing in PartyGaming from the IPO. Despite Nil-Cost Option exercises using these Shares not having a cash impact on the Company, International Financial Reporting Standards require the fair value of the Nil-Cost Options to be amortised through the income statement over their vesting period, based on the Group’s estimate of the Shares that will eventually vest.

Following the acquisition of Cashcade in 2009, the Company granted Nil-Cost Options to a small number of key Cashcade employees for the purpose of securing their retention beyond the 2-year acquisition earn-out. As the Employee Trust did not have sufficient unallocated Shares to provide for these awards, the Company gifted sufficient funds to the Trust to purchase 1 million existing Shares in the market, which it carried out on 21 October 2009. Consequently, the acquisition of these Shares has had a cash impact on the Company. The Company may in the future make further such donations to the Employee Trust if the Board deems such action to be in the best interests of the Company.

As at 28 February 2010, the Trust held 4,454,961 Shares, of which 4,236,802 Shares have been allocated to existing Nil-Cost Share Options.

The Trust’s trustee has waived all dividend and voting rights attaching to the Shares in the Trust.

(iv) Dilution
As at 28 February 2010:

>	Total number of Shares in issue (‘ISC’): 412,472,362

>	Total number of Shares over which Executive FMV Plan options awarded: 1,367,362 (0.33% of ISC)

>	Total number of Shares over which PSP Plan awards made: 2,139,968 (0.52 of ISC)

>	Total number of Shares over which FMV Plan options awarded: 19,403,170 (4.70% of ISC)

Under the rules of each of the above plans, in any 10-year period no more than 10% of the Company’s ISC can be issued or committed to awards under the Executive FMV Plan, PSP Plan and FMV Plan. As at 28 February 2010, 5.55% of the ISC has been issued or committed to the three plans.

In addition, in any 10-year period not more than 5% of the ISC may be issued or committed under the Executive FMV Plan and PSP Plan. The FMV Plan is not subject to this limit as it operates on an all-employee basis. As at 28 February 2010, 0.85% of the ISC has been issued under or committed to the Executive FMV Plan and PSP Plan.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance	111

Financial statements

Other information

(v) Status summary of awards granted to the Executive Directors

Director	Award	Number of Shares over which awards granted at 1 January 2009		Number of Shares over which awards granted during the year to 31 December 2009		Exercise price of award granted (pence)	Vesting		Exercise		Lapsed		Number of Shares over which awards remain unvested or unexercised at 31 December 2009		Expiry date

							Date	Vested number of Shares	Date	Exercised number of Shares

Jim Ryan	Executive FMV Plan	645,100	(1)	125,000	(2)	227.00	—	Nil	—	Nil	Nil		770,100	(3)	09.04.19 (option granted on 09.04.09) 10.10.18 (option granted on 10.10.08)

	PSP Plan	645,100	(4)	125,000	(5)	Nil	—	Nil	—	Nil	Nil		770,100	(3)	Vest automatically if performance condition satisfied

	Nil-Cost Plan	1,500,000	(6)	Nil		Nil	30.06.09	200,000	28.08.09	300,000	Nil		1,075,000		30.06.18
							30.09.09	62,500	30.09.09	62,500
							31.12.09	62,500	31.12.09	62,500

Martin Weigold	Executive FMV Plan	259,762	(7)	337,500	(8)	227.00	—	Nil	—	Nil	Nil		597,262	(3)	09.04.19 (option granted on 09.04.09) 10.10.18 (option granted on 10.10.08)

	PSP Plan	259,762	(9)	337,500	(10)	Nil	—	Nil	—	Nil	88,360	(11)	508,902	(3)	Vest automatically if performance condition satisfied

	Nil-Cost Plan	1,779,553	(12)	200,000	(13)	Nil	31.12.09	50,000	09.04.09	550,000	Nil		929,553		09.04.19 (option granted on 09.04.09) 29.12.16 (option granted on 29.12.06) 06.04.15 (option granted on 06.04.05)
									07.05.09	500,000

John O’Malia(14)	Executive FMV Plan	274,100		Nil		155.00	—	Nil	—	Nil	274,100		Nil		N/A

	PSP Plan	313,372		Nil		Nil	—	Nil	—	Nil	Nil		Nil		N/A

	Nil-Cost Plan	750,000		Nil		Nil	28.02.09	200,000	14.04.09	150,000	475,000		Nil		N/A
									21.04.09	125,000

	FMV Plan	286,725		Nil		282.50	—	—	—	Nil	286,715		Nil		N/A

Notes:

(1)	This award was granted on 10 October 2008 at a strike price of 155 pence per share and the applicable performance period is 1 July 2008 to 30 June 2011.

(Notes continued overleaf)

PartyGaming Plc Annual Report 2009

112

Remuneration report

(2)	This award was made on 9 April 2009 and the applicable performance period is 1 January 2009 to 31 December 2011.

(3)

The future vesting of these awards is conditional on the participant continuing to be employed by the Company on the relevant vesting dates and the relevant performance conditions being satisfied, save that in the event that employment ceases before vesting owing to factors such as injury, disability or ill health, then unless the Remuneration Committee determines otherwise, subject to the satisfaction of the performance conditions, a proportion of an award may vest. In the event of a change of control of the Company, depending on the circumstances, the rules allow for pro-rated vesting subject to the extent the performance condition has been satisfied or for the award to be exchanged for an equivalent award granted by the acquiring company.

(4)	This award was made on 10 October 2008 and the applicable performance period is 1 July 2008 to 30 June 2011.

(5)	This award was made on 9 April 2009 and the applicable performance period is 1 January 2009 to 31 December 2011.

(6)	This award was made on 30 June 2008. This award is split into two tranches:

Tranche 1 vested 100,000 Shares on grant, 200,000 Shares on 30 June 2009, 62,500 Shares on 30 September 2009 and 62,500 Shares on 31 December 2009. 375,000 Shares vest every quarter in six lots of 62,500 Shares beginning on 31 March 2010 and ending on 30 June 2011. 200,000 Shares vest in 4 lots of 50,000 Shares between 30 June 2011 and 30 June 2012, with the first quarterly vesting on 30 September 2011. The total number of Shares vesting under Tranche 1 is 1,000,000 Shares.

Tranche 2 vests 100,000 Shares in 4 quarterly lots of 25,000 Shares between 30 June 2010 and 30 June 2011, with the first quarterly vesting on 30 September 2010. Between 30 June 2011 and 30 June 2012 100,000 Shares will vest in 4 quarterly tranches of 25,000 Shares commencing with the first vesting on 30 September 2011. Finally, between 30 June 2012 and 30 June 2013 300,000 Shares will vest in 4 quarterly amounts of 75,000 Shares commencing with the first vesting on 30 September 2012. The total number of Shares vesting under Tranche 2 is 500,000 Shares.

The future vesting of this award is conditional on the participant’s continued employment by the Company on the relevant vesting dates, save as described as follows. In the event of the termination of his employment by the Company for cause, he will be entitled to exercise the award only in respect of the Shares which have vested as at the date the notice of resignation or termination is given (‘notice date’). If employment is terminated by the Company for any reason other than for cause then, subject to the participant entering into a written waiver and release of all claims against the Group relating to his employment or its termination, he will also be entitled to exercise his option in respect of the Shares which would have vested under Tranche 1 and Tranche 2 in the 12 months following the notice date. In the event of the participant’s resignation then the Tranche 1 Shares vest on the same basis as if the Company had terminated his employment without cause, but he is not entitled to any Tranche 2 Shares vesting in the 12 months following the notice date. On a change of control of the Company the participant shall be entitled to vest all outstanding Tranche 1 Shares. Unvested Tranche 2 Shares will either be rolled-over into an appropriate number of shares in the acquiring company vesting on the same basis as the original grant or, if roll-over is not provided, the participant will be entitled to exercise those Tranche 2 Shares which would have vested in the 12 months following the date of the change of control.

(7)

This amount is made up of two awards. The first award was granted on 11 May 2007 over 88,360 Shares with a strike price of 457.50 pence and the applicable performance period ran from 1 January 2007 to 31 December 2009. The Remuneration Committee will decide shortly after the Company’s 2009 annual financial statements have been approved if the Clean EPS performance condition attaching to this award has been met. The second award was made on 6 March 2008 over 171,402 Shares with a strike price of 250.00 pence and the applicable performance period runs from 1 January 2008 to 31 December 2010.

(8)	This award was made on 9 April 2009 with a strike price of 227.00 pence and the applicable performance period runs from 1 January 2009 to 31 December 2011.

(9)

This amount is made up of two awards. The first award was granted on 11 May 2007 over 88,360 Shares and the applicable performance period ran from 1 January 2007 to 31 December 2009. The second award was made on 6 March 2008 over 171,402 Shares and the applicable performance period runs from 1 January 2008 to 31 December 2010.

(10)	This award was made on 9 April 2009 and the applicable performance period runs from 1 January 2009 to 31 December 2011.

(11)	The award, made on 11 May 2007, lapsed in its entirety because the performance condition was not satisfied in respect of the period 1 January 2007 to 31 December 2009.

(12)	These Shares relate to two awards made on 6 April 2005 and 29 December 2006, which both finished vesting on 31 December 2008.

(13)	This award was made on 9 April 2009 and vests in four 50,000 Share lots on 31 December 2009, 31 December 2010, 31 December 2011 and 31 December 2012. Unvested Shares vest on a change of control.

The future vesting of this award is conditional on the participant’s continued employment by the Company on the relevant vesting dates, save as described as follows. In the event of the participant’s resignation or the termination of his employment by the Company for cause, he will be entitled to exercise the award only in respect of the Shares which have vested as at the date the notice of resignation or termination is given (‘notice date’). If employment is terminated by the Company for any reason other than for cause then, subject to the participant entering into a written waiver and release of all claims against the Group relating to his employment or its termination, he will also be entitled to exercise the award in respect of the Shares which would have vested in the 12 months following the notice date. In the event of a change of control of the Company, all unvested Shares will vest.

(14)	John O’Malia resigned as Managing Director with effect from 28 February 2009. Details of his departure terms were set out in the Company’s 2008 Remuneration Report dated 11 March 2009.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance	113

Financial statements

Other information

Service contracts and letters of appointment

Key terms of Executive Director terms and conditions of employment:

Date entered into:	Jim Ryan – 15 May 2008

Martin Weigold – 4 April 2005

Remuneration and benefits:

Entitlements to basic salary, discretionary bonus, participation in the Company’s long-term incentive plans (at the discretion of the trustee of the Employee Trust), private and medical insurance and life assurance

Notice period:	12 months by either party (unless gross misconduct when termination is immediate)

Termination payment:	Payment in lieu of notice up to 12 months’ basic salary plus a payment to compensate for the value of any contractual lost benefits

Non-compete:	During employment and for 12 months following departure

Change of control:	No provision for a compensation payment

Expenses:	Reimbursement reasonably incurred in connection with duties

Holiday entitlement:	25 working days plus Gibraltar public holidays

Sickness:	100% basic salary for first 130 days in 12 consecutive calendar months and thereafter at the discretion of the Remuneration Committee

Governing law:	English law

Key terms of appointment for the Non-Executive Directors (‘NEDs’):

Date entered into:	Rod Perry – 29 August 2008

Lewis Moonie – 13 December 2007

Stephen Box – 13 December 2007

Tim Bristow – 4 May 2007

Rami Lerner – 4 March 2009

Term:

Rod Perry has been appointed for an initial term of two years and other NEDs have no fixed period of service, but stand for re-election at least once every three years prior to which the Nominations Committee reviews the independence, commitment and performance of those standing for re-election and then the Board decides whether to recommend the reappointment

Termination:	Rod Perry – six months by either party

Other NEDs – three months by either party

Fees:	See below

Expenses:	All reasonable out-of-pocket expenses incurred in carrying out duties

Governing law:	English law

Copies of the service contracts and letters of appointment are available for inspection during normal business hours at the Company’s registered office in Gibraltar. These documents will also be available for inspection at the venue for the 2010 AGM from 30 minutes prior to that meeting until its conclusion.

External appointments

Executive Directors are required to seek the consent of the Board before accepting external appointments as non-executive directors. None of the Executive Directors is a director of a company outside the Group for which they or the Company receives or received a fee during the year to 31 December 2009.

PartyGaming Plc Annual Report 2009

114

Remuneration report

NED fees

Recommendations for the remuneration of the Non-Executive Directors are made by the Executive Directors to the Board. The levels of fees are set recognising the responsibilities and time commitment made, as well as for the particular risks and challenges impacting upon the Company and the sector in which it operates. The fees were last reviewed in December 2009 and no changes were made.

Position	Annual fee

Chairman of the Board (Rod Perry)	£345,000
Senior Independent Director (Lewis Moonie)	£150,000
Independent Non-Executive Director (Stephen Box and Tim Bristow)	£130,000
Non-Independent Director (Rami Lerner and prior to their resignations, John Davy and Emilio Gomez)	£100,000
Chairman of the Audit Committee (Stephen Box)	£20,000
Chairman of the Remuneration Committee (Lewis Moonie)	£20,000
Chairman of the Ethics Committee (Tim Bristow)	£20,000

The Non-Executive Directors are not entitled to participate in any of PartyGaming’s incentive or long-term incentive plans. Actual fees paid in 2009:

		Fee

Director	£	$

Stephen Box	150,000	233,835
Tim Bristow	150,000	233,835
John Davy(1)	38,172	59,506
Emilio Gomez(2)	72,777	113,452
Rami Lerner	82,526	128,650
Lewis Moonie	170,000	265,013
Rod Perry	345,000	537,821

(1)	Served notice of resignation on 17 February 2009 and paid three months’ notice.

(2)	Three month notice period waived from resignation on 22 September 2009.

Directors’ interests in PartyGaming Shares

	Shares			Share Plan Awards

Director	1 January 2009	31 December 2009	1 January 2009	31 December 2009	Total at 31 December 2009

Stephen Box	20,000	20,000	0	0	20,000
Tim Bristow	8,000	8,000	0	0	8,000
Rami Lerner	—	0	0	0	0
Lewis Moonie	15,940	15,940	0	0	15,940
Rod Perry	5,086	5,086	0	0	5,086
Jim Ryan	0	425,000	2,790,200	2,615,200	3,040,200
Martin Weigold	68,444	68,444	2,299,077	2,035,717	2,104,161

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance	115

Financial statements

Other information

Total emoluments overview

(Name)	Basic fee/ salary $	Annual bonus $	Allowances/ benefits $	Payment in lieu of notice $	Total emoluments $	Net proceeds from exercise of options $	2009 total $	2008 total $

Chairman Rod Perry	537,821	—	—	—	537,821	—	537,821	401,785

Executive Directors		—
John O’Malia(1)	110,422	—	11,109	662,533	784,063	—	784,063	1,059,784
Jim Ryan	779,450	696,469	17,182	—	1,493,101	—	1,493,101	784,605
Martin Weigold	667,989	595,748	8,441	—	1,272,177	4,300,589	5,572,766	1,139,118

Non-Executive Directors
Stephen Box	233,835	—	—	—	233,835	—	233,835	278,280
Tim Bristow	233,835	—	—	—	233,835	—	233,835	306,108
John Davy(2)	27,658	—	—	31,848	59,506	—	59,506	185,520
Emilio Gomez(3)	113,452	—	—	—	113,452	—	113,452	185,520
Rami Lerner	128,650	—	—	—	128,650	—	128,650	—
Lewis Moonie	265,013	—	—	—	265,013	—	265,013	265,912

(1)	John O’Malia’s resignation as Managing Director took effect from 28 February 2009. Details of his emolument entitlements are set out in the Company’s 2008 Remuneration Report dated 11 March 2009.

(2)	Resignation took effect on 4 March 2009 and fee amount includes payment in lieu of notice for period to 18 May 2009.

(3)	Resignation took effect on 22 September 2009 and notice period waived.

Auditor review

BDO LLP and BDO Limited have audited the sections headed “Long-term incentive plans” and “Total emoluments overview” to the extent they are required to do so by the Directors’ Remuneration Report Regulations 2002.

PartyGaming Plc Annual Report 2009

116

Directors’ responsibility statement

The Directors are responsible for preparing the Annual Report and consolidated financial statements in accordance with the Gibraltar Companies (Consolidated Accounts) Act 1999, the Gibraltar Companies (Accounts) Act 1999, the Gibraltar Companies Act 1930 (as amended), International Financial Reporting Standards as adopted by the European Union (‘IFRS’) and Article 4 of the IAS Regulation, and the FSA’s Disclosure and Transparency Rules and Listing Rules.

The Directors are also responsible for preparing the Company’s financial statements in accordance with the Gibraltar Companies (Accounts) Act 1999 and the Gibraltar Companies Act 1930 (as amended). The Directors have also chosen to prepare the Company’s financial statements in accordance with IFRS.

The Directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the Company, for safeguarding the assets, for taking reasonable steps for the prevention and detection of fraud and other irregularities and for the preparation of a Directors’ Report which complies with the Gibraltar Companies (Consolidated Accounts) Act 1999, the Gibraltar Companies (Accounts) Act 1999 and the Gibraltar Companies Act 1930 (as amended), and a Directors’ Remuneration Report which complies with the requirements of the UK’s Directors’ Remuneration Report Regulations 2002.

Financial statements are published on the Group’s website in accordance with legislation in the United Kingdom governing the preparation and dissemination of financial statements, which may vary from legislation in other jurisdictions. The maintenance and integrity of the Group’s website is the responsibility of the Directors. The Directors’ responsibility also extends to the ongoing integrity of the financial statements contained therein.

In accordance with International Accounting Standard 1 the Directors are required to prepare financial statements for each financial year that present fairly the financial position of the Group and the Company and the financial performance and cashflows of the Group and the Company for that period. This requires the faithful representation of the effects of transactions, other events and conditions in accordance with the definitions and recognition criteria for assets, liabilities, income and expenses set out in the International Accounting Standards Board’s ‘Framework for the Preparation and Presentation of Financial Statements’. In virtually all circumstances, a fair presentation will be achieved by compliance with all applicable IFRS.

In preparing the financial statements the Directors are required to:

>	Select suitable accounting policies and then apply them consistently.

>	Present information, including accounting policies, in a manner that provides relevant, reliable, comparable and understandable information.

>

Provide additional disclosure when compliance with the specific requirements in IFRS is insufficient to enable users to understand the impact of particular transactions, other events and conditions on the Group’s financial position and financial performance.

In accordance with DTR 4.1.12 of the FSA’s Disclosure and Transparency Rules, the Directors confirm to the best of their knowledge:

(a) the Group’s financial statements have been prepared in accordance with IFRS and Article 4 of the IAS Regulation and give a true and fair view of the assets, liabilities, financial position and profit and loss of the Group; and

(b) the Annual Report includes a fair review of the development and performance of the business and the financial position of the Group and the Company, together with a description of the principal risks and uncertainties that they face. By order of the Board of Directors

Robert Hoskin
Company Secretary
4 March 2010

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance

Financial statements	117

Other information

Financial statements

How we
measure up

You’ve read the story, now here
are the numbers!

PartyGaming Plc Annual Report 2009

118

Independent auditors’ report

We have audited the financial statements (the ‘financial statements’) of PartyGaming Plc for the year ended 31 December 2009 which comprise the Group statement of comprehensive income, the Group and Parent Company statement of financial position, the Group and Parent Company statements of changes in equity, the Group and Parent Company statements of cashflow and the related notes. These financial statements have been prepared under the accounting policies set out therein. We have also audited the information in the Directors’ Remuneration Report that is described as having been audited.

Respective responsibilities of Directors and auditors

The Directors’ responsibilities for preparing the Annual Report, the Remuneration Report and the financial statements in accordance with applicable law and International Financial Reporting Standards (‘IFRS’), as adopted by the European Union, are set out in the Statement of Directors’ Responsibilities.

Our responsibility is to audit the financial statements and the part of the Remuneration Report to be audited in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland). PartyGaming Plc has complied with the requirements of rules 9.8.6 and 9.8.8 of the Listing Rules of the UK Financial Services Authority and in accordance with Section 421 of the UK Companies Act 2006 in preparing its Annual Report, as if it was incorporated in the United Kingdom. As auditors, we have agreed that our responsibilities in relation to the Annual Report will be those as set out below.

We report to you our opinion as to whether the financial statements give a true and fair view and whether the financial statements have been properly prepared in accordance with the Gibraltar Companies (Consolidated Accounts) Act 1999, the Gibraltar Companies (Accounts) Act 1999 and the Gibraltar Companies Act 1930 (as amended), and the part of the Remuneration Report to be audited has been properly prepared in accordance with Section 421 of the UK Companies Act 2006. We also report to you whether in our opinion, the information disclosed in the Directors’ Report is consistent with the financial statements, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by the Listing Rules and Gibraltar legislation regarding Directors’ remuneration and other transactions is not disclosed.

We review whether the corporate governance statements set out in the Corporate Governance Statement, Report of the Nominations Committee and Report of the Audit Committee reflect the Company’s compliance with the nine provisions of the 2008 Combined Code specified for our review by the Listing Rules, and we report if it does not. We are not required to consider whether the Board’s statements on internal control cover all risks and controls, or form an opinion on the effectiveness of the Group’s corporate governance procedures or its risk and control procedures.

We read the other information contained in the Annual Report and consider whether it is consistent with the audited financial statements. This other information comprises only the Directors’ Report, the unaudited part of the Directors’ Remuneration Report, the Chairman’s Statement, the Chief Executive’s Review and the Review of 2009. We consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements. Our responsibilities do not extend to any other information.

Our report has been prepared pursuant to the terms of our engagement letter and for no other purpose. No person is entitled to rely on this report unless such a person is a person entitled to rely upon this report by virtue of the terms of our engagement letter or has been expressly authorised to do so by our prior written consent. Save as above, we do not accept responsibility for this report to any other person or for any other purpose and we hereby expressly disclaim any and all such liability.

Basis of audit opinion

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements and the part of the Directors’ Remuneration Report to be audited. It also includes an assessment of the significant estimates and judgments made by the Directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Group’s and Company’s circumstances, are consistently applied and adequately disclosed.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance

Financial statements	119

Other information

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements and the part of the Remuneration Report to be audited are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements and the part of the Remuneration Report to be audited.

Opinion

In our opinion:

>

the financial statements give a true and fair view, in accordance with IFRS, as adopted by the European Union, of the state of the Group’s and the Company’s affairs as at 31 December 2009 and of the Group’s loss for the year then ended;

>

the financial statements have been properly prepared in accordance with the Gibraltar Companies (Consolidated Accounts) Act 1999, the Gibraltar Companies (Accounts) Act 1999 and the Gibraltar Companies Act 1930 (as amended);

>	the part of the Remuneration Report described as having been audited has been properly prepared in accordance with Section 421 of the UK Companies Act 2006;

>	the information given in the Directors’ Report is consistent with the financial statements; and

>

we have nothing to report to you in respect of our responsibility set out above in relation to the Company keeping proper accounting records and the auditors receiving information and explanations for our audit and disclosures regarding Directors’ remuneration and other transactions.

BDO LLP

Chartered Accountants
55 Baker Street
London W1U 7EU
4 March 2010

Christian Summerfield (Statutory Auditor)
For and on behalf of
BDO Limited

Registered Auditors
PO Box 1200
Montagu Pavilion
8–10 Queensway
Gibraltar
4 March 2010

PartyGaming Plc Annual Report 2009

120

Consolidated statement of comprehensive income

Year ended 31 December	Notes	2009 $million	2008 $million

Continuing operations
Net revenue		444.7	472.9
Other revenue		1.5	—

Total revenue	2	446.2	472.9
Cost of sales		(0.5)	—

Gross profit		445.7	472.9
Other operating expense		(1.1)	(2.8)

Administrative expenses excluding share-based payments		(168.3)	(191.0)
Share-based payments	3	(8.9)	(21.7)

Administrative expenses		(177.2)	(212.7)
Distribution expenses		(186.3)	(179.5)

Profit from operating activities	4	81.1	77.9
Finance income	6	1.8	4.7
Finance expense	6	(0.3)	(0.2)

Profit before tax		82.6	82.4
Tax	7	(5.9)	(4.6)

Profit after tax from Continuing operations		76.7	77.8
Loss after tax from Discontinued operations	8	(103.2)	(10.9)

(Loss) profit for the year attributable to the equity holders of the parent		(26.5)	66.9
Other comprehensive expense:
Exchange differences on translation of foreign operations, net of tax		(1.7)	(2.7)

Total comprehensive (expense) income for the year attributable to the equity holders of the parent		(28.2)	64.2

(Loss) earnings per share (cents)
Basic	9	(6.5)	16.5
Diluted	9	(6.3)	16.2

Continuing earnings per share (cents)
Basic	9	18.8	19.2
Diluted	9	18.2	18.8

	PartyGaming Plc Annual Report 2009

Consolidated statement of financial position	Overview

	Business review

	Governance

	Financial statements	121

	Other information

As at 31 December	Notes	2009 $million	2008 $million

Non-current assets
Intangible assets	10	335.0	184.5
Property, plant and equipment	11	12.3	16.7

		347.3	201.2

Current assets
Assets held for sale	13	5.7	5.9
Short-term investments	14	11.6	8.3
Trade and other receivables	15	50.5	48.8
Cash and cash equivalents	16	208.8	193.1

		276.6	256.1

Total assets		623.9	457.3

Current liabilities
Trade and other payables	17	(83.1)	(44.1)
Income taxes payable		(6.9)	(2.8)
Client liabilities and progressive prize pools	18	(125.5)	(131.1)

		(215.5)	(178.0)

Non-current liabilities
Trade and other payables	17	(78.8)	—
Loans and borrowings	19	(55.7)	—
Deferred tax	20	(15.7)	—

		(150.2)	—

Total liabilities		(365.7)	(178.0)

Total net assets		258.2	279.3

Equity
Share capital	23	0.1	0.1
Share premium account	25	68.7	66.4
Own shares	23	(4.1)	—
Capital contribution reserve	25	34.7	34.7
Retained earnings	25	986.2	1,003.8
Other reserve	25	(825.4)	(825.4)
Currency reserve		(2.0)	(0.3)

Equity attributable to equity holders of the parent		258.2	279.3

These consolidated financial statements were approved by a duly appointed and authorised committee of the Board on 4 March 2010 and were signed on its behalf by Rod Perry and Rami Lerner, Directors.

PartyGaming Plc Annual Report 2009

122

Consolidated statement of changes in equity

Year ended 31 December 2009	As at 1 January $million	Issue of shares $million	Purchase of shares $million	Total comprehensive expense for the year $million	Share-based payments $million	As at 31 December $million

Share capital	0.1	—	—	—	—	0.1
Share premium account	66.4	2.3	—	—	—	68.7
Own shares	—	—	(4.1)	—	—	(4.1)
Capital contribution reserve	34.7	—	—	—	—	34.7
Retained earnings	1,003.8	—	—	(26.5)	8.9	986.2
Other reserve	(825.4)	—	—	—	—	(825.4)
Currency reserve	(0.3)	—	—	(1.7)	—	(2.0)

Total equity	279.3	2.3	(4.1)	(28.2)	8.9	258.2

Year ended 31 December 2008			As at 1 January $million	Total comprehensive income (expense) for the year $million	Share-based payments $million	As at 31 December $million

Share capital			0.1	—	—	0.1
Share premium account			66.4	—	—	66.4
Capital contribution reserve			34.7	—	—	34.7
Retained earnings			915.2	66.9	21.7	1,003.8
Other reserve			(825.4)	—	—	(825.4)
Currency reserve			2.4	(2.7)	—	(0.3)

Total equity			193.4	64.2	21.7	279.3

Share premium is the amount subscribed for share capital in excess of nominal value.

Capital contribution reserve is the amount arising from share-based payments made by parties associated with the original Principal Shareholders and cash held by the Employee Trust.

Retained earnings represent cumulative profit/(loss) for the year, share-based payments and any other items of other comprehensive income not disclosed as separate reserves in the table above.

The other reserve of $825.4 million is the amount arising from the application of accounting which is similar to the pooling of interests method, as set out in the Group’s accounting policies. Under this method of accounting, the difference between the consideration for the controlling interest and the nominal value of the shares acquired is taken to other reserves on consolidation. As a result, the retained earnings reflect the cumulative profits as if the current Group structure had always been in place.

Currency reserve represents the gains/losses arising on retranslating the net assets of overseas operations into US dollars.

	PartyGaming Plc Annual Report 2009

Consolidated statement of cashflows	Overview

	Business review

	Governance

	Financial statements	123

	Other information

Year ended 31 December	2009 $million	2008 $million

(Loss) profit for the year	(26.5)	66.9
Adjustments for:
Depreciation of property, plant and equipment	12.0	18.6
Amortisation of intangibles	30.5	23.0
Impairment of assets held for sale	0.6	1.3
Interest expense	0.3	0.2
Interest income	(1.8)	(4.7)
Increase in reserves due to share-based payments	8.9	21.7
(Profit) loss on sale of property, plant and equipment	(0.1)	0.2
Currency translation movements	(3.7)	0.7
Income tax expense	5.9	4.6

Operating cashflows before movements in working capital and provisions	26.1	132.5
Decrease in trade and other receivables	5.7	12.1
Increase (decrease) in trade and other payables	77.0	(23.0)
Increase (decrease) in provisions	0.2	0.2

Cash generated from operations	109.0	118.6
Income taxes paid	(4.3)	(4.3)

Net cash inflow from operating activities	104.7	114.3

Investing activities
Purchases of property, plant and equipment	(6.0)	(8.4)
Sale of property, plant and equipment	0.2	—
Purchases of intangible assets	(132.8)	—
Acquisition of subsidiaries and businesses, net of cash acquired – deferred payment	—	(30.7)
Purchases of intangible assets	(4.2)	(4.3)
Interest received	1.8	4.7
(Increase) decrease in short-term investments	(1.8)	0.2

Net cash used in investing activities	(142.8)	(38.5)

Financing activities
Issue of ordinary shares	2.3	—
Purchase of own shares	(4.1)	—
Proceeds from bank borrowings	55.7	—
Interest paid	(0.1)	(2.0)

Net cash generated by (used in) financing activities	53.8	(2.0)

Net increase in cash and cash equivalents	15.7	73.8
Cash and cash equivalents at beginning of year	193.1	119.3

Cash and cash equivalents at end of year	208.8	193.1

PartyGaming Plc Annual Report 2009

124

Notes to the consolidated
financial statements

1. Accounting policies

Basis of preparation

The Group and parent financial statements have been prepared in accordance with those International Financial Reporting Standards including International Accounting Standards (IASs) and interpretations, (collectively ‘IFRS’), published by the International Accounting Standards Board (‘IASB’) which have been adopted by the European Commission and endorsed for use in the EU for the purposes of the Group’s full year financial statements.

The consolidated and company financial statements comply with the Gibraltar Companies (Accounts) Act 1999, the Gibraltar Companies (Consolidated Accounts) Act 1999 and the Gibraltar Companies Act 1930 (as amended).

Statutory accounts for the year ended 31 December 2009 will be filed with Companies House Gibraltar following the Company’s Annual General Meeting.

The following relevant standards and interpretations, issued by the IASB or the International Financial Reporting Interpretations Committee (‘IFRIC’), are effective for the first time in the current financial year and have been adopted by the Group with no significant impact on its consolidated results or financial position:

IFRIC 16 - Hedges of a Net Investment in a Foreign Operation (effective for annual periods beginning on or after 1 October 2008).

IAS 1 - Presentation of Financial Statements (effective for annual periods beginning on or after 1 January 2009). This standard changed the presentation of the primary statements but had no impact on the consolidated results or financial position.

IAS 32 and IAS 1 (Amended) - Puttable Financial Instruments and Obligations Arising on Liquidation (effective for annual periods beginning on or after 1 January 2009).

IFRS 1 and IAS 27 (Amended) - Cost of an Investment in a Subsidiary, Jointly-Controlled Entity or Associate (effective for annual periods beginning on or after 1 January 2009).

The following relevant standards and interpretations, issued by the IASB or the IFRIC have been early adopted by the Group in line with best practice with no significant impact on its consolidated results or financial position:

IFRIC 17 - Distributions of Non-cash Assets to Owners (effective for annual periods beginning on or after 1 July 2009).

IAS 27 (Amended) - Consolidated and Separate Financial Statements (effective for annual periods beginning on or after 1 July 2009).

IAS 39 (Amended) - Financial Instruments: Recognition and Measurement: Eligible Hedged Items (effective for annual periods beginning on or after 1 July 2009).

The following relevant interpretations were issued by the IASB or the IFRIC before the year end but were not effective for the 2009 year end:

IFRS 3 (Revised) - Business Combinations (effective for annual periods beginning on or after 1 July 2009).

IFRS 2 (Amended) - Group Cash-settled Share-based Payment Transactions (effective for annual periods beginning on or after 1 January 2010).

IAS 32 (Amended) - Classification of Rights Issues (effective for annual periods beginning on or after 1 February 2010).

IAS 24 (Revised) - Related Party Disclosures (effective for annual periods beginning on or after 1 January 2011).

IFRS 9 – Financial Instruments (effective for annual periods beginning on or after 1 January 2013).

The Group is currently assessing the impact, if any, that these standards will have on the presentation of its consolidated results.

Critical accounting policies, estimates and judgements

The preparation of financial statements under IFRS requires the Group to make estimates and judgements that affect the application of policies and reported amounts. Estimates and judgements are continually evaluated and are based on historical experience and other factors including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Included in this note are accounting policies which cover areas that the Directors consider require estimates, judgements and assumptions which have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year. These policies, together with references to the related notes to the financial statements, can be found overleaf:

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance

Financial statements	125

Other information

1. Accounting policies (continued)

Revenue recognition	note 2
Intangible assets and impairment of goodwill	note 10
Impairment of assets held for sale	note 13
Payment processor receivables	note 15
Provisions	note 15
Regulatory compliance and contingent liabilities	note 22
Share-based payments	note 26

Basis of accounting
The consolidated and company financial statements have been prepared under the historical cost convention other than for the valuation of certain financial instruments.

The functional and presentational currency used in the preparation of the consolidated financial statements is US dollars. The functional currency is the currency in which the parent company operates and it reflects the economic substance of the underlying events and circumstances of the Group. A number of Group companies operate in local currencies but the amounts involved are not material.

Basis of consolidation

Subsidiaries are those companies controlled, directly or indirectly, by PartyGaming Plc. Control exists where the Company has the power to govern the financial and operating policies of an enterprise so as to obtain benefits from its activities. Except as noted below, the financial information of subsidiaries is included in the consolidated financial statements using the acquisition method of accounting, and are consolidated from the date of acquisition (i.e. the date on which control of the subsidiary effectively commences) to the date of disposal (i.e. the date on which control over the subsidiary effectively ceases).

On the date of acquisition the assets and liabilities of the relevant subsidiaries are measured at their fair values. The interest of minority shareholders is stated at the minority’s proportion of the fair values of the assets and liabilities recognised.

Under section 10(2) of the Gibraltar Companies (Consolidated Accounts) Act 1999, the Company is exempt from the requirement to present its own statement of comprehensive income.

All intra-Group transactions, balances, income and expenses are eliminated on consolidation.

Accounting for the Company’s acquisition of the controlling interest in PartyGaming Holdings Limited

The Company’s controlling interest in its directly held, wholly-owned subsidiary, PartyGaming Holdings Limited (formerly Headwall Ventures Limited), was acquired through a transaction under common control, as defined in IFRS 3 Business Combinations. The Directors note that transactions under common control are outside the scope of IFRS 3 and that there is no guidance elsewhere in IFRS covering such transactions.

IFRS contain specific guidance to be followed where a transaction falls outside the scope of IFRS. This guidance is included at paragraphs 10 to 12 of IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors. This requires, inter alia, that where IFRS does not include guidance for a particular issue, the Directors may also consider the most recent pronouncements of other standard setting bodies that use a similar conceptual framework to develop accounting standards. In this regard, it is noted that the United States Financial Accounting Standards Board (FASB) has issued an accounting standard covering business combinations (FAS 141) that is similar in a number of respects to IFRS 3.

In contrast to IFRS 3, FAS 141 does include, as an Appendix, limited accounting guidance for transactions under common control which, as with IFRS 3, are outside the scope of that accounting standard. The guidance contained in FAS 141 indicates that a form of accounting that is similar to pooling of interests accounting, which was previously set out in Accounting Practices Board (APB) Opinion 16, may be used when accounting for transactions under common control.

Having considered the requirements of IAS 8, and the guidance included within FAS 141, it is considered appropriate to use a form of accounting which is similar to pooling of interests when dealing with the transaction in which the Company acquired its controlling interest in PartyGaming Holdings Limited.

Investments in subsidiaries
Investments in subsidiaries held by the Company are carried at cost less any impairment in value.

PartyGaming Plc Annual Report 2009

126

Notes to the consolidated
financial statements

1. Accounting policies (continued)

Foreign currency

Transactions entered into by group entities in a currency other than the currency of the primary economic environment in which they operate (their ‘functional currency’) are recorded at the rates ruling when the transactions occur. Foreign currency monetary assets and liabilities are translated at the rates ruling at the end of the reporting year. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognised immediately in the consolidated statement of comprehensive income, except for foreign currency borrowings qualifying as a hedge of a net investment in a foreign operation, in which case exchange differences are recognised in a separate component of equity.

On consolidation, the results of overseas operations are translated into US dollars at rates approximating to those ruling when the transactions took place. All assets and liabilities of overseas operations, including goodwill arising on the acquisition of those operations, are translated at the rate ruling at the end of the reporting year. Exchange differences arising on translating the opening net assets at opening rate and the results of overseas operations at actual rate are recognised directly in equity (the ‘currency reserve’).

Exchange differences recognised in the statement of comprehensive income of group entities’ separate financial statements on the translation of long-term monetary items forming part of the Group’s net investment in the overseas operation concerned are reclassified to the currency reserve on consolidation.

On disposal of a foreign operation, the cumulative exchange differences recognised in the foreign exchange reserve relating to that operation up to the date of disposal are transferred to the consolidated statement of comprehensive income as part of the profit or loss on disposal.

Revenue

Revenue from online gaming, comprising poker (including backgammon), casino, bingo, sports betting and network services (third-party entities that use the Group’s platform and certain services), as well as fees from broadcasting, hosting and subscriptions, is recognised in the accounting periods in which the transactions occur.

Revenue is measured at the fair value of the consideration received or receivable and is net of certain promotional bonuses and the value of PartyPoints accrued.

Net revenue consists of net gaming revenue and revenue generated from foreign exchange commissions on customer deposits and withdrawals and account fees. Poker (including backgammon) net revenue represents the commission charged or tournament entry fees where the player has concluded his or her participation in the tournament. Casino, bingo and sports betting net revenue represents net house win, adjusted for the fair market value of gains and losses on open betting positions. Revenue generated from foreign exchange commissions on customer deposits and withdrawals and account fees is allocated to each reporting segment.

Other revenue consists primarily of revenue from network services, and fees from broadcasting, hosting and subscriptions. Revenue in respect of network service arrangements where the third-party owns the relationship with the customer is the net commission invoiced.

Interest income is recognised on an accruals basis.

Cost of sales

Cost of sales consists primarily of broadcasting costs. Broadcasting costs are expensed over the applicable life-cycle of each programme based upon the ratio of the current year’s revenue to the estimated remaining total revenues.

Segment information

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses. Each segment’s operating results are regularly reviewed by the Group to make decisions about resources to be allocated to the segment and assess its performance. The method for determining what information to report is based on the way management organises the operating segments within the Group for decision-making purposes and for the assessment of financial performance. The Group reviews financial statements presented by product type which are supplemented by some information about geographic regions for the purposes of making operating decisions and assessing financial performance. Therefore, the Group has determined that it is appropriate to report according to product segment.

Taxation
Income tax expense represents the sum of the Directors’ best estimate of taxation exposures and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the consolidated statement of comprehensive income because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using rates that have been enacted or substantively enacted by the end of the reporting year.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance

Financial statements	127

Other information

1. Accounting policies (continued)

Deferred tax

Deferred tax is recognised on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. It is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences other than where IAS 12 Income Taxes contains specific exemptions.

Deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting year and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset realised. Deferred tax is charged or credited to profit or loss, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Property, plant and equipment

All property, plant and equipment are stated at cost, less accumulated depreciation, with the exception of freehold land and buildings which are stated at cost and are not depreciated due to immateriality.

Assets in the course of construction are carried at cost, less any recognised impairment loss. Cost includes directly attributable costs incurred in bringing the assets to working condition for their intended use, including professional fees. Depreciation commences when the assets are ready for their intended use.

Depreciation is provided to write-off the cost, less estimated residual values, of all property, plant and equipment with the exception of freehold land and buildings, evenly over their expected useful lives. It is calculated at the following rates:

Leasehold improvements	- over length of lease
Plant, machinery, computer equipment	- 33% per annum
Fixtures, fittings, tools and equipment, vehicles	- 20% per annum

Where an item of property, plant or equipment comprises major components having different useful lives, they are accounted for as separate items of property, plant and equipment.

Subsequent expenditure is capitalised where it is incurred to replace a component of an item of plant, property or equipment where that item is accounted for separately including major inspection and overhaul. All other subsequent expenditure is expensed as incurred, unless it increases the future economic benefits to be derived from that item of plant, property and equipment.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the Group’s share of the fair value of the identifiable assets and liabilities of an acquired subsidiary, associate or jointly controlled entity.

For acquisitions where the agreement date is on or after 31 March 2004, goodwill is not amortised and is reviewed for impairment at least annually. Any impairment is recognised immediately in the consolidated statement of comprehensive income and is not subsequently reversed. Goodwill arising on earlier acquisitions was being amortised over its estimated useful life of 20 years. In accordance with the transitional provisions of IFRS 3 Business Combinations, the unamortised balance of goodwill at 31 December 2004 was frozen and reviewed for impairment and will be reviewed for impairment at least annually.

Externally acquired intangible assets

Intangible assets are recognised on business combinations if they are separate from the acquired entity or give rise to other contractual or legal rights. Identifiable assets are recognised at their fair value at the acquisition date. The identified intangibles are amortised over the useful economic life of the assets.

PartyGaming Plc Annual Report 2009

128

Notes to the consolidated
financial statements

1. Accounting policies (continued)

Internally generated intangible assets – research and development expenditure

Expenditure incurred on development activities, including the Group’s software development, is capitalised only where the expenditure will lead to new or substantially improved products or processes, the products or processes are technically and commercially feasible and the Group has sufficient resources to complete development. The expenditure capitalised includes the cost of materials, labour and an appropriate proportion of overheads. All other development expenditure is expensed as incurred.

Subsequent expenditure on capitalised intangible assets is capitalised only where it clearly increases the economic benefits to be derived from the asset to which it relates. All other expenditure, including that incurred in order to maintain the related intangible asset’s current level of performance, is expensed as incurred.

Amortisation of intangible assets
Amortisation is provided to write-off the cost of all intangible assets, with the exception of goodwill, evenly over the periods the Group expects to benefit from their use, and varies between:

Brand and domain names	- 10% to 20% per annum

Broadcast libraries	- 50% per annum

Capitalised development expenditure	- 20% to 33% per annum

Contractual relationships	- over the length of the contract

Customer lists and contracts	- 20% to 50% per annum

Intellectual property and gaming licences	- over the length of the licence

Non-contractual relationships	- 33% per annum

Software	- 20% to 33% per annum

Impairment of goodwill, other intangibles and property, plant and equipment

At the end of each reporting year, the Group reviews the carrying amounts of its goodwill, other intangibles and property, plant and equipment to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cashflows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. An intangible asset with an indefinite useful life is tested for impairment annually and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cashflows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cashflows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognised as income immediately, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Non-current assets held for sale

Non-current assets and disposal groups are classified as held for sale if the carrying amount will be recovered through a sale transaction rather than through continuing use. This condition is regarded as being met only when the sale is highly probable, management is committed to a sale plan, the asset is available for immediate sale in its present condition and the sale is expected to be completed within one year from the date of classification. These assets are measured at the lower of carrying value and fair value less associated costs of sale.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance

Financial statements	129

Other information

1. Accounting policies (continued)

Share-based payments
The Group has applied the requirements of IFRS 2 Share-based Payments. The Group issues equity-settled share-based payments to certain employees.

Equity-settled share-based payments are measured at fair value at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period and based, for those share options which contain only non-market vesting conditions, on the Group’s estimate of the shares that will eventually vest. Fair value is measured by use of a suitable option pricing model. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioural considerations.

For cash-settled share-based payment transactions, the goods or services received and the liability incurred are measured at the fair value of the liability. Up to the point at which the liability is settled, the fair value of the liability is re-measured at each reporting date and at the date of settlement, with changes being recorded in the consolidated statement of comprehensive income. The Group records the expense based on the fair value of the share-based payments on a straight-line basis over the vesting period. For cash payments made by parties related to Principal Shareholders, the charge is recorded when there is a commitment to make the payment.

Where equity instruments of the parent company or a subsidiary are transferred, or cash payments based on the Company’s (or a subsidiary’s) share price are made, by shareholder(s) or entities that are effectively controlled by one or more shareholder(s), the transaction is accounted for as a share-based payment, unless the transfer or payment is clearly for a purpose other than payment for goods or services supplied to the Group.

Where equity instruments are transferred by one or more shareholder(s), the amount recorded in reserves is included in the share-based payment reserve. Where a cash payment is made, this is recorded as a capital contribution.

Treasury shares

The consideration paid or received for the purchase or sale of treasury shares is recognised directly in equity. The cost of treasury shares held is presented as a separate reserve (‘own shares’). Any excess of the consideration received on the sale of treasury shares over the weighted average cost of the shares sold is credited to the share premium account.

Provisions and contingent liabilities

The Group recognises a provision in the balance sheet when it has a legal or constructive obligation as a result of a past event and it is probable that an outflow of economic benefits will be required to settle the obligation.

Where the Group has a possible obligation as a result of a past event that may, but probably will not, result in an outflow of economic benefits, no provision is made. Disclosures are made of the contingent liability including, where practicable, an estimate of the financial effect, uncertainties relating to the amount or timing of outflow of resources, and the possibility of any reimbursement.

Where time value is material, the amount of the related provision is calculated by discounting the cashflows at a pre-tax rate that reflects market assessments of the time value of money and any risks specific to the liability.

Leased assets

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Assets held under finance leases are recognised as assets of the Group at their fair value or, if lower, at the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly to the consolidated statement of comprehensive income.

Rentals payable under operating leases are charged directly to the consolidated statement of comprehensive income on a straight-line basis over the term of the relevant lease.

Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the lease term.

PartyGaming Plc Annual Report 2009

130

Notes to the consolidated
financial statements

1. Accounting policies (continued)

Derivative financial instruments

The Group uses derivative financial instruments to manage currency cashflows and to hedge foreign exchange risk on non-US dollar denominated financial assets and liabilities. The derivative instruments used by the Group consist mainly of spot and forward foreign exchange contracts.

Derivative financial instruments are recognised in the balance sheet at fair value calculated using either discounted cashflow techniques or by reference to market prices supplied by banks. Changes in the fair value of derivative financial instruments are recognised in the statement of financial position.

The Group presently does not adopt any form of hedge accounting as described in IAS 39 and does not anticipate any requirement to do so in the foreseeable future.

Financial assets
The Group’s financial assets which are financial instruments are categorised as loans and receivables.

These include restricted cash and unrestricted bank deposits with maturities of more than three months. Amounts held as security deposits are considered to be restricted cash. There are no financial assets that are classified as ‘held to maturity’ or ‘available for sale’. A category for ‘in the money’ derivative financial instruments was not required since there were no derivative financial instruments held as at 31 December 2009 or 31 December 2008.

Short-term investments are non-derivative financial assets with fixed or determinable payments that are not quoted on an active market. They arise principally through the amounts due from payment processors that remit funds on behalf of customers and other types of contractual monetary asset and cash (and cash equivalents). They are initially recognised at fair value, plus transaction costs directly attributable to their acquisition or issue. They are subsequently carried at amortised cost using the effective interest rate method, less any provisions for impairment.

Trade and other receivables represent short-term monetary assets which are recognised at fair value less impairment and other related provisions, which are recognised when there is objective evidence (primarily default or significant delay in payment) that the Group will be unable to collect all of the amounts due. The amount of such a provision is the difference between the net carrying amount and the present value of the future expected cashflows associated with the impaired receivable.

Cash comprises cash in hand and balances with financial institutions. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash. They include unrestricted short-term bank deposits originally purchased with maturities of three months or less.

Financial liabilities
The Group’s financial liabilities are all categorised as financial liabilities measured at amortised cost. Financial liabilities include the following items:

> Client liabilities, including amounts due to progressive prize pools.

>

Trade payables and other short-term monetary liabilities which are initially recognised at fair value and subsequently carried at amortised cost using the effective interest rate method, which ensures that interest expense over the period to repayment is at a constant rate on the balance of the liability carried in the consolidated statement of financial position.

>

Loans and borrowings, comprising bank borrowings and overdrafts, which are initially recognised at fair value, net of any transaction costs directly attributable to the issue of the instrument. Such interest-bearing liabilities are subsequently valued at amortised cost using the effective interest rate method. Interest expense in this context includes initial transaction costs, as well as any interest or coupon payable while the liability is outstanding.

> A category for ‘out of the money’ derivative financial instruments was not required since there were no derivative financial instruments as at 31 December 2009 or 31 December 2008.

Share capital

Financial instruments issued by the Group are treated as equity only to the extent that they do not meet the definition of a financial liability. The Group’s ordinary shares are classified as equity instruments.

Dividends

Dividends are recognised when they become legally payable. In the case of interim dividends to equity shareholders, this is when declared by the Directors. In the case of final dividends, this is when approved by the shareholders at the Annual General Meeting.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance

Financial statements	131

Other information

2. Segment information

For management purposes and transacting with customers, the Group’s operations can be segmented into the following reporting segments:

> poker (including backgammon),

> casino,

> bingo,

> sports betting and

> unallocated corporate (including World Poker Tour).

These segments are the basis upon which the Group reports its segment information. Unallocated corporate expenses, assets and liabilities relate to the Group as a whole and are not allocated to individual segments. The measure of reporting segment performance is Clean EBITDA and the basis for arriving at this is the same as the Group accounts.

Year ended 31 December 2009	Poker $million	Casino $million	Bingo $million	Sports betting $million	Unallocated corporate $million	Consolidated $million

Continuing operations
Net revenue	196.7	196.2	32.8	19.0	—	444.7
Other revenue	—	—	0.7	—	0.8	1.5

Total revenue	196.7	196.2	33.5	19.0	0.8	446.2

Clean EBITDA	42.8	74.4	13.4	5.8	(1.4)	135.0
Profit (loss) before tax	38.6	68.3	5.0	(3.8)	(25.5)	82.6

Discontinued operations
Clean EBITDA	—	—	—	—	(0.8)	(0.8)
Loss before tax	—	—	—	—	(103.2)	(103.2)

Total operations
Net revenue	196.7	196.2	32.8	19.0	—	444.7
Other revenue	—	—	0.7	—	0.8	1.5

Total revenue	196.7	196.2	33.5	19.0	0.8	446.2

Clean EBITDA	42.8	74.4	13.4	5.8	(2.2)	134.2
Profit (loss) before tax	38.6	68.3	5.0	(3.8)	(128.7)	(20.6)

Total assets	44.0	79.4	155.4	98.3	246.8	623.9

Year ended 31 December 2008	Poker $million	Casino $million	Bingo $million	Sports betting $million	Unallocated corporate $million	Consolidated $million

Continuing operations
Net revenue	274.0	175.0	5.9	18.0	—	472.9
Clean EBITDA	76.1	65.7	0.3	5.1	(3.0)	144.2
Profit (loss) before tax	73.1	60.1	0.3	(7.2)	(43.9)	82.4

Discontinued operations
Clean EBITDA	—	(4.2)	—	—	(6.7)	(10.9)
Loss before tax	—	(4.2)	—	—	(6.7)	(10.9)

Total operations
Net revenue	274.0	175.0	5.9	18.0	—	472.9
Clean EBITDA	76.1	61.5	0.3	5.1	(9.7)	133.3
Profit (loss) before tax	73.1	55.9	0.3	(7.2)	(50.6)	71.5

Total assets	59.4	76.0	—	109.6	212.3	457.3

In the annual accounts for the year ended 31 December 2008, net revenue generated by casino games on the bingo platform was classified as part of the casino business segment. These amounts are now shown as bingo. As a result, bingo net revenue for 2008 has been increased by $1.0 million and bingo Clean EBITDA and Profit before tax by $0.4 million, with a corresponding decrease in casino.

PartyGaming Plc Annual Report 2009

132

Notes to the consolidated
financial statements

2. Segment information (continued)

Geographical analysis of total revenue
The following table provides an analysis of the Group’s total revenue by geographical segment:

Year ended 31 December	2009 $million	2008 $million

Germany	81.9	93.2
United Kingdom	68.9	48.4
Canada	60.9	78.5
Other	234.5	252.8

Total revenue	446.2	472.9

Geographical analysis of non-current assets
The following table provides an analysis of the Group’s non-current assets by location:

Year ended 31 December	2009 $million	2008 $million

United Kingdom	151.5	0.7
Bermuda	115.2	127.8
Gibraltar	74.4	63.4
Other	6.2	9.3

Non-current assets	347.3	201.2

3. Share-based payments

Year ended 31 December	2009 $million	2008 $million

Charge relating to nil-cost options:
Issued pre-IPO	—	1.3
Issued post-IPO	2.3	15.8

Total charge relating to nil-cost options	2.3	17.1
FMV Plan	3.4	4.3
PSP Plan	2.3	0.2
Executive FMV Plan	0.9	0.1

Total charge	8.9	21.7

Prior to flotation, the Principal Shareholders established the PartyGaming Plc Share Option Plan (the ‘Nil-Cost Plan’) for the benefit of the current and future workforce. Under the terms of the Nil-Cost Plan each option takes the form of a right, exercisable at nil-cost, to acquire shares in the Company, the vesting of which are satisfied by existing shares which had been issued to the Employee Trust.

Following the enactment of the UIGEA, the Company implemented on 29 December 2006 a one-off adjustment to existing incentive awards and also granted new incentive awards by using an additional 40 million shares gifted to the Employee Trust by certain founders of the Company. As such, the exercise of these options will have no cash impact on the Company. However, IFRS requires that the fair value of the options be amortised through the consolidated statement of comprehensive income over the life of the options.

Details of the share option plans are shown in note 26 and within the Remuneration report.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance

Financial statements	133

Other information

4. Profit from operating activities

Year ended 31 December	2009 $million	2008 $million

This has been arrived at after charging (crediting):
Directors’ emoluments	7.2	23.1
Other staff costs	70.3	82.4
Amortisation of intangibles	30.5	23.0
Depreciation on property, plant and equipment	12.0	18.6
Product development (including staff cost)	6.7	2.2
(Profit) loss on disposal of fixed assets	(0.1)	0.2
Transaction fees	27.3	31.2
Exchange loss	1.2	5.0
Reorganisation costs	1.9	1.7
Impairment losses – trade receivables (bad debts)	7.1	2.6
Impairment losses – assets held for sale	0.6	1.3
Auditors’ remuneration – audit services	0.7	1.1
Auditors’ remuneration – due diligence for acquisitions	1.1	0.2

5. Staff costs

Year ended 31 December	2009 $million	2008 $million

Aggregate remuneration including Directors comprised:
Wages and salaries	63.7	72.9
Share-based payments	8.9	21.7
Employer social insurance contribution	3.4	7.2
Other benefits	3.4	3.7

	79.4	105.5

Year ended 31 December	2009 Number	2008 Number

Average number of employees
Directors	8	9
Administration	130	147
Customer service	352	384
Others	777	690

	1,267	1,230

6. Finance income and expense

Year ended 31 December	2009 $million	2008 $million

Interest income	1.8	4.7

Finance income	1.8	4.7

Interest expense	(0.1)	(0.2)
Unwinding of discount on current and non-current liabilities	(0.2)	—

Finance expense	(0.3)	(0.2)

Net finance income	1.5	4.5

PartyGaming Plc Annual Report 2009

134

Notes to the consolidated
financial statements

7. Tax

Analysis of tax charge

Year ended 31 December	Notes	2009 $million	2008 $million

Current tax expense for the year		8.3	4.6
Deferred tax credit for the year	20	(2.4)	—

Income tax expense for the year		5.9	4.6

The effective tax rate for Continuing operations for the year based on the associated tax expense is 7.1% (2008: 5.6%). The effective tax rate for Continuing operations before share-based payments for the year based on the associated tax expense is 6.4% (2008: 4.4%). There is no tax associated with Discontinued operations and other comprehensive income.

The total expense for the year can be reconciled to accounting profit as follows:

Year ended 31 December	Notes	2009 $million	2008 $million

Profit before tax from Continuing operations		82.6	82.4
Loss before tax from Discontinued operations	8	(103.2)	(10.9)

(Loss) profit before tax		(20.6)	71.5

Tax at effective rate in Gibraltar		—	—
Different tax rates applied in overseas jurisdictions		8.3	4.6
Effect of deferred tax originating in overseas jurisdictions	20	(2.4)	—

Income tax expense for the year		5.9	4.6

Factors affecting the tax charge for the year
The Group’s policy is to manage, control and operate Group companies only in the countries in which they are registered. At the year end there were Group companies registered in 13 countries including Gibraltar. However, the rules and practice governing the taxation of eCommerce activity are evolving in many countries. It is possible that the amount of tax that will eventually become payable may differ from the amount provided in the financial statements.

Factors that may affect future tax charges
In Gibraltar, the Group benefits from the exempt company regime. The Gibraltar exempt company regime will be phased out on 31 December 2010. Assessable income will taxed in Gibraltar at the rate of 10% thereafter.

In India, the Group benefits from a tax holiday on income from qualifying activities, which has been extended until March 2011; under current rules assessable income is taxed in India at approximately 34%. The Minimum Alternative Tax has increased from 11.33% to approximately 17% from 1 April 2009. Fringe benefit tax, which is payable at approximately 34% on a proportion of specified benefits provided or deemed to have been provided to past and present employees in India, has been abolished with effect from 1 April 2009.

In 2009, the Group acquired businesses in the UK and the US. As the Group is involved in worldwide operations, future tax charges will be affected by the levels and mix of profitability in different jurisdictions.

Future tax charges will be reduced by a deferred tax credit in respect of amortisation of certain acquired intangibles (see note 20).

8. Discontinued operations

Consolidated statement of comprehensive income

Year ended 31 December	Notes	2009 $million	2008 $million

Non-Prosecution Agreement		101.0	—
Other		0.8	10.9

Administrative expenses		101.8	10.9

Loss from operating activities		101.8	10.9
Finance costs		1.4	—

Loss after tax		103.2	10.9

Loss per share (cents)
Basic and diluted	9	25.3	2.7

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance

Financial statements	135

Other information

8. Discontinued operations (continued)

Consolidated statement of cashflows

Year ended 31 December	2009 $million	2008 $million

Loss for the year	(103.2)	(10.9)
Adjustment for interest expense	1.4	—

Operating cashflows before movements in working capital and provisions	(101.8)	(10.9)
Increase in trade and other payables	86.0	—

Net cash outflow from operating activities	(15.8)	(10.9)

Net decrease in cash and cash equivalents	(15.8)	(10.9)

Discontinued operations refers to those operations located physically outside of the US but which relate to US customers that were no longer accepted following the enactment of the UIGEA.

On 6 April 2009 the Group entered into a Non-Prosecution Agreement with the US Attorney’s Office for the Southern District of New York (the ‘USAO’). Under the terms of the agreement, the USAO will not prosecute the Group for providing internet gaming services to customers in the US prior to the enactment of the UIGEA and the Group has agreed to pay $105 million, payable in semi-annual instalments over a period ending on 30 September 2012. The cost of the Non-Prosecution Agreement above of $101.0 million (2008: $nil) represents the present value of the settlement amount of $105 million. Finance costs relate to its accretion.

Other costs relate primarily to legal fees associated with the above, net of amounts reimbursed by the Group’s insurers.

9. Earnings per Share (‘EPS’)

	2009				2008

Year ended 31 December	Continuing operations cents	Discontinued operations cents		Total cents	Continuing operations cents	Discontinued operations cents		Total cents

Basic EPS	18.8	(25.3)		(6.5)	19.2	(2.7)		16.5
Diluted EPS	18.2	(25.3	)*	(6.3)	18.8	(2.7	)*	16.2
Basic Clean EPS	21.5	(0.2)		21.3	24.9	(2.7)		22.2
Diluted Clean EPS	20.8	(0.2	)*	20.6	24.5	(2.7	)*	21.8

* A diluted EPS calculation may not increase a basic EPS calculation.

Basic earnings per share
Basic earnings per share is calculated by dividing the earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year, excluding those held as treasury shares.

Year ended 31 December	2009 Total	2008 Total

Basic EPS
Basic (loss) earnings ($million)	(26.5)	66.9
Weighted average number of ordinary shares (million)	406.9	406.2
Basic (loss) earnings per ordinary share (cents)	(6.5)	16.5

Basic Clean EPS
Adjusted earnings ($million)	86.7	90.3
Weighted average number of ordinary shares (million)	406.9	406.2
Adjusted earnings ($million)	21.3	22.2

Clean earnings per share
Management believes that Clean earnings per share reflects the underlying performance of the business and assists in providing a clearer view of the fundamental performance of the Group. Clean EBITDA and Clean earnings per share are performance measures used internally by management to manage the operations of the business and remove the impact of one-off and non-cash items. They are therefore calculated before the provision for items associated with the Group’s Non-Prosecution Agreement, reorganisation costs and before non-cash charges relating to share-based payments.

PartyGaming Plc Annual Report 2009

136

Notes to the consolidated financial statements

9. Earnings per Share (‘EPS’) (continued)

Clean net earnings attributable to equity shareholders is derived as follows:

			2009			2008

Year ended 31 December	Continuing operations $million	Discontinued operations $million	Total $million	Continuing operations $million	Discontinued operations $million	Total $million

Earnings (loss) for the purposes of basic and diluted earnings per share being profit attributable to equity
holders of the parent	76.7	(103.2)	(26.5)	77.8	(10.9)	66.9
Share-based payments	8.9	—	8.9	21.7	—	21.7
Provision for payments associated with the Group’s Non-Prosecution Agreement	—	101.0	101.0	—	—	—
Unwinding of discount associated with the Group’s Non-Prosecution Agreement	—	1.4	1.4	—	—	—
Reorganisation costs	1.9	—	1.9	1.7	—	1.7

Clean net earnings (loss)	87.5	(0.8)	86.7	101.2	(10.9)	90.3

Year ended 31 December	2009 Number million	2008 Number million

Weighted average number of shares
Number of shares in issue as at 1 January	411.5	411.5
Number of shares in issue as at 1 January held by the Employee Trust	(6.7)	(11.3)
Weighted average number of shares issued during the year	0.3	—
Weighted average number of shares purchased during the year	(0.2)	—
Effect of vested share options	2.0	6.0

Weighted average number of ordinary shares for the purposes of basic earnings per share	406.9	406.2
Effect of potential dilutive unvested shares	14.2	7.3

Weighted average number of ordinary shares for the purposes of diluted earnings per share	421.1	413.5

In accordance with IAS 33, the weighted average number of shares for diluted earnings per share takes into account all potentially dilutive shares granted which are not included in the number of shares for basic earnings per share above. Although the unvested, potentially dilutive shares are contingently issuable, in accordance with IAS 33 the year end is treated as the end of the performance period. Those option holders who were employees at that date are deemed to have satisfied the performance requirements and their related potentially dilutive shares have been included for the purpose of diluted EPS.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance

Financial statements	137

Other information

10. Intangible assets

	Notes	Goodwill $million	Acquired intangibles $million	Other intangibles $million	Total $million

Cost or valuation
As at 1 January 2008		208.7	157.6	6.4	372.7
Additions		—	—	4.3	4.3

As at 31 December 2008		208.7	157.6	10.7	377.0
Acquired through business combinations	28	96.6	82.8	—	179.4
Additions		—	—	4.2	4.2
Exchange movements		(1.5)	(0.6)	(1.5)	(3.6)

As at 31 December 2009		303.8	239.8	13.4	557.0

Amortisation
As at 1 January 2008		76.1	92.9	0.5	169.5
Charge for the year		—	19.8	3.2	23.0

As at 31 December 2008		76.1	112.7	3.7	192.5
Charge for the year		—	27.3	3.2	30.5
Exchange movements		—	(0.1)	(0.9)	(1.0)

As at 31 December 2009		76.1	139.9	6.0	222.0

Carrying amounts
As at 31 December 2008		132.6	44.9	7.0	184.5
As at 31 December 2009		227.7	99.9	7.4	335.0

Acquired intangible assets are those intangible assets purchased as part of an acquisition and primarily include customer lists, brands, software and broadcast libraries. The value of acquired intangibles is based on cashflow projections at the time of acquisition. Customer lists from existing customers take into account the expected impact of player attrition.

Other intangibles primarily include development expenditure, long-term gaming and intellectual property licences and purchased domain names. Development expenditure represents software infrastructure assets that have been developed and generated internally. Licences are amortised over the life of the licences and other intangibles are being amortised over their estimated useful economic lives of between three and five years.

In the annual accounts for the year ended 31 December 2008, intangible assets were classified as goodwill, development expenditure, and other intangibles. The carrying amount of development expenditure at 31 December 2008 was $6.4 million and other intangibles was $45.5 million.

Goodwill
Goodwill is allocated to the following cash generating units (‘CGUs’):

As at 31 December	2009 $million	2008 $million

PartyPoker	8.6	8.6
Gamebookers	86.4	86.4
EOL/IOG	37.6	37.6
Cashcade	95.1	—

At end of year	227.7	—

Impairment
In accordance with IAS 36, the Group regularly monitors the carrying value of its intangible assets. A detailed review was undertaken at 31 December 2009 to assess whether the carrying value of assets was supported by the net present value of future cashflows derived from those assets.

In respect of the PartyPoker, EOL/IOG, WPT and Cashcade CGUs, the Directors have concluded that there are no reasonably possible changes in key assumptions which would cause the carrying value of goodwill and other intangibles to exceed their value in use.

PartyGaming Plc Annual Report 2009

138

Notes to the consolidated financial statements

10. Intangible assets (continued)

	Excess of the recoverable amounts over the carrying value $million	Key assumptions used in the projections			Break-even analysis with other key assumptions remaining the same

		Discount rate	Operating margin	Growth rate	Discount rate	Operating margin	Growth rate
Year ended 31 December 2009

Gamebookers	13.6	9.5%	31.0%	14.1%	12.1%	27.3%	10.3%

The recoverable amount of Gamebookers has been determined from value in use calculations based on cashflow projections covering the following ten year period. The Group believes that going beyond five years’ cashflows in the value in use calculations is appropriate given the Group is an established business and is a leader in a growth industry. The projections include the formally approved budget for 2010 and detailed projections covering the following two year period to 31 December 2012.

Operating margins have been based on past experience and future expectations in the light of anticipated economic and market conditions. Discount rates are based on the Group’s weighted average cost of capital, adjusted to reflect management’s assessment of specific risks related to the CGUs. Growth rates have been based on estimates published in February 2010 by H2 Gambling Capital, an independent consultant to the online gambling industry.

	Excess of the recoverable amounts over the carrying value $million	Key assumptions used in the projections			Break-even analysis with other key assumptions remaining the same

		Discount rate	Operating margin	Growth rate	Discount rate	Operating margin	Growth rate
Year ended 31 December 2008

Gamebookers	15.7	9.6%	33.0%	12.0%	13.1%	26.6%	7.7%

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance

Financial statements	139

Other information

11. Property, plant and equipment

	Notes	Land and buildings $million	Plant, machinery and vehicles $million	Fixtures, fittings, tools and equipment $million	Total $million

Cost or valuation
As at 1 January 2008		14.6	5.1	89.8	109.5
Additions		0.3	1.6	6.5	8.4
Reclassified as assets held for sale	13	(7.4)	—	—	(7.4)
Disposals		—	(0.3)	(4.5)	(4.8)
Exchange movements		(1.9)	(1.1)	(10.3)	(13.3)

As at 31 December 2008		5.6	5.3	81.5	92.4
Acquired through business combinations	28	0.1	0.1	0.9	1.1
Additions		0.2	0.8	5.0	6.0
Disposals		—	(0.1)	(0.4)	(0.5)
Exchange movements		0.5	0.2	3.4	4.1

As at 31 December 2009		6.4	6.3	90.4	103.1

Depreciation
As at 1 January 2008		3.3	3.7	64.8	71.8
Charge for the year		0.7	1.8	16.1	18.6
Disposals		—	(0.2)	(4.4)	(4.6)
Exchange movements		(0.4)	(1.1)	(8.6)	(10.1)

As at 31 December 2008		3.6	4.2	67.9	75.7
Charge for the year		1.2	0.7	10.1	12.0
Disposals		—	(0.1)	(0.3)	(0.4)
Exchange movements		0.3	0.2	3.0	3.5

As at 31 December 2009		5.1	5.0	80.7	90.8

Carrying amount
As at 31 December 2008		2.0	1.1	13.6	16.7
As at 31 December 2009		1.3	1.3	9.7	12.3

12. Commitments for capital expenditure

As at 31 December	2009 $million	2008 $million

Contracted but not provided for	1.8	1.6

13. Assets held for sale

As at 31 December	2009 $million	2008 $million

Cost	7.4	7.4
Exchange movement	0.2	(0.2)
Less: impairment	(1.9)	(1.3)

	5.7	5.9

Assets held for sale comprise residential properties that are no longer required by the Group and are currently being offered for sale. There are no associated liabilities. The Directors consider that the carrying amounts of assets held for sale approximate to their fair values, which are based on estimates of the present value of expected future cashflows.

The Group received a deposit on one of the properties before the year-end and it is expected to be sold in 2010. The remaining two properties continue to be marketed and are available for sale. These properties have not been sold after 12 months due to adverse market conditions.

PartyGaming Plc Annual Report 2009

140

Notes to the consolidated financial statements

14. Short-term investments

As at 31 December	2009 $million	2008 $million

Cash on deposit for more than three months	4.3	1.6
Restricted cash	7.3	6.7

	11.6	8.3

Restricted cash related to amounts held as interest-bearing security deposits.

15. Trade and other receivables

		Group		Company

As at 31 December	2009 $million	2008 $million	2009 $million	2008 $million

Payment service providers	25.6	25.8	—	—
Less: chargeback provision	(2.2)	(2.0)	—	—

Payment service providers – net	23.4	23.8	—	—
Prepayments	16.4	16.6	—	—
Other receivables	10.7	8.4	—	—
Due from Group companies	—	—	230.0	200.8

	50.5	48.8	230.0	200.8

The Directors consider that the carrying amount of trade and other receivables approximates to their fair values, which is based on estimates of amounts recoverable. The recoverable amount is determined by calculating the present value of expected future cashflows.

In previous years the provision for chargebacks was disclosed separately on the face of the statement of financial position. The Group has reclassified these balances to be in line with best practice. Given the immateriality of these balances no further disclosures are deemed necessary.

Provisions are expected to be settled within the next year and relate to chargebacks which are recognised at the Directors’ best estimate of the provision based on past experience of such expenses applied to the level of activity.

Movements on the provision are as follows:

As at 31 December	2009 $million	2008 $million

At beginning of year	2.0	5.0
Charged to consolidated statement of comprehensive income	7.1	2.6
Credited to consolidated statement of comprehensive income	(6.9)	(5.6)

At end of year	2.2	2.0

16. Cash and cash equivalents

As at 31 December	2009 $million	2008 $million

Cash in hand and current accounts	208.8	193.1

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance

Financial statements	141

Other information

17. Trade and other payables

		Group		Company

As at 31 December	2009 $million	2008 $million	2009 $million	2008 $million

Amounts due under Non-Prosecution Agreement	29.7	—	29.7	—
Deferred and contingent consideration	13.3	—	—	—
Other payables	40.1	44.1	0.6	—
Due to Group companies	—	—	62.5	6.7

Current liabilities	83.1	44.1	93.8	6.7

Amounts due under Non-Prosecution Agreement	57.7	—	57.7	—
Deferred and contingent consideration	17.5	—	—	—

Later than one year but not later than five years	75.2	—	57.7	—

Deferred and contingent consideration	3.6	—	—	—

More than five years	3.6	—	—	—

Non-current liabilities	78.8	—	57.7	—

On 6 April 2009 the Group entered into a Non-Prosecution Agreement with the USAO. Under the terms of the agreement, the USAO will not prosecute the Group for providing internet gambling services to customers in the US prior to the enactment of the UIGEA and the Group agreed to pay $105 million, payable in semi-annual instalments over a period ending on 30 September 2012. The amount due under the Non-Prosecution Agreement of $87.4 million is recognised at fair value and carried at amortised cost using an effective interest rate of 2%.

Deferred and contingent consideration relates to amounts payable for the acquisitions of Cashcade and WPT (see note 28). The amount due for deferred and contingent consideration of $34.4 million is recognised at fair value and carried at amortised cost using effective interest rates of between 2% and 15%.

Other payables comprise amounts outstanding for trade purchases and other ongoing costs. The average credit period for trade purchases is 30 days. The carrying amount of other payables approximates to their fair value which is based on the net present value of expected future cashflows.

The non-discounted book values for these amounts are as follows:

	Amounts due under Non-Prosecution Agreement		Deferred and contingent consideration

As at 31 December	2009 $million	2008 $million	2009 $million	2008 $million

Within one year	30.0	—	13.4	—
Later than one year but not later than five years	60.0	—	19.7	—
More than five years	—	—	10.0	—

	90.0	—	43.1	—

18. Client liabilities and progressive prize pools

As at 31 December	2009 $million	2008 $million

Client liabilities	115.9	121.0
Progressive prize pools	9.6	10.1

	125.5	131.1

Client liabilities and progressive prize pools represent amounts due to customers including net deposits received, undrawn winnings, jackpots and tournament prize pools and certain promotional bonuses. The carrying amount of client liabilities and progressive prize pools approximates to their fair value which is based on the net present value of expected future cashflows.

PartyGaming Plc Annual Report 2009

142

Notes to the consolidated financial statements

19. Loans and borrowings

	Book value		Fair value

As at 31 December 2009	2009 $million	2008 $million	2009 $million	2008 $million

Secured bank loan	56.5	—	55.7	—

Non-current liabilities	56.5	—	55.7	—

Bank borrowings are recognised at fair value and subsequently carried at amortised cost based on their internal rates of return. The discount rate applied was 5.44%.

Principal terms and the debt repayment schedule of loans and borrowings before amortisation are as follows:

As at 31 December 2009	Amount	Nominal rate	Year of maturity	Security

The Royal Bank of Scotland plc	£35 million	6 months LIBOR plus 4.25%	2012	Floating charge over the assets of Cashcade Limited and its subsidiary undertakings

The maturity analysis of loans and borrowings, including interest and fees, is as follows:

As at 31 December	2009 $million	2008 $million

Within one year	3.2	—
Later than one year and not later than five years	60.3	—

	63.5	—

20. Deferred tax

As at 31 December	Notes	2009 $million	2008 $million

At beginning of year		—	—
Acquired through business combinations	28	18.2	—
Credited to consolidated statement of comprehensive income	7	(2.4)	—
Exchange differences		(0.1)	—

At end of year		15.7	—

Deferred tax is calculated in full on temporary differences under the liability method using tax rates applicable to the relevant jurisdictions. The above amounts relate to temporary differences arising from fair value adjustments of acquired intangible assets.

21. Operating lease commitments

The total future minimum lease payments due under non-cancellable operating lease payments are analysed below:

	2009	2008
As at 31 December	$million	$million

Within one year	2.5	1.5
Later than one year but not later than five years	4.2	2.8
More than five years	—	0.2

	6.7	4.5

All operating lease commitments relate to land and buildings. Rental costs under operating leases are charged to the consolidated statement of comprehensive income in equal annual amounts over the period of the leases.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance

Financial statements	143

Other information

22. Contingent liabilities

From time to time the Group is subject to legal claims and actions against it. The Group takes legal advice as to the likelihood of success of such claims and actions.

As part of the Board’s ongoing regulatory compliance process, the Board continues to monitor legal and regulatory developments and their potential impact on the business and take appropriate advice in respect of these developments.

The Board is not aware of any regulatory issue or litigation that would give rise to a contingent liability.

23. Share capital

Ordinary shares

	Issued and
	fully paid	Number
	$	million

As at 1 January 2009	103,866	411.5
Employee share options exercised during the year	193	0.9

As at 31 December 2009	104,059	412.4

Shares issued are converted into US dollars at the exchange rate prevailing on the date of issue. The issued and fully paid share capital of the Group amounts to $104,059.32 and is split into 412,352,091 ordinary shares. The share capital in UK sterling is £61,852.81 and translates at an average exchange rate of 1.6824 US dollars to £1 sterling.

Authorised share capital and significant terms and conditions
On 7 May 2009 the Company’s authorised share capital was increased from £75,000 divided into 500 million ordinary shares with a par value of 0.015 pence each, to £105,000 divided into 700 million ordinary shares of 0.015 pence each. All issued shares are fully paid. The holders of ordinary shares are entitled to receive dividends when declared and are entitled to one vote per share at meetings of the Company. The Trustee of the Employee Trust has waived all voting and dividend rights in respect of shares held by the Employee Trust.

On 9 May 2008 the Company issued 8 additional ordinary shares in order to increase the total number of shares in issue to a number divisible by a factor of 10. At an Extraordinary General Meeting on 15 May 2008 an ordinary resolution was passed to consolidate the Company’s 4,115,193,850 ordinary shares of 0.0015 pence each to 411,519,385 ordinary shares of 0.015 pence each with effect from 19 May 2008. The number of shares and earnings per share for prior years are calculated as if the consolidation had taken place at 1 January 2008.

Treasury shares

	Own shares reserve		Number

	2009	2008	2009	2008
	$million	$million	million	million

As at 1 January	—	—	6.7	11.2
Purchase of own shares for the Employee Trust	(4.1)	—	1.0	—
Employee share options exercised during the year	—	—	(3.1)	(4.5)

As at 31 December	(4.1)	—	4.6	6.7

As at 31 December 2009 4,564,628 (2008: 6,684,959) ordinary shares were held as treasury shares by the Employee Trust. During the year the Company purchased 1,000,000 ordinary shares which were gifted to the Employee Trust. Shares held by the Employee Trust prior to 31 December 2008 had been gifted at par value.

24. Financial instruments and risk management

In common with all other businesses, the Group is exposed to risks that arise from its use of financial instruments. This note describes the Group’s objectives, policies and processes for managing these risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout these financial statements.

There have been no substantive changes in the Group’s exposure to financial instrument risks, its objectives, policies and processes for managing these risks or the methods used to measure them from previous periods, unless otherwise stated in this note.

PartyGaming Plc Annual Report 2009

144

Notes to the consolidated financial statements

24. Financial instruments and risk management (continued)

Principal financial instruments
The principal financial instruments used by the Group, from which financial instrument risk arises, are as follows:

>	short-term investments;

>	trade and other receivables;

>	cash and cash equivalents;

>	loans and borrowings;

>	trade and other payables;

>	client liabilities and progressive prize pools; and

>	foreign exchange contracts.

Foreign exchange contracts are regularly used in the normal course of business but none were outstanding as at 31 December 2009 or at the prior year end. The Group operates a sports betting business and always has open bets. As at 31 December 2009 and at the prior year end the fair market value of open bets was not material. Other financial derivative instruments are permitted to be used by the Group, but none were used in the period ended 31 December 2009 or in the prior year.

Management controls and procedures

The Board has overall responsibility for the determination of the Group’s risk management objectives and policies and, whilst retaining ultimate responsibility for them, it has delegated the authority for designing and operating the required processes that ensure the effective implementation of the objectives and policies to the Group’s treasury department under the auspices of the Group Treasury Committee (see below). As such, the Group’s funding, liquidity and exposure to interest rate and foreign exchange rate risks are managed by the Group’s treasury department. The treasury department is mandated to execute conventional forward foreign exchange contracts and swaps in order to manage these underlying risks. No other derivatives may be executed without written authority from the Board at which point an explanation of the accounting implications would also be given.

Treasury operations are conducted within a framework of policies and guidelines reviewed and approved by the Board on an annual basis which are recommended and subsequently monitored by the Group Treasury Committee. The Group Treasury Committee is chaired by the Group Finance Director. These polices include benchmark exposures and hedge cover levels for key areas of treasury risk. The Group risk management policies would also be reviewed by the Board following, for example, significant changes to the Group’s business. Exposures are monitored and reported to management on a weekly basis, together with required actions when tolerance limits are exceeded. The internal control procedures and risk management processes of the treasury department are also reviewed periodically by the internal audit function. The last internal control review was undertaken during 2007 and the procedures and processes were deemed satisfactory.

The overall objective of the Board is to set policies that seek to reduce risk as far as possible, without unduly affecting the Group’s competitiveness and flexibility. Further details regarding these policies are set out below.

Liquidity risk

Liquidity risk arises from the Group’s management of its working capital as well as the finance charges and principal repayments on its debt instruments. In essence, it is the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due.

The Group’s treasury department ensures that the Group’s cash and cash equivalents, and amounts due from payment service providers (‘PSPs’) exceed its combined client liabilities at all times. This excess is defined as the Client Liability Cover. Client liabilities principally represent customer deposits and progressive prize pools.

The Group Treasury Committee is advised of cash balances, investments, foreign currency exposures, interest income, interest expense, amounts due from PSPs, Client Liability Cover and counterparty exposures on a weekly basis.

The Group imposes a maximum debt limit of $150 million that may mature in any one year to ensure that there is no significant concentration of refinancing risk.

Management monitors liquidity to ensure that sufficient liquid resources are available to the Group. The Group’s principal financial assets are cash, bank deposits and trade and other receivables.

During 2009 the Group borrowed £35 million as a means of managing liquidity risk.

PartyGaming Plc Annual Report 2009

Overview

Business review

Governance

Financial statements	145

Other information

24. Financial instruments and risk management (continued)

Capital risk

In common with many internet companies that have few physical assets, the Group has no policy as to the level of equity capital and reserves other than to address statutory requirements. The primary capital risk to the Group is the level of debt relative to the Group’s net income. Accordingly, the Group’s policy is that gross debt should not exceed $300 million and that the leverage ratio of gross debt/clean EBITDA should be less than 1.5x. An analysis of gross debt is as follows:

	2009	2008
As at 31 December	$million	$million

Gross debt (USD m)	56.5	—
Clean EBITDA (USD m)	134.2	133.3
Ratio	0.4	—
Headroom (USD m)	144.8	200.0

Details of the Group’s dividend policy is disclosed in the Chairman’s Statement and also on page 49 of this Annual Report under the heading ‘Review of 2009’.

Credit risk
Operational: The Group’s operational credit risk is primarily attributable to receivables from PSPs and from customers who dispute their deposits made after playing on the Group’s websites. Prior to accepting new PSPs and wherever practicable, credit checks are performed using a reputable external source. Senior management monitors PSP balances on a weekly basis and promptly takes corrective action if pre-agreed limits are exceeded. For PSPs that do not have a formal credit rating, an internal rating system is used, based on such factors as industry knowledge, their balance sheet, profitability, customer diversification, geographic diversification, long-term stability, management credibility, potential regulatory risk and historic payment track record.

These internal ratings are monitored and reviewed on a monthly basis by the Director of Payment Processing. An internal rating of one is assessed as very strong whilst a rating of five is assessed as weak. During the year a reassessment was made as to the criteria for each rating, with criteria for a rating of 1 or 2 becoming more stringent. The table for 2008 showing the exposure to PSPs by rating has been restated on the basis of these new criteria.

	2009	2008
As at 31 December	$million	$million

1 (Very Strong)	0.3	0.1
2 (Strong)	9.1	9.8
3 (Good)	16.2	15.9

PSPs amounts due	25.6	25.8

Management consider the maximum credit exposure on amounts due from PSPs to be the carrying amount.

As at 31 December 2009 and 31 December 2008 there were no overdue amounts due from PSPs which had not been impaired, nor were there any partially impaired amounts. There is an inherent concentration of risk with PSPs, which are not investment grade banks, in that the majority derive most of their income from the online gaming sector. To this end, where practicable and economic, the Group seeks to substitute non-investment grade PSPs with investment grade, or at least better quality, PSPs.

The table below sets out the movement in the impairment of amounts due from PSPs.

	2009	2008
Year ended 31 December	$million	$million

Impairments	—	0.6

Total impairment expense	—	0.6

Note 15 details the movement and level of provisions for PSPs.

Cash investments: Wherever possible and commercially practicable the Group invests cash through major financial institutions where the counterparty has a one year credit default swap (‘CDS’) as quoted by Bloomberg, of no more than 2% or, in the case of pooled money market funds, a minimum long-term credit rating of AAA on the principal, as defined by Moody’s rating agency. Investments are allowed only in highly liquid securities. The Group maintains monthly operational balances with banks that do not meet this credit rating in Israel, Bulgaria and India to meet local salaries, expenses and legal requirements. These balances are kept to a minimum.

PartyGaming Plc Annual Report 2009

146

Notes to the consolidated
financial statements

24. Financial instruments and risk management (continued)

	Cash and cash equivalents		Short-term investments

As at 31 December	2009 $million	2008 $million	2009 $million	2008 $million

AAA money market funds	32.4	103.0	—	—
Counterparties with CDS less than 0.5%	137.1	—	4.8	—
Counterparties with CDS between 0.5% and 1%	—	30.1	—	—
Counterparties with CDS between 1% and 1.5%	2.6	24.6	2.4	8.3
Counterparties with CDS between 1.5% and 2%	26.0	28.2	—	—
Counterparties without CDS or CDS more than 2%	10.7	7.2	4.4	—

	208.8	193.1	11.6	8.3

The treasury department may only make the following cash investments, without prior written authority by the Board:

>	cash deposits;

>	pooled money market funds;

>	certificates of deposit; and

>	commercial paper.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset on the statement of financial position.

Market risk
Market risk arises from the Group’s use of interest-bearing, tradable and foreign currency financial instruments. It is the risk that the fair value of future cashflows on its long-term debt finance and cash investments through the use of a financial instrument will fluctuate because of changes in interest rates, foreign exchange rates or other market factors.

Interest rate risk
The Group’s current net cash position is maintained primarily on a floating basis. In the event of a strategic change in the debt position of the Group, the interest rate management policy would be reviewed.

Currency risk
Transaction and currency liability exposures: The Group’s policy is that all material transaction and currency liability exposures are economically and fully hedged using foreign exchange contracts and/or by holding cash in the relevant currency. Additionally, the Group has discretion to hedge some or all of its forecast sterling operational costs in Gibraltar and the UK for up to 12 months. No other forecast cashflows are hedged. The Group also economically hedges material committed exposures such as capital expenditure unless the period between commitment and payment is short (less than one month). Currency exposures are monitored by the Group Treasury Committee on a weekly basis. A $5 million currency tolerance limit between US dollars and any other currency is permitted in order to avoid executing low value and uneconomic foreign exchange contracts.

Net investment exposures: The Group has the flexibility to hold debt in currencies other than US dollars in order to hedge non-US dollar investments up to 50% of the net investment value. In managing the mix of ongoing debt exposure the Group takes into account prevailing interest rates in particular currencies and the potential impact on Group earnings ratios. At 31 December 2009 the Group had a loan of £35 million and 31 December 2008 the Group had no material non-US dollar debt which hedged net investments.

Sensitivity analysis to currency and interest rate risk
The Group has adopted a sensitivity analysis that measures the change to the fair value of the Group’s financial instruments and any resultant impact on the Group’s earnings of either:

>	an instantaneous increase or decrease of 1% in market interest rates (including the annualised interest income impact of variable rate interest-bearing financial instruments), or

>	a 10% strengthening or weakening in the US dollar against all other currencies from the rates applicable at 31 December 2009 or 31 December 2008.

The Group is exposed to interest rate movements since it holds significant amounts of cash at floating rates as well as cash equivalents to meet client liability obligations that are non-interest bearing. The Group also holds interest bearing bank debt. The Group is exposed to currency movements in the US dollar, arising out of changes in the fair value of financial instruments which are held in non-US currencies. This analysis is for illustrative purposes only, as in practice, market rates rarely change in isolation.

PartyGaming Plc Annual Report 2009

Overview	147

Business review

Governance

Financial statements

Other information

24. Financial instruments and risk management (continued)

The amounts generated from the sensitivity analysis are estimates of the possible impact of market risk, assuming that specified changes occur. Actual results in the future may differ materially from these results due to other developments in financial markets that may cause fluctuations in interest and exchange rates to vary from the hypothetical amounts disclosed in the following table, which therefore should not be considered as a projection of likely future events and losses.

	(Decrease) increase in fair value of financial instruments		Impact on earnings gain (loss)

As at 31 December	2009 $million	2008 $million	2009 $million	2008 $million

1% decrease in interest rates	—	—	0.4	(1.9)
1% increase in interest rates	—	—	1.5	2.0
10% weakening in US dollar	(3.4)	(2.0)	3.5	(1.5)
10% strengthening in US dollar	3.4	2.0	(3.5)	1.5

Insurance
The Group purchases insurance for commercial or, where required, for legal or contractual reasons. The Group also retains certain insurable risk where external insurance is not considered an economic means of mitigating these risks.

Total financial assets and liabilities and effective interest rate and repricing analysis
In respect of income-earning financial assets and interest-bearing financial liabilities, the following tables indicate their effective interest rates at the end of the reporting years and the periods in which they reprice, as well as setting out the Group’s accounting classification of each class of financial assets and liabilities and their fair values at 31 December 2009 and 31 December 2008.

			Of which interest-bearing

As at 31 December 2009	Carrying value $million	Fair value $million	Total $million	Effective interest rate	6 months or less $million	6 – 12 months $million	1 – 5 years $million

Assets held for sale	5.7	5.7	—	—	—	—	—
Short-term investments	11.6	11.6	11.6	3.47%	2.5	9.1	—
Trade and other receivables	50.5	50.5	—	—	—	—	—
Cash and cash equivalents	208.8	208.8	199.1	0.27%	199.1	—	—

Financial assets	276.6	276.6	210.7	0.45%	201.6	9.1	—

Loans and borrowings	(56.5)	(55.7)	(55.7)	5.44%	—	—	(55.7)
Trade and other payables	(176.8)	(161.9)	—	—	—	—	—
Client liabilities and progressive prize pools	(125.5)	(125.5)	—	—	—	—	—

Financial liabilities at amortised cost	(358.8)	(343.1)	(55.7)	5.44%	—	—	(55.7)

			Of which interest bearing

As at 31 December 2008	Carrying value $million	Fair value $million	Total $million	Effective interest rate	6 months or less $million	6–12 months $million	1–5 years $million

Assets held for sale	5.9	5.9	—	—	—	—	—
Short-term investments	8.3	8.3	8.3	4.99%	1.6	6.7	—
Trade and other receivables	48.8	48.8	—	—	—	—	—
Cash and cash equivalents	193.1	193.1	193.1	1.87%	193.1	—	—

Financial assets	256.1	256.1	201.4	2.00%	194.7	6.7	—

Trade and other payables	(44.1)	(44.1)	(0.4)	3.60%	(0.4)	—	—
Client liabilities and progressive prize pools	(131.1)	(131.1)	—	—	—	—	—

Financial liabilities at amortised cost	(175.2)	(175.2)	(0.4)	3.60%	(0.4)	—	—

The fair values of borrowings and other financial instruments are estimated at 31 December each year by discounting the future contractual cashflows to the net present values using appropriate yield curves.

PartyGaming Plc Annual Report 2009

148

Notes to the consolidated
financial statements

25. Related parties

Group
Transactions between the Group companies have been eliminated on consolidation and are not disclosed in this note.

Principal Shareholders
During the period the Principal Shareholders, and corporate entities controlled by the Principal Shareholders, did not receive any remuneration in the form of salary, bonuses or consulting fees (2008: $nil).

The wife of a former Principal Shareholder owns a property and it is leased to the Group’s Indian subsidiary on an arm’s length basis. Rentals paid during the year up to the date the Principal Shareholder divested his interest in the Group to under 10% were $52,000 (2008: $79,000). In 2008 an increased security deposit of $33,375 was paid. At 31 December 2008 there were no amounts outstanding.

Former Directors and Principal Shareholders have leased their personal properties to employees of the Group. The Directors believe that these lease arrangements are fair value personal arrangements between the parties involved and are independent of the Group.

A former Principal Shareholder and certain other Principal Shareholders have also given certain indemnities to the Group.

Directors and key management
Key management are those individuals who the Directors believe have significant authority and responsibility for planning, directing and controlling the activities of the Group. The aggregate short-term and long-term benefits, as well as share-based payments of the Directors and key management of the Group are set out below:

Year ended 31 December	2009 $million	2008 $million

Short-term benefits	10.1	16.4
Share-based payments	5.7	14.7

	15.8	31.1

At the year end an aggregate balance of $2.9 million (2008: $1.4 million) was due to Directors and key management.

The Group purchased telecommunication and utility services of $3.6 million (2008: $5.9 million) from companies on an arm’s length basis for whom a Board member is a director, with amounts owed to that company at 31 December 2009 of $nil (2008: $0.3 million).

In 2009 furnished property was leased to a member of key management at an annual lease rental of €42,000 ($61,000), which the Directors believe is the fair rental value of the property. There were no amounts owed at 31 December 2009.

After the former Chairman of the Board stepped down as a Director on 29 August 2008, he was engaged by the Group under a consultancy agreement to provide services, as required, to the Group. The consultancy terminated on 29 August 2009 and for a further six months afterwards he is prevented from providing services to other gaming businesses. A fee of £110,000 was paid to the former Chairman under this consultancy agreement.

The Group made affiliate payments of less than $1,000 in both 2008 and 2009 to a company for whom a former Board member is a Director on an arm’s length basis, with amounts owed at 31 December 2008 of less than $1,000.

In 2008 the Group’s subsidiaries provided the following property arrangements to the former Chief Executive Officer:

>	two furnished properties available for his use in Gibraltar which the Directors believe had a fair rental value of approximately $150,000 per annum (plus service and utility costs); and

>

an additional property available for his use at fair rental value, but he did not avail himself of the property and the property has been leased to other employees and third parties at fair rental value.

In 2008, the Group paid the final element of the consideration due to Trident Gaming Plc in respect of the acquisition of the business and assets connected with the Gamebookers.com website. This amounted to €21.0 million and total interest of €1.3 million. The former Managing Director was the former CEO of Gamebookers and received €2.1 million of the total consideration.

Certain Directors and certain key management were granted share options under service contracts which were granted under a Group share option plan (see note 26).

PartyGaming Plc Annual Report 2009

Overview	149

Business review

Governance

Financial statements

Other information

25. Related parties (continued)

Company
The cash obligations of PartyGaming Plc (the ‘Company’) for operating expenditure, are discharged in the main by its operating subsidiaries. Where this occurs, amounts paid by the subsidiaries are accounted for through an adjustment to the related inter-company balances. During the year, $21.3 million of costs (2008: $15.0 million) were incurred by subsidiaries on behalf of the Company. The Company also has an agreement with iGlobalMedia Marketing (UK) Limited, a wholly-owned subsidiary, for the provision of investor relations and public relations services to it at a cost of $1.3 million (2008: $2.1 million).

In 2009, the Company received dividends from subsidiaries of $nil (2008: $279,000). In 2009, the Company did not declare a dividend to shareholders (2008: $nil).

At year end, the Company did not have any other borrowing facilities.

The Directors and certain key management of the Company were remunerated through cash payments made by other entities within the Group of $5.7 million (2008: $11.4 million) and share options issued by the Company with a share-based payment expense of $2.3 million (2008: $11.7 million). Additionally, the Company has granted options over its shares to employees of certain subsidiaries. The share-based payment expense for the year in respect of these share options of $6.6 million (2008: $10.0 million) has been added to the Company’s cost of investment in those subsidiaries. Disclosures relating to share-based payments are included in note 26.

Details of amounts owed to and from subsidiaries are included in notes 15 and 17.

26. Share options

As disclosed in note 3, the Group has adopted and granted awards under the Nil-Cost Plan, FMV Plan, PSP Plan and Executive FMV Plan as a reward and retention incentive for employees of the Group, including the Executive Directors. The Group has used the binomial options pricing model to value these options. An appropriate discount has been applied to reflect the fact that dividends are not paid on options that have not vested or have vested and have not been exercised.

Year ended 31 December 2009	Nil-Cost Plan Number million	FMV Plan Number million	PSP Plan Number million	Executive FMV Plan Number million

Outstanding at beginning of year	6.0	21.0	1.7	1.2
Shares over which options granted during the year	1.6	4.6	1.0	0.5
Shares in respect of options lapsed during the year	(0.1)	(5.6)	(0.4)	(0.3)
Exercised during the period	(3.2)	(0.8)	—	—

Outstanding at end of year	4.3	19.2	2.3	1.4

Exercisable at the end of year	1.7	4.1	0.2	0.1

Shares over which options granted during the year (number)	1,610,336	4,591,166	1,041,817	462,500
Percentage of total issued share capital	0.39%	1.11%	0.25%	0.11%

Weighted average share price for options exercised	£2.57	£2.62	—	—
Weighted average remaining contractual life of options outstanding upon satisfaction of performance conditions where relevant (days)	2,961	3,042	490	3,202

Year ended 31 December 2008	Nil-Cost Plan Number million	FMV Plan Number million	PSP Plan Number million	Executive FMV Plan Number million

Outstanding at beginning of year	9.0	7.3	0.4	0.2
Shares over which options granted during the year	2.3	17.5	1.5	1.1
Shares in respect of options lapsed during the year	(0.8)	(3.8)	(0.2)	(0.1)
Exercised during the year	(4.5)	—	—	—

Outstanding at end of year	6.0	21.0	1.7	1.2

Exercisable at the end of year	2.4	1.6	—	—

Shares over which options granted during the year (number)	2,250,000	17,457,240	1,471,598	1,090,602
Percentage of total issued share capital	0.55%	4.24%	0.36%	0.27%

Weighted average share price for options exercised	£2.42	—	—	—
Weighted average remaining contractual life of options outstanding upon satisfaction of performance conditions where relevant (days)	2,615	3,269	639	3,500

PartyGaming Plc Annual Report 2009

150

Notes to the consolidated
financial statements

26. Share options (continued)

Terms and conditions

Nil-Cost Plan
Options granted under this plan during the period generally vest in instalments over a four to five year period. These awards are not generally subject to performance conditions as this is regarded as detracting from their attraction and retention capabilities and instead usually vest on a phased basis over a four to five year period. The main exception to this general policy are the awards made to key employees in the bingo segment, which will only vest subject to the satisfaction of a stretching EBITDA target for that business unit for 2012.

FMV Plan
Options granted under this plan during the period generally vest in instalments over a three year period. There are no performance conditions attached to options issued by the Group under the terms of the FMV Plan. Executive Directors are not eligible to receive any awards under this plan.

PSP Plan
These options vest subject to the achievement of a total shareholder return (‘TSR’) performance target over the three year period commencing on 1 January or 1 July of 2007, 2008 and 2009 compared to the median TSR of a sector comparator group. The threshold for vesting at which 25% will vest, will be TSR equalling the median of the comparator group, rising on a straight-line basis to 100% vesting if the Company’s TSR exceeds the median by 10% per annum calculated over the three year period. It is estimated that outperformance of the median by 10% per annum is broadly equivalent to upper quartile performance over three years.

Executive FMV Plan
These options vest subject to the growth in the Company’s Clean Earnings per share equalling or exceeding 15% per annum in the three year period from 1 January of 2007, 2008 and 2009.

Outstanding share options issued under the FMV Plan and Executive FMV Plan have been granted at exercise prices between 155.0 pence and 457.5 pence (2008: between 155.0 pence and 457.5 pence).

27. Investments in subsidiaries

Company
The company has the following investments in subsidiary undertakings:

$million

As at 1 January 2008	1,737.0
Options issued to employees of subsidiary undertakings	10.0
Less: impairment	(575.7)

As at 31 December 2008	1,171.3
Options issued to employees of subsidiary undertakings	6.6
Less: reversal of impairment	553.6

As at 31 December 2009	1,731.5

The investment in the subsidiary undertakings is stated at its recoverable amount which is cost less impairment. During the year the Group has significantly reversed the prior year impairment.

PartyGaming Plc Annual Report 2009

Overview	151

Business review

Governance

Financial statements

Other information

27. Investments in subsidiaries (continued)

The Company is the holding company of the Group. The following table shows details of the Company’s principal subsidiary undertakings. Each of these companies is wholly-owned by a member of the Group, the issued share capital of each is fully paid and each are included in the consolidated accounts of the Group:

Name of subsidiary undertaking	Country of incorporation	Principal business

Bay Management Limited	Gibraltar	Management and IT services
Cashcade Limited	United Kingdom	Marketing services
ElectraGames Limited	Gibraltar	IT services
ElectraWorks (Alderney) Limited	Channel Islands	IT services
ElectraWorks Limited	Gibraltar	Online gaming
EZE International Limited	Gibraltar	Transaction services
GB Services Eood	Bulgaria	IT and customer support services
iGlobalMedia Entertainment Limited	Gibraltar	Online gaming
iGlobalMedia Marketing (Gibraltar) Limited	Gibraltar	Marketing services
iGlobalMedia Marketing (Israel) Limited	Israel	Marketing support services
iGlobalMedia Marketing (UK) Limited	United Kingdom	Marketing support services
IVY Comptech Private Limited	India	IT and customer support services
PartyGaming IA Limited	Bermuda	Intellectual asset management
Paytech International Limited	Gibraltar	Transaction services
PB (Italia) Srl	Italy	Online gaming
PGB Limited	Gibraltar	Online gaming
PKR Services Limited	Gibraltar	Transaction services
WPT Enterprises Inc	US	Land-based poker events

28. Acquisitions made during the year

Cashcade
On 23 July 2009 the Group acquired 100% of the voting equity instruments of Cashcade Limited, an exclusively non-US facing business whose principal activity is the marketing of online bingo and casino and software services. Cash consideration was an initial £71.9 million paid upon completion and another £6.5 million paid before the year end for the excess working capital acquired. There is up to £15 million of contingent consideration payable relating to the profit performance in 2009 and a maximum of £9.0 million of contingent consideration payable depending on future profit performance in 2010. The acquisition was made on a debt-free/cash-free basis. Details of the fair value of identifiable assets and liabilities acquired, purchase consideration and goodwill are as follows:

	Book value $million	Adjustment $million	Fair value $million

Intangible assets other than goodwill	—	65.0	65.0
Property, plant and equipment	0.3	—	0.3
Trade and other receivables	8.5	—	8.5
Cash and cash equivalents	9.9	—	9.9
Trade and other payables	(3.8)	—	(3.8)
Income taxes payable	(0.2)	—	(0.2)
Client liabilities and progressive prize pools	(0.9)	—	(0.9)
Deferred tax	—	(18.2)	(18.2)

Net assets acquired	13.8	46.8	60.6
Goodwill			96.6

Consideration paid			157.2

Cash			128.7
Contingent consideration – payable in cash			27.0
Costs of acquisition			1.5

Consideration paid			157.2

The fair value adjustments relate primarily to the attribution of fair values to customer lists and brands acquired as part of the acquisition and the resultant tax thereon. These intangible assets are being amortised over their estimated useful economic lives of up to five years. The main factors leading to the recognition of goodwill are the growth and revenue synergies created by combining business activities and cost savings of the merged operations.

The amount included above for contingent consideration represents the Directors’ current best estimate of the amount payable which they consider is likely to be paid, after the effects of discounting.

PartyGaming Plc Annual Report 2009

152

Notes to the consolidated
financial statements

28. Acquisitions made during the year (continued)

World Poker Tour (‘WPT’)

On 9 November 2009 the Group acquired the business and substantially all of the assets of WPT Enterprises Inc. whose principal activities are the production and marketing of land-based poker events in the US and Europe and a US facing subscription poker offering. Cash consideration was $12.3 million plus an ongoing revenue share agreement which is subject to a minimum aggregate payment of $3 million over the next three years. The acquisition was made on a debt-free/cash-free basis. Details of the fair value of identifiable assets and liabilities acquired, purchase consideration and goodwill are as follows:

	Book value $million	Adjustment $million	Fair value $million

Intangible assets other than goodwill	—	17.8	17.8
Property, plant and equipment	0.8	—	0.8
Trade and other receivables	2.1	—	2.1
Trade and other payables	(0.8)	—	(0.8)

Net assets acquired	2.1	17.8	19.9
Goodwill			—

Consideration paid			19.9

Cash			12.3
Contingent consideration – payable in cash			7.6

Consideration paid			19.9

The fair value adjustments relate primarily to the attribution of fair values to broadcast libraries, customer lists and brand acquired as part of the acquisition. These intangible assets are being amortised over their estimated useful economic lives of up to ten years. The amount included above for contingent consideration represents the Directors’ current best estimate of the amount payable which they consider is likely to be paid, after the effects of discounting.

Had the acquisitions been made on 1 January 2009, the results of the Group would have been as follows:

$million

Total revenue	495.0

Profit from operating activities – Continuing operations	77.7
Loss from operating activities – Discontinued operations	(101.8)

Loss from operating activities	(24.1)

29. Events after the reporting year

There have been no material events after the reporting year which would require disclosure or adjustment to the financial statements for the year ended 31 December 2009.

30. Dividend

The Board did not pay any dividend in respect of 2008, nor an interim dividend in 2009. The Board is not recommending the payment of a final dividend for the 2009 financial year

PartyGaming Plc Annual Report 2009

Overview	153

Business review

Governance

Financial statements

Other information

Company statement of financial position

As at 31 December	Notes	2009 $million	2008 $million

Non-current assets
Investments in subsidiaries	27	1,731.5	1,171.3
Current assets
Due from Group companies	15	230.0	200.8

Total assets		1,961.5	1,372.1

Current liabilities
Trade and other payables	17	(31.3)	—
Due to Group companies	17	(62.5)	(6.7)

		(93.8)	(6.7)

Non-current liabilities
Trade and other payables	17	(57.7)	—

		(57.7)	—

Total liabilities		(151.5)	(6.7)

Total net assets		1,810.0	1,365.4

Equity
Share capital	23	0.1	0.1
Share premium account		68.7	66.4
Own shares	23	(4.1)	—
Retained earnings		233.9	341.1
Capital reserve		1,511.4	957.8

Total equity		1,810.0	1,365.4

These Company financial statements were approved by a duly appointed and authorised committee of the Board on 4 March 2010 and were signed on its behalf by Rod Perry and Rami Lerner, Directors.

PartyGaming Plc Annual Report 2009

Company statement of changes in equity
154

Year ended 31 December 2009	As at 1 January $million	Issue of shares $million	Purchase of shares $million	Total comprehensive income (expense) for the year $million	Share-based payments $million	As at 31 December $million

Share capital	0.1	—	—	—	—	0.1
Share premium account	66.4	2.3	—	—	—	68.7
Own shares	—	—	(4.1)	—	—	(4.1)
Retained earnings	341.1	—	—	(116.1)	8.9	233.9
Capital reserve	957.8	—	—	553.6	—	1,511.4

Total equity	1,365.4	2.3	(4.1)	437.5	8.9	1,810.0

Year ended 31 December 2008	As at 1 January $million	Total comprehensive expense for the year $million	Share-based payments $million	As at 31 December $million

Share capital	0.1	—	—	0.1
Share premium account	66.4	—	—	66.4
Retained earnings	345.4	(29.2)	24.9	341.1
Capital reserve	1,533.5	(575.7)	—	957.8

Total equity	1,945.4	(604.9)	24.9	1,365.4

Share premium is the amount subscribed for share capital in excess of nominal value.

Retained earnings represent cumulative profit/(loss) for the year, share-based payments and any other items of other comprehensive income not disclosed as separate reserves in the table above.

The capital reserve arose in respect of the excess of fair value of the Shares issued over the nominal value of Shares issued in acquiring 56.8% of the share capital of PartyGaming Holdings Limited in February 2005 (see ‘Accounting policies’), net of impairment losses less reversals on investments in subsidiaries.

Company statement of cashflows

Year ended 31 December	2009 $million	2008 $million

Loss for the year	(116.1)	(29.2)
Adjustments for:
Increase in reserves due to share-based payments	2.3	11.7

Operating cashflows before movements in working capital and provisions	(113.8)	(17.5)
(Increase)/decrease in trade and other receivables	(29.2)	9.3
Increase in trade and other payables	144.8	5.0

Net cash inflow from operating activities	1.8	(3.2)

Financing activities
Issue of ordinary shares	2.3	3.2
Purchase of own shares	(4.1)	—

Net cash generated by (used in) financing activities	(1.8)	3.2

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—

Cash and cash equivalents at end of year	—	—

The Company operates a small bank account, with its cash obligations being discharged in the main by its operating subsidiaries. Amounts paid in cash by those subsidiaries are accounted for through an adjustment to the related inter-company balances. In consequence, the Company has no significant cashflows of its own.

PartyGaming Plc Annual Report 2009

Shareholder information	Overview	155

Business review

Governance

Financial statements

Other information

Share information

The Company has only one class of share in issue, ordinary shares of 0.015 pence each (‘Shares’).

As at	Shares in issue	No. of voting rights	No. of Shares in free float

31 December 2009	412,352,091	407,787,463	251,981,597

28 February 2010	412,472,362	408,017,401	291,020,068

The Company’s Shares have been admitted to trading on the London Stock Exchange since 30 June 2005.
TDL: PRTY.L
ISIN Number: G1000A0MV757
SEDOL Number: BOB3SV4

Share price

(all prices mid-market per Share at the close of business)

Offer price	1160.00	p*

1 January 2009	192.50	p

High during the period to 31 December 2009	298.50	p

Low during the period to 31 December 2009	157.25	p

31 December 2009	260.00	p

Increase over the year	35.1%

FTSE 250 Index increase over the period	46.3%

*	Adjusted to take account of the ten for one share capital consolidation that took effect on 19 May 2008 and in relation to the original offer price this was 116.00 pence.

Share price information is available on the Company’s website, www.partygaming.com and the London Stock Exchange website, www.londonstockexchange.co.uk. In the UK, information can also be found in The Financial Times and The Times share price listings.

Market capitalisation

The market capitalisation of PartyGaming as at 31 December 2009 was £1.1 billion (equivalent to US$1.8 billion). The Company is currently ranked within the FTSE 250 Index of companies.

Depositary Interests

PartyGaming has entered into depositary interest arrangements to enable investors to settle and pay for interests in the Company’s Shares through the CREST system. CREST is a paperless settlement system allowing securities to be transferred from one person’s CREST account to another without the need to use share certificates or written instruments of transfer. Securities issued by non-UK companies, such as PartyGaming, cannot be held or transferred in the CREST system.

Under arrangements, however, put in place by the Company, a depositary, Capita IRG Trustees Limited (the ‘Depositary’) holds the Shares and has issued dematerialised depositary interests (‘Depositary Interests’) representing the underlying Shares which are held on trust for the holders of the Depositary Interests. The Depositary Interests are independent securities constituted under English Law which may be held and transferred through the CREST system. The Depositary Interests have been created pursuant to and issued on the terms of a deed poll executed by the Depositary in favour of the holders of the Depositary Interests from time to time (the ‘Deed Poll’). Each Depositary Interest is treated as one Share.

As at 31 December 2009, 294,120,954 Shares were held by the Depositary in respect of a total 294,120,954 Depositary Interests. There were 1,140 Depositary Interest Holders on the Depositary Interest register as at that date.

PartyGaming Plc Annual Report 2009

Shareholder information
156

The Depositary must pass on to Depositary Interest Holders and, so far as they are reasonably able, exercise on behalf of Depositary Interest Holders all rights and entitlements received, or to which they are entitled in respect of the underlying Shares which are capable of being passed on or exercised. Rights and entitlements to cash distributions, to information, to make choices and elections and to call for, attend and vote at meetings shall, subject to the Deed Poll, be passed on in the form in which they are received together with amendments and additional documentation necessary to effect such passing-on, or, as the case may be, exercised in accordance with the Deed Poll. The Depositary Interests have the same ISIN and SEDOL numbers as the underlying Shares and do not have a separate listing on the Official List.

Registrar
Capita Registrars (Jersey) Limited
12 Castle Street
St. Helier
Jersey JE2 3RT
Channel Islands

Email: ssd@capitaregistrars.com
Telephone: +44 (0)1534 847000
Fax: +44 (0)1534 847001

UK Transfer Agents
Capita Registrars
The Registry
34 Beckenham Road
Beckenham
Kent BR3 4TU
United Kingdom

Website: www.capitaregistrars.com
Email: ssd@capitaregistrars.com
Telephone: 0871 664 0300* (from UK)
+ 44 (0)208 639 3399 (from overseas)
Fax: + 44 (0)208 639 2342

Depositary
Capita IRG Trustees Limited
The Registry
34 Beckenham Road
Beckenham
Kent BR3 4TU
United Kingdom

Email: ssd@capitaregistrars.com
Telephone: 0871 664 0335* (from UK)
+ 44 (0)208 639 3135 (from overseas)
Fax: + 44 (0)208 639 2213

* Calls cost 10 pence per minute plus network extras.

Dividend

For the reasons set out in the Chairman’s Statement of this Annual Report, the Board is not recommending the payment of a final dividend in respect of the year ended 31 December 2009.

Annual General Meeting

Date and time: Thursday 29 April 2010 at 11.00 a.m.

Venue: The Caleta Hotel, Catalan Bay, Gibraltar.

The Notice of AGM is contained within this Annual Report, setting out the resolutions to be considered at the meeting.

Corporate calendar

31 December 2009	Year-end

4 March 2010	Announcement of 2009 annual results

26 March 2010	Annual report posted

26 April 2010	Deadline for submitting AGM form of direction or submitting voting instructions via CREST (Depository Interest Holders only)

27 April 2010	Deadline for submitting AGM proxy forms (Shareholders only)

29 April 2010	Annual General Meeting

30 June 2010	Half year-end

31 December 2010	Year-end

Receiving Company documents electronically

All PartyGaming Shareholder documents can be found on the Company’s website, www.partygaming.com, together with previous announcements to the London Stock Exchange, share price information and general information about PartyGaming and its business.

In May 2008, with Shareholder and Depositary Interest Holder approval, PartyGaming’s Articles were amended to allow the Company to provide all Shareholder and Depositary Interest Holder documents via its website, except where Shareholders and Depositary Interest Holders have requested to receive a hard copy of such documents. This allows PartyGaming to limit the environmental impact of our business and to manage our costs more effectively.

PartyGaming Plc Annual Report 2009

Overview	157

Business review

Governance

Financial statements

Other information

If you are currently receiving hard copies of PartyGaming documents through the post and would like to be kinder to the environment and help reduce PartyGaming’s costs, you are encouraged to register to receive Company documents via the Company’s website. You can do this by going to the registrar’s website, www.capitaregistrars.com and registering for electronic communications. You will be notified that Company documents are on the corporate website by written notification which will be mailed to you unless when registering to receive documents electronically you request to be notified by email rather than post.

Analysis of Share and Depositary Interest holdings

Holdings of Shares/Depositary Interests as at 31 December 2009	Number of accounts	% of total accounts	% of total Shares/ Depositary Interests	Number of Shares/ Depositary Interests

Up to 1,000	2,541	74.60	0.17	719,025

1,001 to 10,000	530	15.56	0.41	1,696,358

10,001 to 100,000	187	5.49	1.75	7,215,489

100,001 to 1,000,000	101	2.97	9.05	37,318,318

1,000,001 to 10,000,000	39	1.15	28.45	117,294,556

10,000,001 to 100,000,000	8	0.23	60.17	248,108,345

Totals	3,406	100.00	100.00	412,352,091

The interests of the Directors in the Company’s share capital is set out in the Directors’ Remuneration Report on page 114.

A table of those parties with a material interest in 3% or more of the Company’s share capital or, in the case of other interests in 10% or more of the share capital, as notified to the Company in accordance with the UKLA’s Disclosure and Transparency Rules, the Gibraltar Disclosure of Interests in Shares Act 1998, the Articles and Deed Poll, is set out in the Directors’ Report on page 90.

Company announcements

Copies of announcements made by the Company are available on the Company’s website, www.partygaming.com.

Taxation

The following statements are intended to apply only as a general guide to current tax law for an individual Shareholder who holds Shares as an investment and who is the beneficial owner of the Shares. Shareholders should consult their own tax advisers in connection with their potential liability to pay tax in the country of their nationality or the country where they live on disposal, gift or bequest of their Shares or on the receipt of dividends.

Taxation of capital gains

There is no capital gains tax in Gibraltar on a disposal of Shares, but Shareholders may be liable to pay tax in the country of their nationality or the country where they live.

Stamp duty

No stamp duty is chargeable in Gibraltar on the transfer of Shares and there is no stamp duty reserve tax in Gibraltar.

Provided that the Shares are not registered in any register kept in the UK by or on behalf of the Company, an agreement to transfer the Shares would not be expected to be subject to UK stamp duty or stamp duty reserve tax. The Share register is not kept in the UK and it is not intended that any such register will be kept in the UK. A transfer on sale of Shares would not be expected to be subject to UK stamp duty or stamp duty reserve tax provided that the instrument of transfer is not executed in the UK and does not relate to any property situated or to any matter or thing to be done in the UK.

No UK stamp duty or stamp duty reserve tax is expected to be payable on an agreement to transfer Depositary Interests within CREST provided that relevant conditions are met including in particular that (i) no register of Shares is kept in the UK by or on behalf of the Company; and (ii) the central management and control of the Company is not exercised in the UK. It is intended that these conditions will be met. It is not expected that an instrument subject to UK stamp duty or stamp duty reserve tax would be created in respect of such a transfer.

PartyGaming Plc Annual Report 2009

158

Notice of AGM

Notice is hereby given that the 2010 Annual General Meeting of PartyGaming Plc will be held on Thursday 29 April 2010 at 11.00 a.m. at the Caleta Hotel, Catalan Bay, Gibraltar to consider the following business (with the exception of resolutions 8 and 9, which are special resolutions, all resolutions are proposed as ordinary resolutions, and all resolutions will be decided on a poll):

1.	To receive the financial statements, Directors’ Report and Auditors’ Report for the year ended 31 December 2009.

2.	To approve the Remuneration Report for the year ended 31 December 2009.

3.	To re-appoint BDO LLP and BDO Limited as the Company’s auditors with BDO Limited acting as the auditor for the purposes of section 10 of the Gibraltar Companies (Accounts) Act 1999.

4.	To authorise the Directors to set the auditors’ remuneration.

5.	To re-appoint Tim Bristow as a Director.

6.	To re-appoint Lord Moonie as a Director.

7.	That, in place of the existing authority:

(i)

the Board of Directors be and it is hereby generally and unconditionally authorised for the purposes of section 66 of the Companies Act 1930 (as amended) to exercise all powers of the Company to allot Relevant Securities (as defined in article 6 of the Company’s articles of association (the ‘Articles’)) up to an aggregate nominal amount of £20,623.00 and further,

(ii)

the Board of Directors be and it is hereby generally and unconditionally authorised for the purposes of section 66 of the Companies Act 1930 (as amended) to exercise all powers of the Company to allot Relevant Securities comprising Equity Securities (as defined by article 20 of the Articles) up to a nominal amount of £41,246.00 (including within such limit any Relevant Securities allotted under sub-paragraph (i) above) in connection with an offer by way of a rights issue:

	(A)	to Ordinary shareholders in proportion (as nearly as practicable) to their existing holdings; and

(B)

to people who are holders of other Equity Securities if this is required by the rights of those securities or, if the Board of Directors considers it necessary, as permitted by the rights of those securities, and so that the Board may impose any limits or restrictions and make any arrangements which it considers necessary or appropriate to deal with fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter, provided that these authorities shall expire at the end of the Company’s Annual General Meeting in the year 2011 or, if earlier, at close of business on 29 July 2011, save that the Company may before such expiry make an offer or enter into an agreement which would or might require Relevant Securities to be allotted after such expiry and the Board of Directors may allot Relevant Securities in pursuance of such an offer or agreement as if the authorities conferred hereby had not expired.

PartyGaming Plc Annual Report 2009

Overview	159

Business review

Governance

Financial statements

Other information

8.

That subject to the passing of the previous resolution and in place of the existing authority, the Board of Directors be and it is hereby empowered pursuant to articles 22 to 25 of the Articles to allot Equity Securities (as defined by article 20 of the Articles) for cash pursuant to the authority conferred by the previous resolution as though articles 14 to 21 of the Articles did not apply to any such allotment provided that this power shall be limited:

	(i)	to the allotment of Equity Securities in connection with an offer of Equity Securities (but in the case of the authority granted under resolution 7(ii) by way of a rights issue only):

		(A)	to Ordinary shareholders in proportion (as nearly as practicable) to their existing holdings; and

(B)

to people who are holders of other Equity Securities if this is required by the rights of those securities or, if the Board of Directors considers it necessary, as permitted by the rights of those securities, and so that the Board may impose any limits or restrictions and make any arrangements which it considers necessary or appropriate to deal with fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter; and

	(ii)	in the case of the authority granted under resolution 7(i), to the allotment (otherwise than under sub-paragraph (i) above) of Equity Securities up to an aggregate nominal value of £3,093.00,

and shall expire at the end of the Company’s Annual General Meeting in the year 2011 or, if earlier, at close of business on 29 July 2011, save that the Company may before such expiry make an offer or enter into an agreement which would or might require Equity Securities to be allotted after such expiry and the Board of Directors may allot Equity Securities in pursuance of such an offer or agreement as if the power conferred hereby had not expired.

9.

That the Company be generally and unconditionally authorised to make market purchases within the meaning of section 79 of the Gibraltar Companies Act 1930 (as amended) of ordinary shares of £0.00015 each of the Company (‘Shares’) provided that:

	(i)	the maximum number of Shares hereby authorised to be acquired is 41,247,236;

	(ii)	the minimum price that may be paid for any such Share is £0.00015, being the nominal value of a Share;

(iii)

the maximum price that may be paid for any such Share is an amount equal to 105% of the average of the middle market quotations for a Share as derived from the Official List for the five business days immediately preceding the day on which the Share is contracted to be purchased; and

(iv)

the authority hereby conferred shall expire on the date of the Annual General Meeting of the Company in the year 2011 or, if earlier, at close of business on 29 July 2011; but a contract for purchase may be made before such expiry, that will or may be completed wholly or partly thereafter, and a purchase of Shares may be made in pursuance of any such contract.

By order of the Board of Directors

Robert Hoskin
Company Secretary
PartyGaming Plc
711 Europort
Gibraltar

4 March 2010

PartyGaming Plc Annual Report 2009

160

Notice of AGM

Notes:

1. General

The Notice of AGM is an important document. If there is anything you do not understand then you should consult with the appropriate professional adviser. If you have any questions regarding how to attend and/or vote at the AGM then please contact the Registrar.

If you have recently sold all of your PartyGaming Shares and/or Depositary Interests then please send this document and the enclosed forms to the person who sold the Shares/Depositary Interests for you. They can then send them to the new owner of the Shares/Depositary Interests.

References to times in the AGM notice are to the time in Gibraltar which is one hour ahead of British Summer Time (‘BST’).

The business of the meeting is set out in the AGM notice and a summary of and rationale for each resolution is set out in the Directors’ Report on pages 90 to 93 of this Annual Report.

Biographies of the Directors recommended for re-election are set out on pages 88 to 89 of this Annual Report. The Board unanimously recommends the re-appointment of these Directors for the reasons set out in the Report of the Nominations Committee on page 98 of this Annual Report.

2. Right of attendance

2.1 Shareholders
To have the right to come and vote at the AGM, you must be a Shareholder of PartyGaming, holding Shares entered on the Company’s register of members by 11.00 a.m. (10.00 a.m. BST) on 27 April 2010.

2.2 Depositary Interest Holders
To have the right to come and vote at the AGM, you must be entered on PartyGaming’s register of Depositary Interests by 11.00 a.m. (10.00 a.m. BST) on 27 April 2010 and bring to the AGM a letter of corporate representation validly executed on behalf of the Depositary (the letter of corporate representation can be obtained from the Depositary).

3. Voting

3.1 Shareholders
Shareholders may attend the AGM in person and vote on a show of hands or on a poll. A Shareholder entitled to attend and vote at the AGM may also appoint a proxy to attend and, on a poll, vote in his/her place. A proxy need not be a Shareholder. A proxy may demand or join in demanding a poll and has the right to speak at the meeting.

A proxy form may be submitted in hard copy form by post or courier or electronically via the www.partygaming-registrar.com website. Hard copy proxy forms must be completed by or on behalf of the Shareholder. If the Shareholder is a corporation then the proxy form must be executed by a duly authorised person or under its common seal or in a manner authorised by its constitution. A proxy form is enclosed with the Annual Report. To be valid, completed proxy forms must be returned to Capita Registrars, PXS, 34 Beckenham Road, Beckenham, Kent BR3 4TU to be received no later than 11.00 a.m. (10.00 a.m. BST) on 27 April 2010.

Shareholders wishing to submit proxy forms electronically should visit the www.partygaming-registrar.com website and select the Annual General Meeting tab on the left hand side of the page. To be valid, electronic proxy instructions must be received by the Registrar no later than 11.00 a.m. (10.00 a.m. BST) on 27 April 2010.

A corporation which is a Shareholder may, by resolution of its directors (or other relevant governing body), authorise a person or persons to act as its representative or representatives at the AGM. The representative or representatives should produce to the Registrar and/or Company Secretary a certified copy of the resolution of authorisation when attending the AGM.

PartyGaming Plc Annual Report 2009

Overview	161

Business review

Governance

Financial statements

Other information

3.2 Depositary Interest Holders
Depositary Interest Holders may attend in person and vote on a show of hands or on a poll if the Depositary has appointed them a corporate representative (see section 2.2 above). Depositary Interest Holders not wishing to attend the AGM but wishing to vote in respect of the resolutions to be considered at the AGM can do so by instructing the Depositary. This may be done in one of two ways:

(i)

Depositary Interest Holders who are CREST members may give such an instruction utilising the CREST electronic voting service in accordance with the procedures described in the CREST Manual. CREST personal Depositary Interest Holders or other CREST sponsored members, and those CREST members who have appointed a voting service provider, should refer to their CREST sponsor or voting service provider, who will be able to take the appropriate action on their behalf.

In order for an instruction made by CREST to be valid, the appropriate CREST message (‘a CREST proxy instruction’) must be properly authenticated in accordance with CRESTCo’s requirements and must contain information required for such instructions, as described in the CREST Manual. The message, in order to be valid, must be transmitted so as to be received by the Depositary’s agent, ID RA10 by 11.00 a.m. (10.00 a.m. BST) on 26 April 2010. The time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST applications host) from which the Depositary’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. The Depositary may treat as invalid a CREST voting instruction in the circumstances set out in Regulation 35(5) (a) of the Uncertificated Securities Regulations 2001.

CREST members and, where applicable, their CREST sponsors or voting service providers, should note that CRESTCo does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST proxy instructions. It is the responsibility of the CREST member concerned to take (or to procure that his CREST sponsor or voting service provider takes) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. Please refer to the CREST Manual for further guidance.

(ii)

Depositary Interest Holders who cannot give voting instructions via CREST should complete the enclosed form of direction and submit it to the Depositary. If the Depositary Interest Holder is a corporation then the form of direction must be executed by a duly authorised person or under its common seal or in a manner authorised by its constitution. To be valid, forms of direction must be received by the Depositary no later than 11.00 a.m. (10.00 a.m. BST) on 26 April 2010.

4. PartyGaming employees

PartyGaming employees who have exercised their PartyGaming options and have retained all/some of the resultant Shares and hold these Shares through the PartyGaming Nominee Account Service, Capita IRG Trustees (Nominees) Limited and wish to attend the AGM should request Capita IRG Trustees (Nominees) Limited to appoint them as a corporate representative. This is done by completing the Nominee Account Instruction form enclosed with the Annual Report. Whether an eligible employee wishes to attend the AGM or not, they are recommended to complete the Nominee Account Instruction form and send it to The Registrar, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, United Kingdom, to be received no later than 11.00 a.m. (10.00 a.m. BST) on 26 April 2010.

5. Documents for inspection

Copies of the following documents are available for inspection during normal business hours at the Company’s registered office at 711 Europort, Gibraltar. These documents will also be available for inspection at the Caleta Hotel, Catalan Bay, Gibraltar on the day of the meeting from 10.30 a.m. until the conclusion of the meeting:

>	Memorandum and Articles of Association;

>	Listing Particulars;

>	Executive Directors’ Service Agreements;

>	Non-Executive Directors’ Letters of Appointment;

>	The signed Annual Report for the year ended 31 December 2009;

>	Register of Members; and

>	Register of Depositary Interest Holders.

PartyGaming Plc Annual Report 2009

162

Glossary and Definitions A–Z

‘AAMS’	Agenzia Autonoma Monopolio di Stato

‘active affiliates’	an affiliate who generated revenue in that period

‘active player days’

aggregate number of days in the given period in which active players have contributed to rake and/or placed a wager. This can be calculated by multiplying average active players by the number of days in the period

‘active player’ or ‘active real money’ ‘Admission’

in relation to the Group’s products, a player who has contributed to rake and/or admission of the ordinary share capital of the Company to the Official List and to trading on the London Stock Exchange’s market for listed securities, which occurred on 30 June 2005

‘Annual General Meeting’ or ‘AGM’	the Annual General Meeting of Shareholders convened for 11.00 a.m. on Thursday 29 April 2010 at the Caleta Hotel, Catalan Bay, Gibraltar

‘Annual Report’	the Company’s financial statements and accompanying reports for the year ended 31 December 2009

‘Articles’	the articles of association of the Company

‘average active players’

the daily average number of players who contributed to rake and/or placed a wager in the given period. This can be calculated by dividing active player days in the given period, by the number of days in that period

‘B2B’	business-to-business

‘B2C’	business-to-consumer

‘B2G’	business-to-government

‘Board’ or ‘Directors’	the Executive Directors and the Non-Executive Directors listed in the ‘Board of Directors’ section in this Annual Report

‘CAGR’	compound annual growth rate

‘Cashcade’	Cashcade Limited

‘Clean EBITDA’ or ‘Clean EPS’	EBITDA/EPS before the provision for costs associated with the Group’s Non-Prosecution Agreement, reorganisation costs and non-cash charges relating to share-based payments

‘Code’	the 2008 Combined Code on Corporate Governance annexed to the Listing Rules

‘Companies Act’	Gibraltar’s Companies Act 1930 (as amended)

‘Company’ or ‘PartyGaming’	PartyGaming Plc

‘CREST’	the system for the paperless settlement of trades in listed securities, of which CrestCo is the operator

‘CrestCo’	CrestCo Limited, the operator of CREST

‘Deed Poll’	a deed poll executed by the Depositary in favour of the holders of Depositary Interests from time to time

‘Depositary Agreement’	the depositary agreement dated 14 June 2005 between the Company and Capita IRG Trustees Limited

‘Depositary Interest Holder’	holders of the Depositary Interests

‘Depositary Interests’	the dematerialised depositary interests in respect of the Shares issued or to be issued by the Depositary

‘Depositary’ or ‘Capita IRG Trustees’	Capita IRG Trustees Limited

‘Discontinued operations’	operations located physically outside of the US but which relate to customers in the US and were terminated following the enactment of the UIGEA on 13 October 2006

‘$’	represents US dollars throughout

‘EBITDA’	earnings before interest, tax, depreciation and amortisation

‘eCOGRA’	a non-profit organisation, which is the independent standards authority of the online gaming industry, specifically overseeing fair gaming, player protection and responsible operator conduct

PartyGaming Plc Annual Report 2009

Overview	163

Business review

Governance

Financial statements

Other information

‘EMEA’	Europe, Middle East and Africa

‘Employee Trust’

the PartyGaming Plc Shares Trust, a discretionary share ownership trust established by the Company in which the beneficiaries include all of the current and former employees and self-employed consultants of the Group

‘Executive Directors’	the Executive Directors of the Company

‘Foxy Bingo’	www.foxybingo.com, one of Europe’s largest active bingo sites that was acquired as part of the purchase of Cashcade

‘FTSE4good Index Series’	a benchmark of tradeable indices for responsible investors. The index is derived from the globally recognised FTSE Global Equity Index Series

‘Gambling Act’	the Gibraltar Gambling Act

‘Gamebookers’	www.gamebookers.com, one of the Group’s sports betting websites

‘GamCare’	a registered charity which is a leading authority on the provision of counselling, advice and practical help in addressing the social impact of gambling in the UK

‘GoodCorporation’	an independent organisation which carries out assessments for clients on how well they implement their principles of responsible business management

‘gross win margin’	gross win as a percentage of the amount wagered

‘gross win’	customer stakes less customer winnings

‘Group’ or ‘PartyGaming Group’

the Company and its consolidated subsidiaries and subsidiary undertakings from time to time or, prior to 7 February 2005, PartyGaming Holdings Limited and its consolidated subsidiaries and subsidiary undertakings

‘IFRS’	International Financial Reporting Standards

‘Licence Agreement’	the Gaming Licence Agreements between the Government of Gibraltar and ElectraWorks Limited and the Government of Gibraltar and PGB Limited

‘Licence’

the licenses issued under the Gibraltar Gaming Act to ElectraWorks Limited for the operation of remote gambling and online casino activities from Gibraltar and to PGB Limited for the operation of remote gambling/fixed odd bets from Gibraltar

‘Listing Particulars’	the Company’s supplementary listing particulars issued on 27 June 2005 in connection with the Company’s initial public offer

‘Listing Rules’	the listing rules of the UK’s Financial Services Authority

‘London Stock Exchange’	London Stock Exchange plc

‘new player sign-ups’	the Group

‘Non-Executive Directors’	the Non-Executive Directors of the Company listed in the ‘Board of Directors’ section of the Annual Report

‘Official List’	the Official List of the UK’s Financial Services Authority

‘PartyBets’	www.partybets.com, one of the Group’s sports betting websites that is also fully integrated into PartyAccount

‘PartyBingo’	www.partybingo.com, one of the Group’s principal bingo websites

‘PartyCasino’	www.partycasino.com, the Group’s principal casino website

‘PartyGammon’	www.partygammon.com, the Group’s backgammon website

‘PartyPartners’	the Group’s main affiliate programme

‘PartyPoker’	www.partypoker.com, the Group’s principal poker website

‘player’ or ‘unique active player’	placed a wager in the period

‘Principal Shareholders’

Anurag Dikshit (holding through Crystal Ventures Limited), Russell DeLeon (holding through Stinson Ridge Limited), Ruth Parasol DeLeon (holding through Emerald Bay Limited) and Vikrant Bhargava (holding through Coral Ventures Limited), each of whom was a promoter of the Company

‘rake’	the money charged by PartyGaming for each qualifying poker hand played on its websites in accordance with the prevailing and applicable rake structure

PartyGaming Plc Annual Report 2009

164

Glossary and Definitions A–Z

‘real money sign-ups’, ‘sign-ups’ or ‘real money’	new players who have registered and deposited funds into an account with gambling where money is wagered, as opposed to play money where no money is wagered

‘Registrar’	Capita Registrars (Jersey) Limited, the registrars of the Company

‘Relationship Agreement’	the relationship agreement between the Company, Crystal Ventures Limited, Coral Ventures Limited, Stinson Ridge Limited, Emerald Bay Limited and the Principal Shareholders dated 14 June 2005

‘ring game’	a ‘regular’ poker game as opposed to a poker tournament

‘Share Plans’	the PartyGaming Plc Share Option Plan, the PartyGaming Plc Executive Share Option Plan, the PartyGaming Plc All-Employee Option Plan and the PartyGaming Plc Performance Share Plan

‘Shareholders’	holders of Shares in the Company

‘Shares’	prior to 19 May 2008 ordinary shares of 0.0015 pence each in the capital of the Company and from 19 May 2008 ordinary shares of 0.015 pence each in the capital of the Company

‘slots’	‘slot’ or ‘fruit’ machines

‘sports betting’	placing bets on sporting events

‘UIGEA’	The Unlawful Internet Gambling Enforcement Act that was enacted in the US on 13 October 2006

‘United Kingdom’ or ‘UK’	the United Kingdom of Great Britain and Northern Ireland

‘United States’ or ‘US’	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

‘USAO’	United States Attorney’s Office for the Southern District of New York

‘wager’	a bet on a game or sporting event

‘WPT’	the business and substantially all of the assets of The World Poker Tour acquired by the Group on 9 November 2009

‘yield per active player day’	revenue in the period divided by the number of active player days in that period

Just add glue!
Did you guess correctly each of the gaming components that make up the images on pages 29-41? One of them is not a gaming element - did you spot it?

Winning formula Cover

Bingo balls	Flags
Board game base	Golf tees
Chequered flag	Poker chips
Counters	Pool ball
Dice	Roulette rake
Dice shaker	Whistle

The big growth question page 29

Cards	Golf tees
Counters	Poker chips
Darts	Sport shirt
Ethernet cable

Sowing the seeds page 30–33

Card box	Golf tees
Card felt	Keeper gloves
Cards	Poker chips
Counters	Poker visor
Dominoes	Sport shirt
Football scarf	Tennis strings

Card box	Football boots
Card icons	Golf tees
Cards	Poker chips
Counters	Ribbon
Domino	Whistle
Ethernet cable

The perfect mix page 34–37

Baseball bat	Golf ball
Counters	Jockey’s hat
Cutters	Poker chips
Dice
Football shirt

Bingo ball	Golf putter
Cards	Plate
Counters	Poker chips
Cricket ball	Pool ball
Cue chalk	Shoe lace
Dice	Shuttlecock
Dice shaker	Slot icon
Dominoes	Sports shirt
Golf ball	Tennis ball

Land of plenty page 38–41

Bingo ball	Poker chips
Cards	Poker visor
Card felt	Rugby ball
Counters	Shoe lace
Darts	Shuttlecock
Ethernet cable	Water
Golf tee

Bingo ball	Micro chips
Card felt	Poker chips
Cards	Poker visor
Counters	Rugby ball
Cycling helmet	Shoe lace
Darts	Shuttlecock
Ethernet cable	Tennis ball
Golf tees	Whistle

Design and production by Radley Yeldar www.ry.com Photography by Michael Harvey Printed by Boss Print

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